UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934 (AMENDMENT NO.     )

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☑	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

THE J. M. SMUCKER COMPANY
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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THE J. M. SMUCKER COMPANY

ONE STRAWBERRY LANE

ORRVILLE, OHIO 44667-0280

July 1, 2015

Dear Shareholder:

It is our pleasure to invite you to attend The J. M. Smucker Company’s Annual Meeting of Shareholders on Wednesday, August 12, 2015. The annual meeting will begin at 11:00 a.m., Eastern Time, in the Fisher Auditorium at the Ohio Agricultural Research and Development Center, 1680 Madison Avenue, Wooster, Ohio 44691.

Included with this letter is a Notice of the 2015 Annual Meeting of Shareholders and the proxy statement. Please review this material for information about the nominees named in the proxy statement for election as Directors and the Company’s appointed independent registered public accounting firm. In addition, details regarding executive officer and Director compensation, corporate governance matters, and the business to be conducted at the annual meeting are also described.

Whether or not you plan to attend the annual meeting, please cast your vote, at your earliest convenience, as instructed in the Notice of Internet Availability of Proxy Materials or in the proxy card. Your vote is very important. Your vote before the annual meeting will ensure representation of your common shares at the annual meeting even if you are unable to attend.

We look forward to sharing more information with you about The J. M. Smucker Company and the value of your investment at the annual meeting.

Sincerely,

Timothy P. Smucker Chairman of the Board	Richard K. Smucker Chief Executive Officer

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF

PROXY MATERIALS FOR THE ANNUAL MEETING OF

SHAREHOLDERS TO BE HELD ON AUGUST 12, 2015

This proxy statement and the 2015 Annual Report are available at www.proxyvote.com

Notice of 2015 Annual Meeting

of Shareholders

Wednesday, August 12, 2015

11:00 a.m., Eastern Time

Fisher Auditorium, Ohio Agricultural Research and Development Center

1680 Madison Avenue, Wooster, Ohio 44691

The Annual Meeting of Shareholders of The J. M. Smucker Company (the “Company,” “we,” “us,” or “our”) will be held for the following purposes:

1.	To elect as Directors the nine nominees named in the proxy statement and recommended by the Board of Directors whose term of office will expire in 2016;

2.	To ratify the appointment of Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm for the 2016 fiscal year;

3.	To approve, on a non-binding, advisory basis, the Company’s executive compensation as disclosed in these proxy materials;

4.	To approve The J. M. Smucker Company 2010 Equity and Incentive Compensation Plan;

5.	To vote on the shareholder proposal contained in the proxy statement, if properly presented at the annual meeting; and

6.	To consider and act upon any other matter that may properly come before the annual meeting.

Shareholders of record at the close of business on June 15, 2015 are entitled to vote at the annual meeting. You may cast your vote via the Internet, as instructed in the Notice of Internet Availability of Proxy Materials, or if you received your proxy materials by mail, you may also vote by mail or by telephone.

All shareholders are invited to attend the annual meeting.

Jeannette L. Knudsen, Vice President, General

Counsel and Corporate Secretary

PROXY STATEMENT

FOR THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON AUGUST 12, 2015

PROXY SOLICITATION AND COSTS

We are furnishing this document to you in connection with the solicitation by our Board of Directors (the “Board”) of the enclosed form of proxy for our annual meeting to be held on August 12, 2015. In addition to solicitation by mail, we may solicit proxies in person, by telephone, facsimile, or e-mail. We will bear all costs of the proxy solicitation and have engaged a professional proxy solicitation firm, D.F. King & Co., Inc., to assist us in soliciting proxies. We will pay a fee of approximately $15,000, plus expenses, for such services.

We pay for the preparation and mailing of the Notice of 2015 Annual Meeting of Shareholders and proxy statement, and we have also made arrangements with brokerage firms and other custodians, nominees, and fiduciaries for the forwarding of this proxy statement and other annual meeting materials to the beneficial owners of our common shares at our expense. This proxy statement is dated July 1, 2015, and is first being mailed to our shareholders on or about July 1, 2015.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Why did I receive these proxy materials?

You received these proxy materials because you are a shareholder of the Company. The Board is providing these proxy materials to you in connection with our annual meeting to be held on August 12, 2015. As a shareholder of the Company, you are entitled to vote on the important proposals described in this proxy statement. Since it is not practical for all shareholders to attend the annual meeting and vote in person, the Board is seeking your proxy to vote on these matters.

What is a proxy?

A proxy is your legal designation of another person (“proxy”) to vote the common shares you own at the annual meeting. By completing and returning the proxy card(s), which identifies the individuals or trustees authorized to act as your proxy, you are giving each of those individuals authority to vote your common shares as you have instructed. By voting via proxy, each shareholder is able to cast his or her vote without having to attend the annual meeting in person.

Why did I receive more than one proxy card?

You will receive multiple proxy cards if you hold your common shares in different ways (e.g., trusts, custodial accounts, joint tenancy) or in multiple accounts. If your common shares are held by a broker or bank (i.e., in “street name”), you will receive your proxy card and other voting information from your broker, bank, trust, or other nominee. It is important that you complete, sign, date, and return each proxy card you receive, or vote using the telephone, or by using the Internet (as described in the instructions included with your proxy card(s) or in the Notice of Internet Availability of Proxy Materials).

Why didn’t I receive paper copies of the proxy materials?

As permitted by the Securities and Exchange Commission (the “SEC”), we are making this proxy statement and our annual report available to our shareholders electronically via the Internet. We believe this delivery method expedites your receipt of materials, while also lowering costs and reducing the environmental impact of our annual meeting. The notice of electronic availability contains instructions on how to access this proxy statement and our annual report and how to vote online.

If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials unless you request one in accordance with the instructions provided in the notice. The Notice of Internet Availability of Proxy Materials has been mailed to shareholders on or about July 1, 2015 and provides instructions on how you may access and review the proxy materials on the Internet.

What is the record date and what does it mean?

The Board established June 15, 2015 as the record date for the annual meeting of shareholders to be held on August 12, 2015. Shareholders who own common shares of the Company at the close of business on the record date are entitled to notice of and to vote at the annual meeting.

What is the difference between a “registered shareholder” and a “street name shareholder”?

These terms describe how your common shares are held. If your common shares are registered directly in your name with Computershare Investor Services, LLC (“Computershare”), our transfer agent, you are a “registered shareholder.” If your common shares are held in the name of a brokerage, bank, trust, or other nominee as a custodian, you are a “street name shareholder.”

How many common shares are entitled to vote at the annual meeting?

As of the record date, there were 119,666,585 common shares outstanding and entitled to vote at the annual meeting.

How many votes must be present to hold the annual meeting?

A majority of the Company’s outstanding common shares as of the record date must be present in order for us to hold the annual meeting. This is called a quorum. Broker “non-votes” and abstentions are counted as present for purposes of determining whether a quorum exists. A broker “non-vote” occurs when a nominee, such as a bank or broker holding shares for a beneficial owner, does not vote on a particular proposal because the nominee does not have discretionary voting power for the particular item and has not received instructions from the beneficial owner. Proposal 2 is the only routine matter on this year’s ballot that may be voted on by brokers.

Who will count the votes?

A representative from Broadridge Financial Solutions, Inc. (“Broadridge”), or its designee, will determine if a quorum is present, tabulate the votes, and serve as our inspector of election at the annual meeting.

What vote is required to approve each proposal?

Under our Amended Articles of Incorporation (the “Articles”), shareholders may be entitled, on certain matters, to cast ten votes per share with regard to certain common shares and only one vote per share with regard to others. The total voting power of all of the common shares can be determined only at the time of a shareholder meeting due to the need to obtain certifications as to beneficial ownership of common shares not held as of record in the name of individuals. There is one proposal on this year’s ballot for which the ten-votes-per-share provisions apply.

Abstentions, broker non-votes, and shares not in attendance and not voted at the annual meeting will not be counted as votes cast “for” or “against” a candidate and will have no effect with regard to the election of Directors in Proposal 1 (See “Corporate Governance — Director Resignation Policy”). In addition, abstentions, broker non-votes, and shares not in attendance and not voted at the annual meeting will not be counted as votes cast “for” or “against” Proposals 2, 3, 4, or 5 and, therefore, will have no effect on the vote for those proposals.

Proposal 1:     Because this is an uncontested election, a candidate will be elected as a Director only if the votes cast for the candidate exceed the votes cast against the candidate, based upon one vote for each common share owned as of the record date. A plurality voting standard would be used if this were a contested election. Under the plurality voting standard, the candidates receiving the most “for” votes would be elected.

Under our Director resignation policy, in an uncontested election, any nominee for Director who receives a greater number of “against” votes than “for” votes is required to tender his or her resignation for consideration by the Nominating and Corporate Governance Committee of the Board (the “Nominating Committee”). We have provided more information about our Director resignation policy under the heading “Corporate Governance — Director Resignation Policy.”

Proposal 2:     The affirmative vote of the holders of a majority of the votes cast on this proposal, based upon one vote for each common share owned as of the record date, is necessary to ratify the appointment of the Independent Registered Public Accounting Firm (the “Independent Auditors”).

Proposal 3:     The affirmative vote of the holders of a majority of the votes cast on this proposal, based upon one vote for each common share owned as of the record date, is necessary to approve, on an advisory basis, the Company’s executive compensation. This vote is advisory and not binding on the Company, the Board, or the Executive Compensation Committee of the Board (the “Compensation Committee”) in any way. To the extent there is any significant vote against the executive compensation as disclosed in this proxy statement, the Board and the Compensation Committee will evaluate what actions, if any, may be necessary to address the concerns of shareholders. Under the Articles, shareholders are entitled to cast ten votes per share on any matter relating to any stock option plan, stock purchase plan, executive compensation plan, executive benefit plan, or other similar plan, arrangement, or agreement. Because the vote on this proposal is a non-binding, advisory vote, we have determined that such ten-votes-per-share provisions will not apply to this proposal.

Proposal 4:     The affirmative vote of the holders of a majority of the votes cast on this proposal, giving effect to the ten-votes-per-share provisions of the Articles, is necessary to approve The J. M. Smucker Company 2010 Equity and Incentive Compensation Plan (the “2010 Plan”).

Proposal 5:     The affirmative vote of the holders of a majority of the votes cast on this proposal, based upon one vote for each common share owned as of the record date, is necessary to approve the shareholder proposal requesting that the Company issue a report by January 2016 analyzing and proposing how the Company can increase its renewable energy sourcing and/or production.

How do I determine if I have ten votes per share for Proposal 4?

Common shares are entitled to ten votes per share if they meet the requirements set forth in the Articles. Common shares that would be entitled to ten votes per share on Proposal 4 include:

•	Common shares for which there has not been any change in beneficial ownership in the past four years; or

•	Common shares received through our various equity plans which have not been sold or otherwise transferred.

If you were issued common shares through one of our equity plans as an employee of the Company or you are a registered shareholder, you will not be required to certify common shares entitled to ten votes per share in order to exercise the ten-votes-per-share provision, because the plan administrators or the transfer agent will provide this information to the vote tabulator. If you are a street name shareholder, you will be required to complete the “Certification of Ten-Vote Shares” section on the voting instruction form in order to exercise the ten-votes-per-share provision. For additional information regarding how to determine whether your common shares are entitled to ten votes per share, see “Voting Rights of Common Shares” on page 96.

Where will I be able to find voting results of the annual meeting?

We will announce preliminary voting results at the annual meeting. We will also publish final voting results in a Current Report on Form 8-K to be filed with the SEC within four business days after the annual meeting.

How do I vote my common shares?

If you are a registered shareholder and you received your proxy materials by mail, you can vote your shares in one of the following manners:

•	by attending the annual meeting and voting;

•	by completing, signing, dating, and returning the enclosed proxy card(s);

•	by telephone, by calling 1-800-690-6903; or

•	by using the Internet and accessing www.proxyvote.com.

Please refer to the specific instructions set forth on the proxy card(s) that you received.

If you are a registered shareholder and you received a Notice of Internet Availability of Proxy Materials, you can vote your shares in one of the following manners:

•	by attending the annual meeting and voting;

•	by using the Internet and accessing www.proxyvote.com; or

•	by mail if you request a paper copy of the materials by calling 1-800-579-1639.

Please refer to the specific instructions set forth in the Notice of Internet Availability of Proxy Materials.

If you are a street name shareholder, your broker, bank, trustee, or other nominee will provide you with materials and instructions for voting your common shares. If you wish to vote in person at the annual meeting, you must contact your broker and request a document called a “legal proxy.” You must bring this legal proxy obtained from your broker, bank, trust, or other nominee to the annual meeting in order to vote in person.

Can I change my vote after I have mailed in my proxy card(s) or submitted my vote using the Internet or telephone?

Yes, if you are a registered shareholder and you received your proxy materials by mail, you can change your vote in any one of the following ways:

•	sending a written notice to our Corporate Secretary that is received prior to the annual meeting and stating that you revoke your proxy;

•	signing, dating, and submitting a new proxy card(s) to Broadridge so that it is received prior to the annual meeting;

•	voting by telephone or by using the Internet prior to the annual meeting in accordance with the instructions provided with the proxy card(s); or

•	attending the annual meeting and voting in person.

Yes, if you are a registered shareholder and you received a Notice of Internet Availability of Proxy Materials, you can change your vote in any one of the following ways:

•	sending a written notice to our Corporate Secretary that is received prior to the annual meeting and stating that you revoke your proxy;

•	voting by using the Internet prior to the annual meeting, in accordance with the instructions provided in the Notice of Internet Availability of Proxy Materials;

•	attending the annual meeting and voting in person; or

•

requesting a paper copy of the materials by calling 1-800-579-1639, and then signing and dating the proxy card(s) and submitting the proxy card(s) to Broadridge so that it is received prior to the annual meeting.

Your mere presence at the annual meeting will not revoke your proxy. You must vote in person at the annual meeting in order to revoke your proxy.

If you are a street name shareholder, you must contact your broker, bank, trust, or other nominee in order to revoke your proxy.

How will my proxy be voted?

If you complete, sign, date, and return your proxy card(s) or vote by telephone or by using the Internet, your proxy will be voted in accordance with your instructions. If you sign and date your proxy card(s) but do not indicate how you want to vote, your common shares will be voted for each of the proposals as the Board recommends.

What if my common shares are held in “street name” by my broker?

You should instruct your broker how you would like to vote your shares by using the written instruction form and envelope provided by your broker. If you do not provide your broker with instructions, under the rules of the New York Stock Exchange (“NYSE”), your broker may, but is not required to, vote your common shares with respect to certain “routine” matters. However, on other matters, when the broker has not received voting instructions from its customers, the broker cannot vote the shares on the matter and a “broker non-vote” occurs. Proposal 2 is the only routine matter on this year’s ballot to be voted on by our shareholders. Proposals 1, 3, 4, and 5 are not considered routine matters under the NYSE rules. This means that brokers may not vote your common shares on such proposals if you have not given your broker specific instructions as to how to vote. Please be sure to give specific voting instructions to your broker so that your vote can be counted. If you hold your common shares in your broker’s name and wish to vote in person at the annual meeting, you must contact your broker and request a document called a “legal proxy.” You must bring this legal proxy to the annual meeting in order to vote in person.

What are the Board’s recommendations on how I should vote my common shares?

The Board recommends that you vote your common shares as follows:

Proposal	Proposal Summary	FOR	AGAINST
Proposal 1	Election of the Board nominees named in this proxy statement with terms expiring at the 2016 annual meeting of shareholders	✓
Proposal 2	Ratification of appointment of Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm for the 2016 fiscal year	✓
Proposal 3	Advisory approval of the Company’s executive compensation	✓
Proposal 4	Approval of The J. M. Smucker Company 2010 Equity and Incentive Compensation Plan	✓
Proposal 5	Shareholder proposal requesting that the Company issue a renewable energy sourcing and/or production report		✓

Does the Company have cumulative voting?

No. In 2009, the shareholders of the Company amended the Articles to eliminate cumulative voting.

Who may attend the annual meeting?

All shareholders are eligible to attend the annual meeting. However, only those shareholders of record at the close of business on June 15, 2015 are entitled to vote at the annual meeting.

Do I need an admission ticket to attend the annual meeting?

Admission tickets are not required to attend the annual meeting. If you are a registered shareholder, properly mark your proxy to indicate that you will be attending the annual meeting. If you hold your common shares through a nominee or you are a street name shareholder, you are required to bring evidence of share ownership to the annual meeting (e.g., account statement, broker verification).

What type of accommodations can the Company make at the annual meeting for people with disabilities?

We can provide reasonable assistance to help you participate in the annual meeting if you notify the Corporate Secretary at least two weeks prior to the annual meeting about your disability and how you plan to attend.

Who can answer my questions?

If you need additional copies of the proxy materials, you should contact:

Broadridge Financial Solutions, Inc.

51 Mercedes Way

Edgewood, New York 11717

Call Toll Free: 1-866-602-0762

If you have any questions about the proxy materials or the annual meeting, or need assistance in voting your common shares, you should contact:

D.F. King & Co., Inc.

48 Wall Street

New York, New York 10005

Call Toll Free: 1-866-822-1236

or

Call Collect: 212-269-5550

If you have any questions about the proxy materials or the annual meeting, you may also contact:

The J. M. Smucker Company

One Strawberry Lane

Orrville, Ohio 44667

Attention: Shareholder Services Department

Call Toll Free: 1-866-362-5369

or

Telephone: 330-684-3838

CORPORATE GOVERNANCE

Corporate Governance Guidelines

Our Corporate Governance Guidelines (the “Guidelines”) are designed to formalize the Board’s role and to confirm its independence from management and its role of aligning management and Board interests with the interests of shareholders. The Guidelines provide in pertinent part that:

•	a majority of Directors will be “independent,” as set forth under the rules of the NYSE and the SEC, and as further set forth in the Guidelines;

•

all members of the Nominating Committee, the Compensation Committee, and the Audit Committee (collectively, the “Committees”) will be “independent,” and there will be at least three members on each of the Committees;

•

the “independent” Directors will meet in executive session on a regular basis in conjunction with regularly scheduled Board meetings (other than the meeting held on the day of the annual meeting), and such meetings will be chaired by the Chair of each of the Committees for each Committee executive session and by the Chair of each of the Committees on a rotating term of one year for each Board executive session;

•	the Board and each of the Committees will conduct an annual self-evaluation;

•

all non-employee Directors will own a minimum amount of the Company’s common shares as established in our Stock Ownership Guidelines for Directors and Executive Officers, which currently require that non-employee Directors own common shares with a value of no less than five times the annual cash retainer paid to each non-employee Director and that each non-employee Director should strive to attain this ownership threshold within five years of joining the Board;

•	each Director will attend at least 75% of all regular and special Board meetings;

•	absent specific action by the Directors, non-employee Directors will not be eligible for nomination after attaining age 72;

•	the Directors will advise the Chairman of the Board whenever they accept an invitation to serve on another public company board;

•	each Director will not serve concurrently on more than three public company boards, including the Company, without prior, unanimous consent of the Board; and

•

the Corporate Secretary will provide all new Directors with materials and training in our Director orientation program and will also provide such additional Director training and orientation as appropriate.

The Guidelines are posted on our website at www.jmsmucker.com. A copy of the Guidelines is available free of charge to any shareholder who submits a written request to the Corporate Secretary, The J. M. Smucker Company, One Strawberry Lane, Orrville, Ohio 44667.

Shareholder Recommendations for Director Nominees

The Nominating Committee is responsible for identifying, evaluating, and recommending qualified candidates to the Board for nomination. The Nominating Committee considers all suggestions for membership on the Board, including nominations made by our shareholders. Shareholders’ nominations for Directors must be made in writing and must include the nominee’s written consent to the nomination and detailed background information sufficient for the Nominating Committee to evaluate the nominee’s qualifications. Nominations should be submitted to the Corporate Secretary, The J. M. Smucker Company, One Strawberry Lane, Orrville, Ohio 44667. The Corporate Secretary will then forward nominations to the Chair of the Nominating Committee. All recommendations must include qualifications that meet, at a minimum, the following criteria:

•

candidates must be committed to our culture and Basic Beliefs of Quality, People, Ethics, Growth, and Independence, and will possess integrity, intelligence, and strength of character having a balance of skills, knowledge, diversity, background, and experience beneficial to the Company;

•	non-employee Director candidates must meet the independence requirements set forth below under the heading “Director Independence”;

•	non-employee Director candidates must be able to effectively carry out responsibilities of oversight of our strategy;

•

candidates should have either significant experience in a senior executive role with a major business organization or relevant experience from other professional backgrounds, together with knowledge of corporate governance issues and a commitment to attend and participate in Board meetings and related Board activities; and

•	candidates should not have any affiliations or relationships which could lead to a real or perceived conflict of interest.

Board Diversity

The Nominating Committee and the Board consider a diverse group of experiences, characteristics, attributes, and skills, including diversity in gender, ethnicity, race, cultural background, and age, in determining whether an individual is qualified to serve as a Director of the Company. While the Board does not maintain a formal policy regarding diversity, it does consider the diversity of the Board when considering Director nominees. Diversity is important because a variety of points of view contribute to a more effective decision-making process. The Nominating Committee and the Board also consider the composition of the Board as a whole in evaluating whether a particular individual should serve on the Board, as the Board seeks to comprise itself of members who, collectively, possess a range of relevant skills, experience, and expertise.

Experience, Qualifications, Attributes, Skills and Diversity of Director Nominees

As mentioned above, in considering each Director nominee and the composition of the Board as a whole, the Nominating Committee looks for a diverse group of experiences, characteristics, attributes, and skills that relate directly to our management and operations. Success in specific categories is a key factor in our overall operational success and creating shareholder value. The Nominating Committee believes that Directors who possess some or all of the following experiences, characteristics, attributes, and skills are better able to provide oversight of our management and long-term and strategic objectives.

Adherence to the Company’s Basic Beliefs

We seek Directors who have an understanding of, and are committed to, our Basic Beliefs of Quality, People, Ethics, Growth, and Independence. These Basic Beliefs are our values and principles that serve as guideposts for decisions at every level of the Company and cultivate a culture of commitment to each other and to our constituents. Further information regarding our Basic Beliefs can be found on our website at www.jmsmucker.com.

Leadership and Operating Experience

We seek Directors who have significant leadership and operating experience. Strong leaders bring vision, strategic agility, diverse and global perspectives, and broad business insight to the Company. They also demonstrate a practical understanding of organizations, processes, strategy, risk management, and the methods to drive change and growth. People with experience in significant leadership positions possess strong abilities to motivate and manage others and to identify and develop leadership qualities in others.

Independence

We require that a majority of our Directors satisfy the independence requirements of the NYSE and the SEC.

Finance Experience

We believe that it is important for Directors to have an understanding of finance and financial reporting processes. Accurate financial reporting is critical to our success and reputation. We seek to have at least two independent Directors who qualify as “audit committee financial experts,” within the meaning of Regulation S-K promulgated by the SEC (“Regulation S-K”), particularly for service on the Audit Committee. We expect all of our Directors to be financially knowledgeable.

Public Company Board and Corporate Governance Experience

We seek Directors who have experience serving on the boards of other large, publicly traded companies. This experience prepares the Directors to fulfill the Board’s responsibilities of overseeing our business and providing insight and guidance to management.

Operations Experience

We seek to have Directors with relevant general management or operations experience in the consumer goods industry. In particular, we believe that it is important for Directors to have experience in new and expanding businesses, customer segments, and geographies.

Knowledge of the Company

We deem it important to have Directors who have in-depth knowledge of us and our industry, operations, business segments, products, risks, strategy, and culture.

Minority; Diversity

We believe it is important to have a Board composition that is diverse in gender, ethnicity, race, cultural background, and age.

Marketing or Public Relations Experience

As a manufacturer and marketer of branded food products, we seek Directors who have a diverse range of marketing or public relations experience.

Mergers and Acquisitions Experience

We have been and believe we will continue to be active in acquiring other companies that fit our strategy and, therefore, seek to have Directors with relevant mergers and acquisitions experience.

The Board believes that all of the Directors are highly qualified and have specific employment and leadership experiences, qualifications, and skills that qualify them for service on the Board. The specific experiences, qualifications, and skills that the Board considered in determining that each such person should serve as a Director are included in their individual biographies and also summarized further in the following table:

Director Resignation Policy

In connection with the adoption of a majority voting standard for uncontested elections of Directors, the Board adopted a Director resignation policy to address the situation in which one or more incumbent Directors fail to receive the required majority vote for re-election in an uncontested election. Under Ohio law, an incumbent Director who is not re-elected would remain in office as a “holdover” Director until his or her successor is elected. This Director resignation policy provides that an incumbent Director who is not re-elected with more “for” votes than “against” votes in an uncontested election will be expected to tender to the Board his or her resignation as a Director promptly following the certification of the election results. The Nominating Committee would then consider each tendered resignation and recommend to the Board whether to accept or reject each such tendered resignation. The Board would act on each tendered resignation, taking into account its fiduciary duties to the Company and our shareholders and the Nominating Committee’s recommendation, within 90 days following the certification of the election results. The Nominating Committee, in making its recommendation, and the Board in making its decision, may consider any factors or other information with respect to any tendered resignation that they consider appropriate, including, without limitation:

•	the stated reason for such Director’s failure to receive the approval of a majority of votes cast;

•	the percentage of votes cast against such Director; and

•	the performance of such Director.

Following the Nominating Committee’s recommendation and the Board’s decision, the Board will promptly and publicly disclose its decision whether to accept or reject each tendered resignation and, if applicable, the reasons for rejecting a tendered resignation. If a Director’s tendered resignation is rejected, he or she would continue to serve until his or her successor is elected, or until his or her earlier resignation, removal from office, or death. If a Director’s tendered resignation is accepted, then the Board would have the sole discretion to fill any resulting vacancy or decrease the number of Directors, in each case pursuant to the provisions of and to the extent permitted by the Company’s Amended Regulations (the “Regulations”). Any Director who tenders his or her resignation pursuant to this policy would abstain from providing input or voting on the Nominating Committee’s recommendation or the Board’s action regarding whether to accept or reject the tendered resignation. While this description reflects the terms of the Board’s current Director resignation policy, the Board retains the power to amend and administer the policy as the Board, in its sole discretion, determines is appropriate. The Director resignation policy is posted on our website at www.jmsmucker.com and a copy will be provided free of charge to any shareholder submitting a written request to the Corporate Secretary, The J. M. Smucker Company, One Strawberry Lane, Orrville, Ohio 44667.

Director Independence

We require that a majority of our Directors be “independent” as defined by the rules of the NYSE and the SEC. We may, in the future, amend the Guidelines to establish such additional criteria as the Board determines to be appropriate. The Board makes a determination as to the independence of each Director on an annual basis. The Board has determined that all of the following eight non-employee Directors are independent Directors: Kathryn W. Dindo, Paul J. Dolan, Robert B. Heisler, Jr., Nancy Lopez Knight, Elizabeth Valk Long, Gary A. Oatey, Sandra Pianalto, and Alex Shumate.

In general, “independent” means that a Director has no material relationship with us or any of our subsidiaries. The existence of a material relationship is determined upon a review of all relevant facts and circumstances and generally is a relationship that might reasonably be expected to compromise the Director’s ability to maintain his or her independence from our management.

The Board considers the issue of materiality from the standpoint of the persons or organizations with which the Director has an affiliation, as well as from the standpoint of the Director.

The following standards will be applied by the Board in determining whether individual Directors qualify as “independent” under the rules of the NYSE and the SEC. To the extent that these standards are more stringent than the rules of the NYSE or the SEC, such standards will apply. References to the Company include our consolidated subsidiaries.

•

No Director will be qualified as independent unless the Board affirmatively determines that the Director has no material relationship with us, either directly or as a partner, shareholder, or officer of an organization that has a relationship with us. We will disclose these affirmative determinations.

•	No Director who is a former employee of ours can be independent until three years after the end of his or her employment relationship with us.

•	No Director whose immediate family member is, or has been within the last three years, an executive officer of the Company can be independent.

•

No Director who received, or whose immediate family member has received, more than $120,000 in any twelve-month period in direct compensation from us within the past three years, other than Director and Committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), can be independent until three years after he or she ceases to receive more than $120,000 in any twelve-month period in such compensation during such time period.

•

No Director can be independent if the Director (i) is a current partner or employee of a firm that is our internal or external auditor; (ii) has an immediate family member who is a current partner of such a firm; (iii) has an immediate family member who is a current employee of such a firm and personally works on our audit; or (iv) was, or an immediate family member was, within the last three years, a partner or employee of such a firm and personally worked on our audit within that time.

•

No Director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of our present executive officers serve on that company’s compensation committee can be independent until three years after the end of such service or employment relationship.

•

No Director who is an executive officer or employee, or whose immediate family member is an executive officer, of a company (excluding charitable organizations) that makes payments to, or receives payments from, us for property or services in an amount which, in any single fiscal year, exceeds the greater of $1,000,000 or 2% of such other company’s consolidated gross revenues can be independent until three years after falling below such threshold.

•

No Director can be independent if we have made charitable contributions to any charitable organization in which such Director serves as an executive officer if, within the preceding three years, contributions by us to such charitable organization in any single fiscal year of such charitable organization exceeded the greater of $1,000,000 or 2% of such charitable organization’s consolidated gross revenues.

In its review and application of the criteria used to determine independence, the Board considered the fact that we do business with an organization directly or indirectly affiliated with Paul J. Dolan and Nancy Lopez Knight and affirmatively determined that the amounts paid to the entities affiliated with these individuals do not meet the threshold which would create an issue under the standards for determining independence.

The value of advertising and promotional activities sponsored with the Cleveland Indians organization, of which Mr. Dolan is the chairman and chief executive officer and a part owner, in fiscal year 2015 was approximately $240,500 and does not exceed the greater of $1,000,000 or 2% of the consolidated gross revenues of the Cleveland Indians.

The value of advertising and promotional activities sponsored with the Ladies Professional Golf Association (“LPGA”), of which Ms. Lopez Knight is associated as a former player and as a current member of the Commissioner Advisory Board and the Foundation Board, in fiscal year 2015 was approximately $270,000 and does not exceed the greater of $1,000,000 or 2% of the consolidated gross revenues of the LPGA.

Structure of the Board of Directors

Chairman of the Board and Chief Executive Officer as Directors

The Regulations provide that one person may hold the positions of Chairman of the Board and Chief Executive Officer. Although a majority of our Directors are independent, the Board does not have a lead independent Director. Timothy P. Smucker, our former Co-Chief Executive Officer, currently serves as Chairman of the Board. The Board believes that a current or former Chief Executive Officer is best situated to serve as Chairman of the Board because he is one of the Directors most familiar with our business and industry. The Board also believes that having a current or former Chief Executive Officer serve as Chairman of the Board provides an efficient and effective leadership model for us by fostering clear accountability, effective decision-making, and alignment of corporate strategy. The Board’s independent Directors bring experience, oversight, and expertise from outside the Company and industry, while the Chief Executive Officer and the Chairman of the Board bring Company and industry-specific experience and expertise. One of the key responsibilities of the Board is to develop strategic direction and hold management accountable for the execution of its strategy once it is developed. The Board believes that its current management structure, together with independent Directors having the duties described above, is in the best interests of shareholders because it strikes an appropriate balance for us; with a current or former Chief Executive Officer serving as Chairman of the Board, there is unified leadership and a focus on strategic development and execution, while the independent Directors help assure independent oversight of management.

Board’s Role in Risk Oversight

Risk is inherent in any business, and our management is responsible for the day-to-day management of risks that we face. The Board, on the other hand, has responsibility for the oversight of risk management. In its risk oversight role, the Board has the responsibility to evaluate the risk management process to ensure its adequacy and that it is implemented properly by management.

The Board believes that full and open communication between management and the Board is essential for effective risk management and oversight. The Board meets regularly with senior management, including the executive officers, to discuss strategy and risks facing the Company. Senior management attends the Board’s quarterly meetings, as well as certain Committee meetings, in order to address any questions or concerns raised by the Board on risk management and any other matters. Each quarter, the Board receives presentations from senior management on business operations, financial results, and strategic issues. In addition, senior management holds an annual strategic planning retreat, as well as periodic strategic planning sessions, to discuss strategies, key challenges, and risks and opportunities for the Company. Senior management then reviews the results of each strategic planning session with the Board.

The Committees assist the Board in fulfilling its oversight responsibilities in certain areas of risk. The Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to management of major financial risk exposures, including in the areas of financial reporting, internal controls, and hedging strategies. Risk assessment reports are regularly provided by management and our internal auditors to the Audit Committee. The Compensation Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks arising from the Company’s compensation policies and programs, including overseeing the Company’s compensation-related risk assessment described further below in this proxy statement and developing stock ownership and clawback guidelines for our executive officers. The Nominating Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks associated with Board organization, membership and structure, succession planning for Directors and executive officers, and corporate governance, including the annual monitoring of corporate governance issues, developing Director self-evaluations, and reviewing potential conflicts of interest. All of these Committees report back to the full Board at Board meetings as to the Committees’ activities and matters discussed and reviewed at the Committees’ meetings. Non-employee Directors are encouraged to attend all Committee meetings, and employee Directors are encouraged to attend all Committee meetings other than meetings where there are matters being discussed that would create a conflict of interest, such as matters related to compensation. In addition, the Board is encouraged to participate in internal and external Director education courses to keep apprised of current issues, including areas of risk.

Communications with the Board

Shareholders and other interested parties who wish to communicate with members of the Board as a group, with non-employee Directors as a group, or with individual Directors, may do so by writing to Board Members c/o Corporate Secretary, The J. M. Smucker Company, One Strawberry Lane, Orrville, Ohio 44667. The Directors have requested that the Corporate Secretary act as their agent in processing any communications received. All communications that relate to matters that are within the scope of responsibilities of the Board and its Committees will be forwarded to the appropriate Directors. Communications relating to matters within the responsibility of one of the Committees will be forwarded to the Chair of the appropriate Committee. Communications relating to ordinary business matters are not within the scope of the Board’s responsibility and will be forwarded to the appropriate executive officer at the Company. Solicitations, advertising materials, and frivolous or inappropriate communications will not be forwarded.

Code of Business Conduct and Ethics

Ethics is one of our Basic Beliefs and is fundamental to our business. We emphasize that ethical conduct is vital to ensure successful, sustained business relationships.

Our Code of Business Conduct and Ethics (the “Code of Conduct”) applies to all of our employees and Directors, and the employees and directors of our subsidiaries and affiliates. The Code of Conduct details specifics concerning the manner in which employees and Directors are expected to conduct themselves and imposes on each person the responsibility for making ethical choices. It outlines our expectations across numerous areas and situations, including creating a positive work environment; engaging with customers, suppliers, and competitors; handling confidential information; avoiding conflicts of interest; gifts, meals, and entertainment; avoiding bribery and corruption; and avoiding insider trading.

Any changes to the Code of Conduct and any waivers of the Code of Conduct for or on behalf of any Director, executive officer, or senior financial officer of the Company must be approved by the Board, or by a Committee of the Board to which authority to issue such waivers has been delegated by the Board. Any such waivers will be promptly disclosed to the public, as required by applicable law, and will be disclosed on our website at www.jmsmucker.com. Waivers of the Code of Conduct for any other employee may be made only by an authorized officer of the Company.

The Code of Conduct is posted on our website at www.jmsmucker.com and a copy will be provided free of charge to any shareholder submitting a written request to the Corporate Secretary, The J. M. Smucker Company, One Strawberry Lane, Orrville, Ohio 44667.

Procedures for Reporting Ethical, Accounting, Auditing and Financial Related Issues

The Board has established procedures for employees to report violations of our Code or complaints regarding accounting, auditing, and financial-related matters to their manager or supervisor, to the General Counsel, or directly to the Audit Committee. Reports to the General Counsel may be made in writing, by telephone, in person, or may be submitted anonymously through the Smucker’s Voice Line, which is available 24 hours a day, seven days a week, and can be accessed via phone or through the Internet. We forbid retaliation, or threats of retaliation, against our employees who, in good faith, report violations of the Code of Conduct.

ELECTION OF DIRECTORS

(Proposal 1 on the proxy card)

The Board currently has 13 Directors, and the Regulations fix the number of Directors at 13. The following nine Directors are up for election at this annual meeting to hold office for a term of one year: Vincent C. Byrd, Paul J. Dolan, Nancy Lopez Knight, Elizabeth Valk Long, Gary A. Oatey, Sandra Pianalto, Alex Shumate, Mark T. Smucker, and Timothy P. Smucker. All Directors will be up for re-election at our 2016 annual meeting. Unless instructed otherwise, the proxies intend to vote FOR the election of these nominees.

Each nominee has agreed to serve if elected. If any nominee declines, is unable to accept such nomination, or is unable to serve (an event which is not expected), the Board reserves the right in its discretion to substitute another person or nominee or to reduce the number of nominees. In this event, the proxy, with respect to such nominee or nominees, will be voted for such other person or persons as the Board may recommend.

The members of the Board, including those who are listed in this proxy statement as nominees for election, with information about each of them based on data furnished to us by these persons as of June 30, 2015, are as follows:

Nominees for Election as Directors Whose Proposed Terms Would Expire at the 2016 Annual Meeting

VINCENT C. BYRD

Age: 60

Director since: April 1999

Mr. Byrd has been our Vice Chairman since April 2015. Prior to that time, he served as President and Chief Operating Officer, since May 2011, President, U.S. Retail — Coffee, since August 2008, and Senior Vice President, Consumer Market, since February 2004. Mr. Byrd is a director and member of the audit committee of Dick’s Sporting Goods, Inc., a publicly traded sporting goods retailer. He served as a director and the chair of the compensation committee of Myers Industries, Inc., a publicly traded international manufacturer of polymer products for industrial, agricultural, automotive, commercial, and consumer markets, from April 2006 to April 2015.

The Board concluded that Mr. Byrd should serve as a Director largely due to his role as our Vice Chairman, his significant knowledge of the Company, having served on the Board since 1999 and as an executive officer of the Company since 1988, and his experience serving as a director of other private and public companies. The Board believes that the perspectives that Mr. Byrd brings to the Board are particularly valuable in light of Mr. Byrd’s prior roles as the Company’s President and Chief Operating Officer and President, U.S. Retail — Coffee.

PAUL J. DOLAN

Age: 56

Director since: April 2006

Committee: Compensation Committee

Mr. Dolan has been the Chairman and Chief Executive Officer of the Cleveland Indians, the Major League Baseball team operating in Cleveland, Ohio, since November 2010, after having served as President since January 2004 and as Vice President and General Counsel since February 2000. He is also a director of Cablevision Systems Corporation, a publicly traded telecommunications and media company, and Dix & Eaton, a privately owned communications and public relations firm. Mr. Dolan served as Chairman and Chief Executive Officer of Fast Ball Sports Productions, a sports media company, from January 2006 through December 2012.

The Board concluded that Mr. Dolan should serve as a Director primarily due to his long experience in managing businesses, his experience in serving as a trustee of numerous non-profit organizations, and his significant knowledge of the evolving needs and preferences of consumers. Specifically, Mr. Dolan has gained significant leadership, operating, and marketing experience in his positions with the Cleveland Indians and Fast Ball Sports Productions. This background enables Mr. Dolan to provide valuable insights to the Board, particularly in setting corporate strategy and overseeing executive compensation practices.

NANCY LOPEZ KNIGHT

Age: 58

Director since: August 2006

Committee: Nominating Committee

In 2000, Ms. Lopez Knight founded the Nancy Lopez Golf Company, which focuses on the design and manufacture of top-quality golf equipment and clothing for women. In 2015, she founded Nancy Lopez Golf Adventures, which provides golf instruction and golf travel adventures domestically and internationally. Ms. Lopez Knight is also an accomplished professional golfer, having won 48 career titles, including three majors, on the LPGA Tour. She is a member of the LPGA Hall of Fame and captained the 2005 U.S. Solheim Cup Team to victory. She also serves as a member of the Commissioner Advisory Board and the Foundation Board of the LPGA. In 2003, Ms. Lopez Knight was named to the Hispanic Business magazine’s list of 80 Elite Hispanic Women.

The Board concluded that Ms. Lopez Knight should serve as a Director primarily due to her leadership experience and her extensive knowledge regarding the evolving needs and preferences of consumers. As the founder of her own business, Ms. Lopez Knight has gained significant leadership, operating, and marketing experience. She is also active in several charitable causes. Ms. Lopez Knight’s blend of business expertise and philanthropic interests, together with her experience in dealing with the public and media as a renowned professional athlete, enables her to provide the Board with valuable perspectives on our management, strategy, and risks.

ELIZABETH VALK LONG

Age: 65

Director since: May 1997

Committees: Compensation Committee (Chair); Audit Committee

Ms. Long was Executive Vice President of Time Inc., formerly the magazine publishing subsidiary of Time Warner Inc., from May 1995 until her retirement in August 2001. She is also a director, the chair of the nominating and corporate governance committee, and a member of the audit committee of Steelcase Inc., a publicly traded furniture and office systems manufacturer, and a director and the chair of the compensation committee of Belk, Inc., a privately owned department store chain in the United States.

The Board concluded that Ms. Long should serve as a Director primarily due to her extensive experience managing and overseeing businesses, her experience serving as a director of other private and public companies, and her significant knowledge of the Company, having served on the Board since 1997. As Executive Vice President of Time Inc., she was responsible for consumer marketing, customer service, retail distribution, human resources, legal affairs, and corporate communications. Together with her service on corporate boards, Ms. Long’s background enables her to provide valuable insights to the Board, particularly in overseeing our finances, marketing, and executive compensation practices.

GARY A. OATEY

Age: 66

Director since: January 2003

Committee: Nominating Committee (Chair)

Mr. Oatey has been the Executive Chairman of Oatey Co., a privately owned manufacturer of plumbing products, since June 2012. Prior to that time, he served as Oatey Co.’s Chairman and Chief Executive Officer from January 1995 through June 2012. Mr. Oatey is a director, a member of the audit committee, and the chair of the compensation committee of Molded Fiber Glass Companies, a privately owned composites manufacturing company. He also served as a director of Shiloh Industries, Inc., a publicly traded company that provides noise and vibration solutions to automotive, commercial vehicle, and other industrial markets, from August 2004 through February 2013.

The Board concluded that Mr. Oatey should serve as a Director primarily due to his long experience in managing businesses, his experience in serving as a director of other public and private companies, as well as several non-profits, and his significant knowledge of the Company, having served on the Board since 2003. As the executive chairman and former chief executive officer of Oatey Co., Mr. Oatey has gained significant leadership, operating, and corporate governance experience. This background enables Mr. Oatey to provide valuable insights to the Board, particularly in setting corporate strategy and overseeing our governance.

SANDRA PIANALTO

Age: 60

Director since: August 2014

Committee: Audit Committee

Ms. Pianalto retired in May 2014 as President and Chief Executive Officer of the Federal Reserve Bank of Cleveland, a position she held since 2003. Prior to that time, she served as Vice President and Chief Operating Officer, since 1993, Vice President and Secretary to the Board of Directors, since 1988, and Assistant Vice President of Public Affairs, since 1984. Prior to retiring, Ms. Pianalto also chaired the Federal Reserve’s Financial Services Policy Committee, which is a committee of senior Federal Reserve Bank officials responsible for overall direction of financial services and related support functions for the Federal Reserve Banks and for leadership in the evolving U.S. payment system. She is a director and a member of the finance committee and the compensation and organization committee of Eaton Corporation plc, a publicly traded power management company, and a director of Prudential Financial, Inc., a publicly traded financial services institution. Ms. Pianalto is also a member of the boards of several non-profit organizations.

The Board concluded that Ms. Pianalto should serve as a Director primarily due to her vast experience in monetary policy and financial services and her experience serving as a director of other public and private companies. Specifically, Ms. Pianalto brings leadership and operating skills through her former roles with the Federal Reserve Bank of Cleveland. As the President and Chief Executive Officer of the Federal Reserve Bank of Cleveland, she oversaw 950 employees in Cleveland, Cincinnati, and Pittsburgh who conducted economic research and supervised financial institutions. Ms. Pianalto’s background enables her to provide valuable insights to the Board, particularly in overseeing the Company’s finances.

ALEX SHUMATE

Age: 65

Director since: January 2009

Committee: Nominating Committee

Mr. Shumate is the Managing Partner, North America of Squire Patton Boggs (US) LLP, where he has practiced law since February 1988. Mr. Shumate is also the chairman of the board and a member of the compensation committee of CyrusOne Inc., a publicly traded provider of data center consulting services, and a trustee on The Ohio State University Board of Trustees. From 2005 to January 2013, he served as a director of Cincinnati Bell, Inc., a publicly traded provider of voice and data telecommunications products and services. He also served as a director of the Wm. Wrigley Jr. Company from 1998 until its acquisition in 2008, as well as Nationwide Financial Services, Inc. from 2002 until its acquisition in 2009.

The Board concluded that Mr. Shumate should serve as a Director primarily due to his significant legal background and his experience in managing a business and serving as a director of other public companies and as a trustee of several non-profit organizations. Mr. Shumate has practiced law for nearly 35 years and is the Managing Partner, North America of Squire Patton Boggs (US) LLP. He was named a Lawyer of the Year 2013 by Best Lawyers and an Ohio Super Lawyer by Law and Politics magazine. Together with his service as a director of other public companies, Mr. Shumate’s background allows him to provide valuable insights to the Board, particularly in regard to corporate governance and risk issues that we confront.

MARK T. SMUCKER

Age: 45

Director since: January 2009

Mr. Smucker has been our President and President, Consumer and Natural Foods, since April 2015. Prior to that time, he served as President, U.S. Retail Coffee, since May 2011, President, Special Markets, since August 2008, Vice President, International, since July 2007, Vice President, International and Managing Director, Canada, since May 2006, and Vice President and Managing Director, Canada, since June 2004. Mr. Smucker is the son of Timothy P. Smucker, and the nephew of Richard K. Smucker, both of whom serve as Directors and executive officers of the Company.

The Board concluded that Mr. Smucker should serve as a Director largely due to his role as our President and President, Consumer and Natural Foods, his significant knowledge of the Company gained from more than 17 years of experience in various positions within the Company, and his experience serving as a former director and a member of the compensation committee of GS1 U.S. and a trustee of the Akron Art Museum. The Board believes that the perspectives that Mr. Smucker brings to the Board are particularly valuable in light of the significance of the consumer foods business to the Company. The Board also believes that continuing participation by qualified members of the Smucker family on the Board is an important part of our corporate culture that has contributed significantly to our long-term success.

TIMOTHY P. SMUCKER

Age: 71

Director since: October 1973

Mr. Smucker has been our Chairman of the Board since 1987 and served as Co-Chief Executive Officer from February 2001 through August 2011. Mr. Smucker is also a director and a member of the audit committee of Hallmark Cards, Incorporated, a privately owned company and marketer of greeting cards and other personal expression products. Mr. Smucker is the Vice Chairman of the GS1 Management Board, a leading global organization dedicated to the design and implementation of global standards and solutions to improve the efficiency and visibility of the supply and demand chains globally and across sectors. In addition, Mr. Smucker serves as a trustee on The Ohio State University Board of Trustees. Mr. Smucker is the brother of Richard K. Smucker, and the father of Mark T. Smucker, both of whom serve as Directors and executive officers of the Company.

The Board concluded that Mr. Smucker should serve as a Director largely due to his role as our Chairman of the Board, his intimate knowledge of the Company, and his experience serving as a director of other private and public companies. The Board believes that Mr. Smucker’s extensive experience in and knowledge of our business gained as a result of his long-time service as a member of management is essential to the Board’s oversight of the Company and our business operations. The Board also believes that continuing participation by qualified members of the Smucker family on the Board is an important part of our corporate culture that has contributed significantly to our long-term success.

Directors with Terms Expiring at the 2016 Annual Meeting

KATHRYN W. DINDO

Age: 66

Director since: February 1996

Committees: Audit Committee (Chair); Compensation Committee

Ms. Dindo commenced her career with FirstEnergy Corp., a utility holding company, in 1998, and retired as Vice President and Chief Risk Officer in 2007, a position she held since November 2001. Prior to that time, she was Vice President, Controller, and Chief Accounting Officer of Caliber System, Inc., formerly Roadway Services, Inc., a transportation services company. Ms. Dindo is a director and a member of the audit committees of Bush Brothers & Company, a privately owned food processing and manufacturing company, and ALLETE, Inc., a publicly traded energy service provider. Ms. Dindo is also a member of the boards of several non-profit organizations.

The Board concluded that Ms. Dindo should serve as a Director primarily due to her extensive experience in managing and overseeing businesses, her experience serving as a director of other private and public companies, and her significant knowledge of the Company, having served on the Board since 1996. Specifically, Ms. Dindo gained significant leadership, operating, and finance experience in her positions at FirstEnergy Corp. and Caliber System, Inc. Ms. Dindo is also a Certified Public Accountant and a former partner of Ernst & Young LLP. Together with her service on the corporate boards and audit committees of Bush Brothers & Company and ALLETE, Inc., Ms. Dindo’s background enables her to provide valuable insights to the Board, particularly in overseeing our financial and executive compensation practices.

ROBERT B. HEISLER, JR.

Age: 66

Director since: August 2013

Committee: Audit Committee

Mr. Heisler retired in 2011 as Dean of the College of Business Administration and Graduate School of Management of Kent State University, a position he held since 2008. Prior to that time, he served as Interim Vice President for Finance and Administration of Kent State University from June 2008 to September 2008, and Chief Executive Officer of the McDonald Financial Group from 2004 to 2007. From 1994 to 2007, Mr. Heisler was Executive Vice President of KeyCorp. He was Chairman of the Board of KeyBank N.A., the flagship banking entity within KeyCorp, from 2001 to 2007. Mr. Heisler is a director and a member of the audit and compensation committees of FirstEnergy Corp., a publicly traded utility holding company. He is also Chairman of the Board and a member of the audit committee and the corporate governance and nominating committee of Myers Industries, a publicly traded international manufacturer of polymer products for industrial, agricultural, commercial, and consumer markets, and a director and the chair of the risk committee of TFS Financial Corporation, a publicly traded retail consumer banking services company.

The Board concluded that Mr. Heisler should serve as a Director primarily due to his extensive experience in the investment management and financial services area and his experience serving on the boards of other public companies and non-profits. Specifically, Mr. Heisler brings leadership, operating, and administrative skills to the Board through his former roles with McDonald Financial Group and KeyCorp, and as Dean of the College of Business Administration and Graduate School of Management of Kent State University. Mr. Heisler’s background enables him to provide valuable insights to the Board, particularly in overseeing the Company’s finances. At the April 2013 Board meeting, the Board unanimously consented to allow Mr. Heisler to serve on four public company boards.

RICHARD K. SMUCKER

Age: 67

Director since: October 1975

Mr. Smucker has been our Chief Executive Officer since August 2011. He served as Co-Chief Executive Officer from February 2001 through August 2011, Executive Chairman from August 2008 through August 2011, and President from 1987 through April 2011. Mr. Smucker is also the lead director and a member of the compensation committee of The Sherwin-Williams Company, a publicly traded manufacturer of coatings and related products, and a director and the chairman of the Cleveland Federal Reserve Bank. Mr. Smucker is the brother of Timothy P. Smucker and the uncle of Mark T. Smucker, both of whom serve as Directors and executive officers of the Company.

The Board concluded that Mr. Smucker should serve as a Director largely due to his role as our Chief Executive Officer, his intimate knowledge of the Company, his experience serving as a director of other private and public companies, and his financial knowledge and experience. The Board believes that Mr. Smucker’s extensive experience in and knowledge of our business gained as a result of his long-time service as a member of management is essential to the Board’s oversight of the Company and our business operations. The Board also believes that continuing participation by qualified members of the Smucker family on the Board is an important part of our corporate culture that has contributed significantly to our long-term success.

DAVID J. WEST

Age: 52

Director since: March 2015

Mr. West has been our President, Big Heart Pet Food and Snacks since March 2015. He served as President and Chief Executive Officer of Big Heart Pet Brands (“Big Heart”) from February 2014 through March 2015. From August 2011 to February 2014, he was President and Chief Executive Officer of Del Monte Foods, the owner of the pet brands that constitute Big Heart Pet Food and Snacks. Mr. West previously served as the President and Chief Executive Officer of The Hershey Company, a publicly held confectionery and chocolate products manufacturer, from December 2007 to May 2011. He served as a director and member of the compensation committee of TIBCO Software, Inc., a global leader in infrastructure and business intelligence software, during 2014. Mr. West also served as a director of The Hershey Company from 2007 to 2011 and Tasty Baking Company from 2003 to 2011.

The Board concluded that Mr. West should serve as a Director largely due to his role as President, Big Heart Pet Food and Snacks, his experience in managing businesses, his experience serving as a director of other private and public companies, and his financial knowledge and experience. The Board believes that the perspectives that Mr. West brings to the Board are particularly valuable in light of the significance of the pet food and snacks business to the Company.

The Board unanimously recommends a vote FOR each of the nominees named in this proxy statement for election to the Board.

BOARD AND COMMITTEE MEETINGS

Board Meetings

During fiscal year 2015, there were eleven meetings of the Board. All Directors are required to, and did, attend at least 75% of the total number of Board and Committee meetings for which they were eligible. We have not adopted a formal policy requiring Directors to attend the annual meeting of shareholders. However, twelve of our Directors attended our 2014 annual meeting.

The Board has a Nominating Committee, a Compensation Committee, and an Audit Committee. All of the Committees are comprised entirely of independent Directors in accordance with the NYSE listing standards. Charters for each Committee are posted on our website at www.jmsmucker.com. A copy of each Charter will be provided free of charge to any shareholder submitting a written request to the Corporate Secretary, The J. M. Smucker Company, One Strawberry Lane, Orrville, Ohio 44667.

The table below shows current members of each of the Committees and the number of meetings held by each Committee in fiscal year 2015.

Name	Nominating Committee	Compensation Committee	Audit Committee
Kathryn W. Dindo		✓	Chair
Paul J. Dolan		✓
Robert B. Heisler, Jr.			✓
Nancy Lopez Knight	✓
Elizabeth Valk Long		Chair	✓
Gary A. Oatey	Chair
Sandra Pianalto			✓
Alex Shumate	✓
Number of Meetings	3	5	8

Director Compensation

We use a combination of cash and stock-based compensation to attract and retain non-employee Directors who serve on the Board. The Compensation Committee engages its outside compensation consultant, Frederic W. Cook & Co., Inc. (“Frederic Cook & Co.”), to perform an annual review of Director compensation in order to remain aware of current trends in Director compensation. At the Compensation Committee’s January 2015 meeting, Frederic Cook & Co. presented a review of Director compensation and Director compensation trends. Based on this review, the Compensation Committee and the Board approved an increase in the compensation to be paid to our non-employee Directors, as set forth below, which became effective as of May 1, 2015. Employee Directors do not receive compensation for their services as Directors.

For fiscal year 2016, non-employee Directors will be eligible to receive the following compensation:

Type of Compensation	Amount
Annual Retainer	$ 85,000 per year
Additional Annual Retainer for Committee Chair (except Audit Committee Chair)	$ 12,500 per year
Additional Annual Retainer for Audit Committee Chair	$ 15,000 per year
Attendance Fee for Committee Meetings	$ 1,500 per meeting
Annual Grant of Deferred Stock Units	$120,000 in deferred stock units

The annual grant of deferred stock units having a value of $120,000 is made in October of each year. The deferred stock units are awarded under the 2010 Plan, which was approved by our shareholders at our 2010 annual meeting. The deferred stock units vest immediately upon grant and are entitled to dividends in an amount paid to all shareholders. These dividends are reinvested in additional deferred stock units.

During fiscal year 2016, non-employee Directors may elect to receive a portion of their annual retainer and meeting fees in the form of deferred stock units. Such amounts will be deferred under the Nonemployee Director Deferred Compensation Plan, which was initially adopted by the Board on January 1, 2007 and amended and restated on January 1, 2014 (the “Nonemployee Director Deferred Compensation Plan”). All deferred stock units, together with dividends credited on those deferred stock units, will be paid out in the form of common shares upon termination of service as a non-employee Director (subject to a waiting period for deferred stock units granted in certain years).

For fiscal year 2015, non-employee Directors were eligible to receive the following compensation:

Type of Compensation	Amount
Annual Retainer	$ 80,000 per year
Additional Annual Retainer for Committee Chair (except Audit Committee Chair)	$ 12,500 per year
Additional Annual Retainer for Audit Committee Chair	$ 15,000 per year
Attendance Fee for Committee Meetings	$ 1,500 per meeting
Annual Grant of Deferred Stock Units	$120,000 in deferred stock units

The annual grant of deferred stock units having a value of $120,000 was issued out of the 2010 Plan. The deferred stock units vested immediately upon grant and are entitled to dividends in an amount paid to all shareholders. These dividends are reinvested in additional deferred stock units.

During fiscal year 2015, non-employee Directors could have elected to receive a portion of their annual retainer and meeting fees in the form of deferred stock units. Such amounts were deferred under the Nonemployee Director Deferred Compensation Plan. All deferred stock units, together with dividends credited on those deferred stock units, will be paid out in the form of common shares upon termination of service as a non-employee Director (subject to a waiting period for deferred stock units granted in certain years).

The following table reflects compensation earned by the non-employee Directors for fiscal year 2015:

2015 Director Compensation

Name (1)(2)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(3)	Option Awards ($)(4)	All Other Compensation ($)(5)(6)	Total ($)
R. Douglas Cowan(7)	24,500	—	—	25,000	49,500
Kathryn W. Dindo	114,500	120,000	—	1,000	235,500
Paul J. Dolan	89,000	120,000	—	—	209,000
Robert B. Heisler, Jr.	90,500	120,000	—	500	211,000
Nancy Lopez Knight	84,500	120,000	—	—	204,500
Elizabeth Valk Long	112,000	120,000	—	1,000	233,000
Gary A. Oatey	97,000	120,000	—	—	217,000
Sandra Pianalto	67,167	120,000	—	1,000	188,167
Alex Shumate	84,500	120,000	—	—	204,500

(1)	Vincent C. Byrd, Mark T. Smucker, Richard K. Smucker, Timothy P. Smucker, and David J. West are not included in this table as they are employees of the Company and receive no compensation for their services as Directors. Paul Smucker Wagstaff is not included in this table as he was an employee of the Company prior to his resignation on December 5, 2014 and received no compensation for his services as a Director. The compensation received by Vincent C. Byrd, Richard K. Smucker, and David J. West as employees of the Company is shown in the “Summary Compensation Table.” The compensation received by Mark T. Smucker, Timothy P. Smucker, and Paul Smucker Wagstaff as employees of the Company is described in the “Related Party Transactions” section of this proxy statement.

(2)	As of April 30, 2015, each non-employee Director had the aggregate number of deferred stock units and stock options shown in the following table. Deferred stock units include deferred meeting and retainer compensation and annual stock unit awards valued at a predetermined dollar amount, along with additional stock units credited as a result of the reinvestment of dividends.

Name	Deferred Stock Units	Stock Options
Kathryn W. Dindo	32,533	—
Paul J. Dolan	24,577	—
Robert B. Heisler, Jr.	2,367	—
Nancy Lopez Knight	14,017	—
Elizabeth Valk Long	48,545	—
Gary A. Oatey	29,741	2,000
Sandra Pianalto	1,234	—
Alex Shumate	8,848	—

(3)	The amounts set forth in this column reflect the aggregate grant date fair value, as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”), for stock awards granted to the non-employee Directors in the fiscal year ended April 30, 2015.

(4)	No stock options were awarded to non-employee Directors in fiscal year 2015.

(5)	The amounts set forth in this column (other than the amount set forth for R. Douglas Cowan, which is described below) reflect charitable matching gifts under our matching gift program, which is available to all of our full-time employees and Directors. We match gifts of up to $1,000 per calendar year to accredited colleges and universities that offer four-year degree programs.

(6)	Non-employee Directors occasionally receive perquisites provided by or paid by us. During fiscal year 2015, these perquisites included annual Disney World passes, samples of our products, and tickets to Company sponsored events. The aggregate value of all benefits provided to each non-employee Director in fiscal year 2015 was less than $10,000.

(7)	R. Douglas Cowan retired from the Board at the August 2014 Board meeting. We have made a multi-year commitment to contribute an aggregate amount of $125,000 to the Cleveland Clinic Foundation – Cowan Family Endowment Fund in the name of Mr. Cowan, and the initial $25,000 contribution was made in fiscal year 2015.

Stock Ownership Requirements

The Board has established minimum amounts of stock ownership for non-employee Directors equal to no less than five times the annual cash retainer paid to each non-employee Director. The Board policy also provides that each non-employee Director should attain this ownership threshold within five years of joining the Board. All non-employee Directors have met or exceeded the ownership requirement, with the exception of Robert B. Heisler, Jr. (who was elected to the Board in August 2013) and Sandra Pianalto (who was elected to the Board in August 2014).

Executive Sessions and Presiding Director

In fiscal year 2015, the Board held four regularly scheduled executive sessions and three special executive sessions in which only the independent Directors were present. As provided in the Guidelines, these meetings were chaired by Kathryn W. Dindo, the Chair of the Audit Committee. In fiscal year 2016, the Chair of the Nominating Committee will chair the executive sessions and, in fiscal year 2017, the Chair of the Compensation Committee will chair the executive sessions. Executive sessions of the Board are held in conjunction with regularly scheduled meetings of the Board, except that there is no executive session held on the day of the annual meeting, unless specifically requested by a Director.

Nominating and Corporate Governance Committee

The Nominating Committee has three members and met three times during fiscal year 2015. The principal functions of the Nominating Committee include:

•	developing qualifications/criteria for selecting and evaluating Director nominees and evaluating current Directors;

•	evaluating the performance of our Chief Executive Officer and our incumbent Directors, including our Chairman of the Board;

•	considering and proposing Director nominees for election at the annual meeting;

•	recommending candidates to fill Board vacancies as they may occur;

•	making recommendations to the Board regarding the Committees’ memberships;

•	considering key management succession planning issues as presented annually by management;

•	developing and generally monitoring the Guidelines and, at least annually, leading the Directors in a discussion of major corporate governance issues;

•	reviewing and approving, as appropriate, related party transactions consistent with the guidelines set forth in the Code of Conduct and our related party transaction policy;

•	making recommendations to the Board regarding Director orientation and continuing training;

•	developing procedures for shareholders to communicate with the Board;

•	administering the annual evaluation of the Board;

•

reviewing and discussing with senior management the Company’s risks associated with the Board’s organization, membership, and structure, succession planning for Directors and officers, and corporate governance; and

•	performing other functions or duties deemed appropriate by the Board.

The Nominating Committee operates under a written charter, which is posted on our website at www.jmsmucker.com. A copy of the Nominating Committee charter is available free of charge to any shareholder submitting a written request to the Corporate Secretary, The J. M. Smucker Company, One Strawberry Lane, Orrville, Ohio 44667. The Nominating Committee believes its charter is an accurate and adequate statement of the Nominating Committee’s responsibilities, and the Nominating Committee reviews its charter on an annual basis to confirm that it continues to be an accurate and adequate statement of such responsibilities.

Executive Compensation Committee

The Compensation Committee has three members and met five times during fiscal year 2015. The principal functions of the Compensation Committee include:

•	establishing, regularly reviewing, and implementing our compensation philosophy;

•	determining the total compensation packages and performance goals of our executive officers;

•	assuring that the total compensation paid to our executive officers is fair, equitable, and competitive, based on an internal review and as compared to external market data;

•	approving and administering the terms and policies of our long-term incentive compensation programs (including our restricted stock program) for executive officers;

•	approving and administering the terms and policies of our short-term incentive compensation programs (including the cash bonus program) for executive officers;

•	reviewing and approving any new benefit programs, or changes to existing benefit programs, that are unique to the executive officers;

•	reviewing the compensation paid to non-employee Directors and, as appropriate, making recommendations to the Board;

•

with the assistance of our management and any outside consultants the Compensation Committee deems appropriate, overseeing the risk assessment of our compensation arrangements and reviewing at least annually the relationship (if any) between our risk management policies and practices and our compensation arrangements;

•

overseeing shareholder communications on executive compensation matters, including shareholder votes on executive compensation, and assessing the results of shareholder advisory votes on executive compensation;

•	developing stock ownership guidelines for our Directors and executive officers;

•

selecting an appropriate peer group of companies of similar size in similar industries, targeting an appropriate total pay positioning in relation to such peer group, and monitoring the competitiveness of executive officer pay against such peer group in relation to the Company’s relative performance;

•

assessing the independence of, setting the fees or other retention terms for, and engaging compensation consultants and other advisers to help evaluate non-employee Director and executive officer compensation; and

•	performing other functions or duties deemed appropriate by the Board.

The Compensation Committee operates under a written charter, which is posted on our website at www.jmsmucker.com. A copy of the Compensation Committee charter is available free of charge to any shareholder submitting a written request to the Corporate Secretary, The J. M. Smucker Company, One Strawberry Lane, Orrville, Ohio 44667. The Compensation Committee believes its charter is an accurate and adequate statement of the Compensation Committee’s responsibilities, and the Compensation Committee reviews its charter on an annual basis to confirm that it continues to be an accurate and adequate statement of such responsibilities. More information about the Compensation Committee and related topics is provided in the “Compensation Discussion and Analysis” section of this proxy statement.

Audit Committee

The Audit Committee has four members and met eight times during fiscal year 2015, including three telephonic meetings to review the Company’s quarterly filings with the SEC on Form 10-Q. The principal functions of the Audit Committee include:

•	determining annually that at least one of its members meets the definition of “audit committee financial expert;”

•	reviewing annually the financial literacy of each of its members, as required by the NYSE;

•	reviewing with the Independent Auditors the scope and thoroughness of the Independent Auditors’ examination and considering recommendations of the Independent Auditors;

•	appointing the Independent Auditors and pre-approving all services and related fees for the year;

•

reviewing the sufficiency and effectiveness of our system of internal controls, including compliance with Section 404 of the Sarbanes-Oxley Act of 2002, with our financial officers, the Independent Auditors, and, to the extent the Audit Committee deems necessary, legal counsel;

•	reviewing and discussing our earnings press releases and quarterly and annual filings with the SEC on Form 10-Q and Form 10-K, respectively;

•	reviewing and monitoring, with our senior management, our major financial risk exposures;

•	reviewing and approving the charter for our internal audit function, the annual internal audit plan, and summaries of recommendations;

•	reviewing annually, with our senior management, our risk management hedging strategies; and

•	performing other functions or duties deemed appropriate by the Board.

In addition, as part of her responsibilities, the Chair of the Audit Committee met quarterly by telephone with our management and Independent Auditors to review earnings release information. To the extent available, other members of the Audit Committee also attended such meetings to review earnings release information.

In addition, the Audit Committee reviewed the financial literacy of each of its members, as required by the listing standards of the NYSE, and determined that each of its members meets the criteria established by the NYSE. The Audit Committee also reviewed the definition of an “audit committee financial expert” as set forth in Regulation S-K and determined that three of its members, Kathryn W. Dindo, Robert B. Heisler, Jr., and Sandra Pianalto, satisfy the criteria for an independent audit committee financial expert. The Board adopted a resolution at its April 2015 meeting designating each of Ms. Dindo, Mr. Heisler, and Ms. Pianalto as an “audit committee financial expert,” within the meaning of Regulation S-K.

The Audit Committee operates under a written charter, which is posted on our website at www.jmsmucker.com. A copy of the Audit Committee charter is available free of charge to any shareholder submitting a written request to the Corporate Secretary, The J. M. Smucker Company, One Strawberry Lane, Orrville, Ohio 44667. The Audit Committee believes its charter is an accurate and adequate statement of the Audit Committee’s responsibilities, and the Audit Committee reviews its charter on an annual basis to confirm that it continues to be an accurate and adequate statement of such responsibilities. A more detailed report of the Audit Committee is set forth below under the “Report of the Audit Committee” section of this proxy statement.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is composed of four independent Directors, each of whom satisfies the independence requirement of Rule 10A-3 under the Securities Exchange Act of 1934, as amended. The Audit Committee oversees our financial reporting process on behalf of the Board and serves as the primary communication link between the Board as the representative of our shareholders, the Independent Auditors, Ernst & Young LLP, and our internal auditors. Our management has the primary responsibility for financial statements and the reporting process, including the systems of internal control and for assessing the effectiveness of internal control over financial reporting.

In fulfilling its responsibilities during the fiscal year, the Audit Committee reviewed with management the financial statements and related financial statement disclosures included in our Quarterly Reports on Form 10-Q and the audited financial statements and related financial statement disclosures included in our Annual Report on Form 10-K for the fiscal year ended April 30, 2015. Also, the Audit Committee reviewed with the Independent Auditors their judgments as to both the quality and the acceptability of our accounting policies. The Audit Committee’s review with the Independent Auditors included a discussion of other matters required under Auditing Standards promulgated by the Public Company Accounting Oversight Board (“PCAOB”), including PCAOB Auditing Standard No. 16, Communications with Audit Committees.

The Audit Committee received the written disclosures from the Independent Auditors required by the PCAOB Rule Nos. 3524 and 3526 regarding communications with the Audit Committee concerning independence and has discussed those disclosures with the Independent Auditors. The Audit Committee also has considered the compatibility of non-audit services with the Independent Auditors’ independence.

The Audit Committee discussed with our internal auditors and Independent Auditors the overall scope and plans for their respective audits and reviewed our plans for compliance with management certification requirements pursuant to Section 404 of the Sarbanes-Oxley Act of 2002. The Audit Committee met with the internal auditors and Independent Auditors, with and without management present, to discuss the results of the auditors’ examinations, their evaluations of our internal control, including a review of the disclosure control process, and the overall quality of our financial reporting. The Audit Committee, or the Audit Committee Chair, also pre-approved all audit and non-audit services provided by the Independent Auditors during and relating to fiscal year 2015. In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended April 30, 2015.

The Audit Committee evaluates the performance of the Independent Auditors, including the senior audit engagement team members, each year and determines whether to re-engage the current Independent Auditors or consider other audit firms. In doing so, the Audit Committee considers the quality and efficiency of the services provided by the Independent Auditors, along with the Independent Auditor’s capabilities, technical expertise, and knowledge of our operations and industry. In addition, the Audit Committee reviews with the senior members of our financial management team and Director, Internal Audit, the overall audit scope and plans, the results of internal and external audit examinations, evaluations by management and the Independent Auditors of our internal control over financial reporting and the quality of our financial reporting, and the ability of the Independent Auditors to remain independent. Based on these evaluations, the Audit Committee decided to engage Ernst & Young LLP as our Independent Auditors for fiscal year 2016. Although the Audit Committee has the sole authority to appoint the Independent Auditors, the Audit Committee has continued its long-standing practice of recommending that the Board ask our shareholders to ratify the appointment of the Independent Auditors at our annual meeting of shareholders.

AUDIT COMMITTEE

Kathryn W. Dindo, Chair

Robert B. Heisler, Jr.

Elizabeth Valk Long

Sandra Pianalto

SERVICE FEES PAID TO THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table summarizes the aggregate fees, including out of pocket expenses, paid to the Independent Auditors for the years ended April 30, 2015 and 2014:

Type of Fees (In thousands)	2015	2014(1)
Audit Fees(2)	$4,288	$2,681
Audit-Related Fees(3)	$447	$122
Tax Fees(4)	$1,880	$1,270
All Other Fees	$—	$—
Total Fees	$6,615	$4,073

(1)	The total amount of audit fees for fiscal year 2014 increased slightly after the filing of our 2014 proxy statement.

(2)	Audit fees primarily relate to (i) the audit of our consolidated financial statements as of and for the years ended April 30, 2015 and 2014; (ii) statutory audits of certain international subsidiaries; (iii) the audit of the effectiveness of internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002; and (iv) the reviews of our unaudited condensed consolidated interim financial statements as of July 31, October 31, and January 31 for fiscal years 2015 and 2014. The increase in audit fees in fiscal year 2015 is primarily due to the Big Heart transaction, including (i) audit procedures related to the acquired assets and assumed liabilities; (ii) the related financing transactions; and (iii) required regulatory filings.

(3)	Audit-related fees are for (i) audits of certain employee benefit plans; (ii) financial reporting advisory services; (iii) acquisition-related due diligence; (iv) our subscription to on-line research services; and (v) other attest services. The increase in audit-related fees in fiscal year 2015 is primarily due to the Big Heart transaction.

(4)	Tax fees are primarily for tax work in connection with the Big Heart transaction in fiscal year 2015 and for tax compliance, preparation, and planning services.

AUDIT COMMITTEE PRE-APPROVAL POLICIES AND PROCEDURES

The Audit Committee charter, as well as the policies and procedures adopted by the Audit Committee, require that all audit and permitted non-audit services provided by the Independent Auditors be pre-approved by the Audit Committee. These services may include audit services, audit-related services, tax services and, in limited circumstances, other services. The Audit Committee’s pre-approval identifies the particular type of service and is subject to a specific engagement authorization.

Should it be necessary to engage the Independent Auditors for additional, permitted services between scheduled Audit Committee meetings, the Audit Committee Chair has been delegated the authority to approve up to $200,000 for additional services for a specific engagement. The Audit Committee Chair then reports such pre-approval at the next meeting of the Audit Committee. The approval policies and procedures of the Audit Committee do not include delegation of the Audit Committee’s responsibility to our management.

All of the services described above were approved by the Audit Committee, or the Audit Committee Chair, before the Independent Auditors were engaged to render the services or otherwise in accordance with the approval process adopted by the Audit Committee.

COMMUNICATIONS WITH THE AUDIT COMMITTEE

The Code of Conduct has established procedures for receiving confidential, anonymous complaints by employees and from third parties regarding accounting, internal accounting controls, or auditing matters. The

Code of Conduct is posted on our website at www.jmsmucker.com and is available free of charge to any shareholder submitting a written request to the Corporate Secretary, The J. M. Smucker Company, One Strawberry Lane, Orrville, Ohio 44667.

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

(Proposal 2 on the proxy card)

The Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of the independent external audit firm retained to audit our financial statements. The Audit Committee has appointed Ernst & Young LLP as our independent external auditor for the fiscal year ending April 30, 2016. Ernst & Young LLP has served as our independent external auditor continuously since fiscal year 1955. The Audit Committee is responsible for the audit fee negotiations associated with the retention of Ernst & Young LLP. In order to ensure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of the independent external audit firm. Further, in conjunction with the mandated rotation of the auditing firm’s lead engagement partner, the Audit Committee and its chairperson are directly involved in the selection of Ernst & Young LLP’s new lead engagement partner. The members of the Audit Committee and the Board believe that the continued retention of Ernst & Young LLP to serve as our independent external auditor is in the best interests of our shareholders. The Audit Committee has requested that our shareholders ratify this decision.

A representative of Ernst & Young LLP will be present at the annual meeting with an opportunity to make a statement, if so desired, and to respond to appropriate questions with respect to that firm’s examination of our financial statements for the fiscal year ended April 30, 2015.

Although shareholder ratification is not required under the laws of the State of Ohio, we are submitting the appointment of Ernst & Young LLP to our shareholders for ratification at the annual meeting as a matter of good corporate practice and in order to provide a means by which shareholders may communicate their opinion to the Audit Committee. If our shareholders fail to vote on an advisory basis in favor of the selection, the Audit Committee will reconsider whether to retain Ernst & Young LLP and may retain that firm or another firm without re-submitting the matter to our shareholders. Even if our shareholders ratify the appointment, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and the interests of our shareholders.

The affirmative vote of the holders of a majority of the votes cast on this proposal, based upon one vote for each common share owned as of the record date, is necessary to ratify the appointment of Ernst & Young LLP as our Independent Registered Public Accounting Firm. Abstentions, broker non-votes, and shares not in attendance and not voted at the annual meeting will have no effect on the vote for this proposal. Unless otherwise directed, common shares represented by proxy will be voted “FOR” the approval of this proposal.

The Board unanimously recommends a vote FOR ratification of the appointment of Ernst & Young LLP as our

Independent Registered Public Accounting Firm.

ADVISORY VOTE ON EXECUTIVE COMPENSATION (“SAY-ON-PAY”)

(Proposal 3 on the proxy card)

The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010, requires that we provide our shareholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our Chief Executive Officer, Chief Financial Officer, and three other most highly compensated executive officers (collectively, the “Named Executive Officers”) as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC under Section 14A of the Securities Exchange Act of 1934, as amended. In 2011, our shareholders voted to conduct this advisory vote on an annual basis until at least 2017.

As described in detail under the heading “Compensation Discussion and Analysis,” we seek to closely align the interests of the Named Executive Officers with the interests of our shareholders. Our compensation programs are designed to reward the Named Executive Officers for the achievement of short-term and long-term strategic and operational goals and the creation of long-term shareholder value, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking. Some of our key compensation practices and recent modifications include:

Performance-Based Pay	We abide by a strong pay for performance philosophy. For fiscal year 2015, 43% to 83% of the target principal compensation components for our executive officers were variable and tied to financial performance.
No Tax Gross-Ups Policy	We have a Payment of Tax Gross-Ups Policy that prohibits tax gross-up payments to our executive officers.
Significant Stock Ownership	We have a minimum stock ownership requirement for all of our executive officers. All of the Named Executive Officers significantly exceed the applicable minimum stock ownership requirement.
Clawback Policy	We have a Clawback of Incentive Compensation Policy that allows us to recoup incentive-based compensation from our current or former executive officers under certain circumstances.
Freezing of Supplemental Executive Retirement Plan	In May 2012, The J. M. Smucker Company Defined Contribution Supplemental Executive Retirement Plan (the “New SERP”) was frozen to new participants.
Compensation Risk Assessment	We annually conduct a review of our compensation practices and policies and have concluded that our compensation policies and practices do not encourage excessive or unnecessary risk -taking and are not reasonably likely to have a material adverse effect on the Company.
Independent Compensation Committee	Each member of the Compensation Committee is independent as defined in the corporate governance listing standards of the NYSE and our director independence standards.
Outside Compensation Consultant	The Compensation Committee utilizes the services of an independent outside compensation consultant, which performs services solely in support of the Compensation Committee.
No-Hedging Policy	We have a “no hedging” policy that prohibits Directors, executive officers, and employees from engaging in hedging transactions in our common shares or from purchasing our common shares “on margin.”
Use of Tally Sheets	When approving changes in compensation for the Named Executive Officers, the Compensation Committee reviews a tally sheet for each Named Executive Officer.

Four-Year Retention Period Despite Attaining Age and Service Requirements	Beginning with grants made in June 2013, upon participants reaching the age of 60 with 10 years of service, all Restricted Stock Awards (as defined below) vest immediately (as was previously the case), with 50% of such Restricted Stock Awards available for settlement of taxes due and the remainder subject to a four-year retention period even in the event of retirement.
New Long-Term Incentive Award Performance Metrics	Beginning with grants made in June 2016 for fiscal year 2016, Restricted Stock Awards will be based 75% on the achievement of the Company’s annual performance target for non-GAAP earnings per share and 25% on the achievement of the Company’s annual performance target for free cash flow, although no Restricted Stock Awards will be granted if the Company does not achieve at least 80% of its non-GAAP earnings per share target.

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of the Named Executive Officers, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC. The vote is advisory, which means that the vote is not binding on us, the Board, or the Compensation Committee. To the extent there is any significant vote against the Named Executive Officers’ compensation as disclosed in this proxy statement, the Board and the Compensation Committee will evaluate what actions, if any, may be necessary to address the concerns of shareholders.

At our 2014 annual meeting, our executive compensation program received approval from shareholders holding approximately 66% of the total voting power of the Company (i.e., approximately 96% of votes cast). We believe that this result demonstrates our shareholders’ endorsement of the Compensation Committee’s executive compensation decisions and policies.

The affirmative vote of the holders of a majority of the votes cast on this proposal, based upon one vote for each common share owned as of the record date, is necessary to approve, on an advisory basis, our executive compensation. Abstentions, broker non-votes, and shares not in attendance and not voted at the annual meeting will have no effect on the vote for this proposal. Unless otherwise directed, common shares represented by proxy will be voted “FOR” the approval of this proposal. Under the Articles, shareholders are entitled to cast ten votes per share on any matter relating to any stock option plan, stock purchase plan, executive compensation plan, executive benefit plan, or other similar plan, arrangement, or agreement. Because the vote on this proposal is a non-binding, advisory vote, we have determined that such ten-votes-per-share provisions will not apply to this proposal.

Accordingly, we ask our shareholders to vote on the following resolution at our annual meeting:

“RESOLVED, that our shareholders approve, on an advisory basis, the compensation of our Named Executive Officers, as disclosed in our proxy statement for the 2015 annual meeting of shareholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the 2015 Summary Compensation Table, and the other related tables and disclosures.”

The Board unanimously recommends a vote FOR the approval of the compensation of our Named Executive Officers, as disclosed in this proxy statement.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Compensation Committee regularly reviews our compensation philosophy and objectives. The Compensation Committee is also responsible for reviewing and approving compensation for our executive officers on an annual basis. A description of the Compensation Committee’s responsibilities is set forth in detail in its charter, which is posted on our website at www.jmsmucker.com.

Set forth below is a detailed discussion of our compensation program for our executive officers organized as follows:

I.	Executive Summary	Page — 33
II.	Components of Our Compensation Program for Executive Officers	Page — 37
III.	Role of Our Outside Compensation Consultant	Page — 38
IV.	Determination of Compensation for Executive Officers	Page — 39
V.	What Our Short-Term Incentive Compensation Program Is Designed to Reward and How it Works	Page — 41
VI.	What Our Long-Term Incentive Compensation Program (Performance-Based Restricted Stock) Is Designed to Reward and How it Works	Page — 44
VII.	Health Benefits	Page — 47
VIII.	Pension and Retirement Plans, the Non-qualified Supplemental Retirement Plan, and the Voluntary Deferred Compensation Plan	Page — 47
IX.	Other Benefits Executive Officers Receive	Page — 50
X.	Description of Agreements with Executive Officers	Page — 50
XI.	Tax and Accounting Considerations	Page — 53
XII.	Compensation-Related Risk Assessment	Page — 53

I.    Executive Summary

We manage our business with the long-term objective of providing value to all of our constituents — namely, consumers, customers, employees, suppliers, communities in which we have a presence, and shareholders. Our compensation programs are designed to be conservative, yet fair, while supporting this overall objective. Our compensation philosophy is that compensation for all employees, including our executive officers, should be:

•	performance-based;

•	fair and equitable when viewed both internally and externally; and

•	competitive in order to attract and retain the best qualified individuals.

We have designed our compensation programs to reflect each of these characteristics. The performance-based incentives (comprised of corporate performance, and in some cases, individual performance and strategic business area performance) seek to reward both short-term and long-term results and to align the interests of our executive officers and other participants with the interests of our shareholders. Our executive officers receive a compensation package which primarily consists of an annual base salary, short-term incentive awards, and long-term incentive awards.

The Compensation Committee sets performance targets for participants, including executive officers, in June of each year for the fiscal year commencing the prior May 1st. We believe that the performance targets established by the Compensation Committee, based primarily on earnings per share (and, beginning with Restricted Stock Awards granted in June 2016 for fiscal year 2016, free cash flow) and, in some cases, strategic business area performance, require participants, including executive officers, to perform at a high level. During the ten-year period from fiscal year 2006 through fiscal year 2015, our annual compounded growth rate in non-GAAP earnings per share (excluding the impacts described below) was approximately 8%, with a total shareholder return (“TSR”) of approximately 13%. In addition, we increased our dividend rate payable to shareholders every year during this period.

Fiscal Year 2015 Financial Performance

The chart below summarizes our key financial results for fiscal year 2015 compared to fiscal year 2014.

	Fiscal 2015	Fiscal 2014	Change (%)
Net Sales (in millions)	$5,692.7	$5,610.6	1%
Adjusted Income per Diluted Share*	$5.38	$5.61	(4%)
Fiscal Year End Stock Price	$115.92	$96.68	20%

*	The adjusted income per diluted share amounts exclude the impact of the Big Heart acquisition and related purchase accounting and financing items in fiscal year 2015 and certain items affecting comparability (i.e., restructuring and merger and integration costs and unallocated derivative gains and losses) in both fiscal years. We used these amounts for purposes of evaluating our reported results for fiscal year 2015 against our results for fiscal year 2014. In addition, for fiscal year 2015, the Compensation Committee used the adjusted income per diluted share amount to determine whether the non-GAAP earnings per share goal was met for fiscal year 2015. Generally, non-GAAP earnings per share is calculated excluding the impact of restructuring and merger and integration charges and unallocated derivative gains and losses, and, according to the plan, may exclude other items as determined by the Compensation Committee. For a reconciliation of adjusted income per diluted share to the GAAP earnings per share included in our Annual Report to Shareholders, see Appendix A. For a description of how we calculate non-GAAP earnings per share (which we also refer to as “income per common share excluding certain items affecting comparability — assuming dilution”), see Management’s Discussion and Analysis in our Annual Report to Shareholders, which can be found on our website at www.jmsmucker.com/investor-relations.

Our fiscal year 2015 performance was one of the key factors in the compensation decisions for the fiscal year, as more specifically discussed below.

Elements of Executive Officers’ Compensation for Fiscal Year 2015

Annual Base Salary

Salary ranges are determined in the same manner for each of our salaried employees, including each executive officer. The base salaries paid to each executive officer are designed to fall within an established range based on market practice. Actual pay reflects the experience of the executive officer and the scope of his or her responsibility.

Short-Term Incentive Awards

Our short-term incentive compensation program is performance-based and is designed to reward key managers, including executive officers, for their contributions to the Company based on clear, measurable criteria. The Compensation Committee evaluates the following criteria and information when approving the short-term incentive awards for executive officers:

•	our performance in relation to our non-GAAP earnings per share goal for the fiscal year;

•	personal performance of the executive officer based on achievement of corporate performance goals, which may be adjusted in extraordinary circumstances; and

•

if an executive officer has responsibilities that include oversight of a strategic business area, a significant percentage of this award is tied to that strategic business area’s performance in relation to its annual segment profit goal.

The Compensation Committee reviews attainment of relevant profit goals for these areas each year. Short-term incentive awards can range from 0% of the target award amount if we fail to achieve at least 80% of our non-GAAP earnings per share goal, to a maximum of 200% of the target award amount if we achieve or exceed 110% of our earnings per share goal. Executive officers’ target short-term incentive awards range from 35% to 100% of base salary depending on the responsibilities and experience of the executive officer. Specifically, with respect to fiscal year 2015, the Compensation Committee approved the target corporate non-GAAP earnings per share goal of $6.00, and we achieved adjusted non-GAAP earnings per share (which, in addition to certain items affecting comparability, also excludes the impact of the Big Heart acquisition and related purchase accounting and financing items) of $5.38, representing 90% of the target amount. As a result of falling below the earnings target, the corporate performance portion of the short-term incentive award was paid at 50% of the target award for all participants.

Short-Term Award Snapshot

Long-Term Incentive Awards

Our long-term, performance-based compensation is stock-based and is designed to align the interests of management with the interests of our shareholders. Actual long-term incentive awards are based on our non-GAAP earnings per share performance as established by the Compensation Committee the previous June and can range from 0% of the restricted shares target award amount if we fail to achieve 80% of our earnings per share goal, to a maximum of 150% of the restricted shares target award amount if we achieve or exceed 120% of our earnings per share goal. Based on external benchmarks, our executive officers’ long-term incentive award targets for fiscal year 2015 range from 40% to 400% of base salary depending on the responsibilities and experience of the executive officer. Specifically, with respect to fiscal year 2015, we achieved 90% of our non-GAAP earnings per share performance level, resulting in long-term incentive awards of 75% of the target.

Long-Term Award Snapshot

Significant Compensation Practices and Recent Modifications

Our compensation programs, practices, and policies are reviewed and reevaluated on an ongoing basis. We modify our compensation programs to address evolving best practices and changing regulatory requirements. Listed below are some of our more significant practices and recent modifications.

Performance-Based Pay	As discussed above, we abide by a strong pay for performance philosophy. For fiscal year 2015, 43% to 83% of the target principal compensation components for our executive officers were variable and tied to financial performance.
No Tax Gross-Ups Policy	In April 2012, we adopted a Payment of Tax Gross-Ups Policy that prohibits tax gross-up payments to our executive officers.
Significant Stock Ownership	All of the Named Executive Officers significantly exceed the minimum stock ownership guidelines, thereby strongly aligning each Named Executive Officer’s long-term interests with our shareholders. The minimum stock ownership requirement for our Chairman of the Board and Chief Executive Officer is a multiple of six times their annual base salaries. Our other executive officers must own stock with a value of at least two times their annual base salaries.
Clawback Policy	In April 2012, we adopted a Clawback of Incentive Compensation Policy that allows us to recoup incentive-based compensation from our current or former executive officers under certain circumstances. Pursuant to the policy, we may demand repayment of any incentive-based compensation paid or granted to an executive officer in the event of a required accounting restatement of a financial statement of the Company (whether or not based on misconduct) due to material noncompliance of the Company with any financial reporting requirement under the U.S. federal securities laws.
Freezing of Supplemental Executive Retirement Plan	In May 2012, the New SERP was frozen to new participants. Any executive officers elected after such date (including the recently-elected executive officers) will not be eligible to participate in the New SERP but will be eligible to participate in The J. M. Smucker Company Restoration Plan, as discussed in more detail under the heading “Compensation Discussion and Analysis — Pension and Retirement Plans, the Non-qualified Supplemental Retirement Plan, and the Voluntary Deferred Compensation Plan.”
Compensation Risk Assessment	With oversight from Frederic Cook & Co., we conducted a compensation risk assessment and concluded that our compensation policies and practices do not encourage excessive or unnecessary risk-taking and are not reasonably likely to have a material adverse effect on the Company.
Independent Compensation Committee	Each member of the Compensation Committee is independent as defined in the corporate governance listing standards of the NYSE and our director independence standards.
Outside Compensation Consultant	The Compensation Committee utilizes the services of Frederic Cook & Co., an independent outside compensation consultant, which performs services solely in support of the Compensation Committee.
No-Hedging Policy	We have a “no hedging” policy that prohibits Directors, executive officers, and employees from engaging in hedging transactions in our common shares or from purchasing our common shares “on margin.”
Use of Tally Sheets	When approving compensation for the Named Executive Officers, the Compensation Committee annually reviews a tally sheet for each Named Executive Officer.

Four-Year Retention Period Despite Attaining Age and Service Requirements	Beginning with grants made in June 2013, upon participants reaching the age of 60 with 10 years of service, all Restricted Stock Awards vest immediately (as was previously the case), with 50% of such Restricted Stock Awards available for settlement of taxes due and the remainder subject to a four-year retention period. This four year retention period continues regardless of retirement.
New Long-Term Incentive Award Performance Metrics	Beginning with grants made in June 2016 for fiscal year 2016, Restricted Stock Awards will be based 75% on the achievement of the Company’s annual performance target for non-GAAP earnings per share and 25% on the achievement of the Company’s annual performance target for free cash flow, although no Restricted Stock Awards will be granted if the Company does not achieve at least 80% of its non-GAAP earnings per share target.

2014 Say-on-Pay Advisory Vote Outcome

At our 2014 annual meeting, our executive compensation program received approval from shareholders holding approximately 66% of the total voting power of the Company (i.e., approximately 96% of votes cast). We believe that this result demonstrates our shareholders’ endorsement of the Compensation Committee’s executive compensation decisions and policies. Such shareholder vote was one of many factors contributing to the Compensation Committee’s decision to refrain from making significant changes to our compensation mix, peer group, target levels, performance metrics, or other compensation policies. The Compensation Committee will continue to consider results from future shareholder advisory votes, which will be held annually until the next shareholder advisory vote on the frequency of future votes on executive compensation, in its ongoing evaluation of our executive compensation programs and practices.

II.    Components of Our Compensation Program for Executive Officers

Our executive officers receive a compensation package which consists of the following components:

Cash Components

•  annual base salary;

•  annual holiday bonus equal to 2% of annual base salary, which is provided to all of our salaried and hourly non-represented employees; and

•  short-term incentive compensation program, in the form of a potential annual cash award (“Cash Incentive Award”), which provides participants the opportunity, subject to meeting specified goals, to earn an annual cash bonus.

Equity Component

•  our long-term incentive compensation program, in the form of a potential annual grant of restricted shares, restricted stock units, or performance units (“Restricted Stock Award”), provides participants the opportunity, subject to meeting specified goals, to earn a grant of shares of Company stock, which generally vests at the end of a four- year period from the date of grant.

Health and Retirement Benefits

•  participation in health and welfare plans upon substantially the same terms as available to most of our other salaried employees;

•  participation in retirement plans (such as a 401(k) plan, defined benefit pension plan, and employee stock ownership plan) upon substantially the same terms as available to most of our other salaried employees;

•  participation in one of three supplemental executive retirement plans, two of which have been closed to new participants; and

•  periodic physical examinations upon the same terms as available to our other senior-level managers.

Other Benefits

•  the right for executive officers to defer part of their salary or cash bonus under a non-qualified, voluntary, deferred compensation plan; and

•  selected perquisites for certain executive officers, such as use of our aircraft (primarily by the Chairman of the Board and the Chief Executive Officer), financial and tax planning assistance, tickets to entertainment events, and select reimbursement for club dues and expenses.

III.    Role of Our Outside Compensation Consultant

Pursuant to the Compensation Committee charter, the Compensation Committee has the sole authority to (i) engage compensation consultants to assist in the evaluation of non-employee Director and executive officer compensation, (ii) set the fees and other retention terms of such compensation consultants, and (iii) assess the independence of such compensation consultants. Such consultants report directly to the Compensation Committee and do not perform any services directly on behalf of our management.

Before selecting a compensation consultant, the Compensation Committee takes into account all factors relevant to assessing such compensation consultant’s independence from management, including the following six factors:

•	the provision of other services to the Company by the compensation consultant’s employer;

•	the amount of fees received from the Company by the compensation consultant’s employer, as a percentage of total revenues of the employer;

•	the policies and procedures of the compensation consultant’s employer that are designed to prevent conflicts of interest;

•	any business or personal relationship of the compensation consultant with a member of the Compensation Committee;

•	any stock of the Company owned by the compensation consultant; and

•	any business or personal relationship of the compensation consultant or the compensation consultant’s employer with one of our executive officers.

The Compensation Committee has retained Frederic Cook & Co. as an outside consultant to assist, as requested, in the fulfillment of various aspects of its charter. Frederic Cook & Co. reports directly to the Compensation Committee and participates in executive sessions with the Compensation Committee, without members of our management present. Our Chairman of the Board, Chief Executive Officer, President, International and Chief Administrative Officer, and Vice President, General Counsel, and Corporate Secretary also attend the non-executive session portions of the Compensation Committee meetings.

In accordance with its corporate governance model, the Compensation Committee makes all decisions concerning compensation and benefits for our executive officers, and the Compensation Committee relies on Frederic Cook & Co. for advice, data, and market information regarding executive and director compensation.

During fiscal year 2015, Frederic Cook & Co. attended all Compensation Committee meetings, either in person or by telephone, and assisted the Compensation Committee with:

•	providing updates on relevant trends and developments in executive and director compensation;

•	assessing our peer group and the competitiveness of pay levels and practices;

•	evaluating programs and recommendations put forth by management against the Compensation Committee’s stated rewards objectives;

•	reviewing the compensation of non-employee Directors;

•	reviewing information to be included in the compensation sections of our proxy statement; and

•	reviewing our risk assessment of all of our compensation plans.

The Compensation Committee authorized Frederic Cook & Co. staff members working on the Compensation Committee’s behalf to interact with our management, as needed, to obtain or confirm information for presentation to the Compensation Committee. Frederic Cook & Co. has never performed any additional services for the Company other than the types of services mentioned herein.

IV.    Determination of Compensation for Executive Officers

We believe that the compensation paid to our executive officers must be fair and equitable and competitive enough to attract and retain qualified individuals. We also believe that there are certain non-financial, intangible elements of the overall compensation program that provide a positive work environment and provide value for our employees.

Compensation Benchmarking

In an effort to provide competitive, fair, and equitable compensation, target compensation opportunities for our executive officers are benchmarked, at a minimum, every other year. In establishing target compensation opportunities for our executive officers for fiscal years 2015 and 2016, the Compensation Committee used market data for hundreds of companies that participated in two major executive compensation surveys. The two survey databases used included the Towers Watson 2014 U.S. CDB General Industry Executive Database (the “Towers Survey”) and the Hewitt U.S. Total Compensation Measurement 2014 Executive Survey (the “Hewitt Survey” and, together with the Towers Survey, the “Compensation Study”). The information for all companies reporting data for a specific job from the Compensation Study was used when the Compensation Committee reviewed compensation. This data was then size-adjusted using regression analysis to reflect our annual revenues and, where appropriate, the size of a specific business area. The Compensation Study also included publicly available proxy data compiled by Frederic Cook & Co. for the following peer group:

Campbell Soup Company	Hormel Foods Corporation
Church & Dwight Co., Inc.	Ingredion Incorporated
The Clorox Company	Kellogg Company
ConAgra Foods, Inc.	Kraft Foods Group, Inc.
Dean Foods Company	Keurig Green Mountain, Inc.
Dr. Pepper Snapple Group, Inc.	McCormick & Company, Incorporated
Flowers Foods, Inc.	Mead Johnson Nutrition Company
General Mills, Inc.	TreeHouse Foods, Inc.
The Hain Celestial Group, Inc.	The WhiteWave Foods Company
The Hershey Company

The peer group was selected by the Compensation Committee, with the assistance of Frederic Cook & Co., using the following criteria:

•	U.S. companies in the same or similar line of business;

•	companies that are within a reasonable size range in revenue, operating income, assets, equity, and market capitalization;

•	companies that compete for the same customers with similar products, have comparable financial characteristics that investors view similarly, and may be subject to similar external factors; and

•	assessing each remaining company’s primary businesses and important key characteristics for relevancy and comparability.

In response to Dole Food Company, Inc. being taken private and the acquisition of The Hillshire Brands Company by another company, the Compensation Committee approved the removal of those two companies from the peer group and the addition of Keurig Green Mountain, Inc. and The WhiteWave Foods Company for the Compensation Study conducted during fiscal year 2015. In addition, the peer group was selected prior to our acquisition of Big Heart and, therefore, the Compensation Committee intends to re-evaluate the peer group during fiscal year 2016.

The Compensation Committee targets all compensation relative to a range around the 50th percentile of the competitive market data for the applicable fiscal year discussed above (the “Target Range”). We used the Target Range, plus or minus 20% of the midpoint, as a goal for assessing the pay for each salaried employee, including the Named Executive Officers, for fiscal year 2015. The Compensation Study indicated that for fiscal year 2015, compensation for each of the Named Executive Officers was within the Target Range (except for the Chief Financial Officer, who fell slightly below the Target Range, and the President, Big Heart Pet Food and Snacks, who fell slightly above the Target Range), and the mix of compensation was in line with the market.

When approving compensation for executive officers, the Compensation Committee also considers:

•	support of our Basic Beliefs of Quality, People, Ethics, Growth, and Independence;

•

individual performance, including financial and operating results as compared to our corporate and strategic business areas’ financial plan and to prior year results, as well as achievement of personal development objectives;

•	our overall performance, including sales and earnings results;

•	our market share gains;

•	implementation of our strategy;

•	implementation of sound management practices; and

•	the role of appropriate succession planning in key positions.

Base Salary Determination

Salary ranges are determined in the same manner for each of our salaried employees, including each executive officer. The base salaries paid to each executive officer are designed to fall within an established range based on market practice. Actual base salary reflects the experience of the executive officer and the scope of his or her responsibility.

It is the normal practice that each April, the Compensation Committee requests that management submit compensation recommendations for executive officers, other than for the Chairman of the Board and the Chief Executive Officer, using all of the considerations outlined above. These recommendations generally result in salary increases for the executive officers that are aligned with our salary increase budget for other salaried employees. The Compensation Committee reviews all of the above considerations with no single factor necessarily weighted more heavily than another.

In setting and approving compensation for the Chairman of the Board and the Chief Executive Officer, the Compensation Committee holds the Chairman of the Board and the Chief Executive Officer responsible for ensuring that each of the objectives set forth above are achieved and each is assessed in their respective roles in regard to:

•	setting the tone for corporate responsibility by adhering to our Basic Beliefs of Quality, People, Ethics, Growth, and Independence;

•	managing the business, over the long term, to serve all of our constituents, namely consumers, customers, employees, suppliers, communities in which we work, and our shareholders;

•	designing and implementing our long-term strategy;

•	developing appropriate succession planning for key executive officer positions; and

•	with respect to the Chief Executive Officer, delivering positive financial and operational results, including earnings results, as reflected in our financial plan.

At the Compensation Committee’s April 2015 meeting, the Compensation Committee, with input from the Nominating Committee, concluded that the Chairman of the Board and the Chief Executive Officer continue to exceed these performance objectives. The Compensation Committee considered these factors when determining the base salary, Cash Incentive Award target, and Restricted Stock Award target for the Chairman of the Board and the Chief Executive Officer. The Compensation Committee determined that the fiscal year 2016 salary for Richard K. Smucker would be $1,000,000, a 2% increase over his fiscal year 2015 salary.

V.    What Our Short-Term Incentive Compensation Program Is Designed to Reward and How it Works

Our short-term incentive compensation program is performance-based and is designed to reward key managers, including executive officers, for their contributions to the Company based on clear, measurable criteria.

After the end of each fiscal year, the Compensation Committee reviews management’s recommendations for Cash Incentive Awards for executive officers (other than for the Chairman of the Board and the Chief Executive Officer for whom management makes no recommendation). The Compensation Committee evaluates the following criteria and information in approving Cash Incentive Awards for executive officers:

•

our performance in relation to our non-GAAP earnings per share goal for the fiscal year, a goal that is also approved by the Compensation Committee in June of each year for the fiscal year commencing the prior May 1st. The non-GAAP earnings per share goal is calculated excluding the impact of restructuring and merger and integration charges and unallocated derivative gains and losses, and, according to the plan, may exclude other items as determined by the Compensation Committee. The determination of our performance, excluding these charges, is consistent with the way management and the Board evaluates our business;

•	in some cases (as illustrated on the following page), personal performance of the executive officer based on achievement of performance goals, which may be adjusted in extraordinary circumstances;

•

if an executive officer has responsibility for a specific strategic business area, a percentage of the Cash Incentive Award is tied to that strategic business area’s performance in relation to its annual profit goal and the Compensation Committee reviews attainment of relevant profit goals for those areas each year; and

•	awards to each executive officer for the prior three years, as well as base salary for the fiscal year just ended and target award information for each executive officer.

Target awards for executive officers under the short-term incentive compensation program are also approved by the Compensation Committee and are represented as a percentage of each executive officer’s base salary. The target award percentage for each executive officer is reviewed regularly by the Compensation Committee with input from Frederic Cook & Co. The most recent market analysis indicated that the target award percentages were generally below the median of the market. Executive officers’ target awards ranged from 35% to 100% of base salary depending on the responsibilities and experience of the executive officer. For fiscal year 2015, the most an executive officer was eligible to receive in such fiscal year was twice the target award (i.e., between 70% to 200% of base salary).

Participants in the short-term incentive compensation program receive a percentage of their target award based on our performance as shown in the following table. No awards are made unless we first achieve at least 80% of our non-GAAP earnings per share goal.

Ranges	Performance Level Achieved	Percentage of Target Award Earned
Below Threshold	<80%	0%
Threshold	80%	25%
Target	100%	100%
Maximum	110%	200%

In the event performance is between the ranges set forth in the table above, the Compensation Committee determines the percentage of the award that is earned by mathematical interpolation: (i) for each increase of 1% above the threshold performance level but below 90% of the target performance level, the percentage of the target award earned increases by 2.5%; (ii) for each increase of 1% above 90% of the target performance level but below the target performance level, the percentage of the target award earned increases by 5%; and (iii) for each increase of 1% above the target performance level, the percentage of target award earned increases by 10%.

If an executive officer manages or has significant influence over a strategic business area, 50% of the target award is generally tied to the performance of the strategic business area (although 100% of David J. West’s target award for fiscal year 2015 was tied to the performance of the Big Heart strategic business area since the transaction closed near the end of our fiscal year). For all executive officers who are not Covered Participants (as defined below), a portion of the target award is tied to individual performance, which involves subjective evaluation by management of such executive officers.

For executive officers who are members of our strategy council, including the Chief Executive Officer and the Chairman of the Board (collectively, “Covered Participants”), the target award is tied solely to the corporate performance target or a combination of the strategic business area and the corporate performance targets. The Compensation Committee, however, does have discretion to reduce a Covered Participant’s award, but did not reduce any Covered Participant’s award in fiscal year 2015.

A chart illustrating this allocation is as follows:

	Weighting of Target Award		Weighting of Target Award for Covered Participants
Performance Categories	Corporate Participants	Strategic Business Area Participants	Corporate Participants	Strategic Business Area Participants
Corporate Performance	50%	25%	100%	50%
Individual Performance	50%	25%	0%	0%
Strategic Business Area Performance	0%	50%	0%	50%
Total	100%	100%	100%	100%

For fiscal year 2015, all of the executive officers included in the “Summary Compensation Table” were participants in the short-term incentive compensation program, and the weighting of the target award for each Named Executive Officer is set forth in the table below:

Short-Term Incentive Compensation Program

Weighting of Target Award

For Named Executive Officers for

Fiscal Year 2015

	Weighting of Target Award
Executive Officer	Corporate Performance	Strategic Business Area Performance
Richard K. Smucker	100%	0%
Mark R. Belgya	100%	0%
Vincent C. Byrd	100%	0%
Steven Oakland	50%	50%
David J. West	0%	100%

Set forth below is an example of the calculation of a Cash Incentive Award for a corporate participant:

Example:     An executive officer with corporate responsibilities, an annual base salary of $200,000, and a Cash Incentive Award target award of 50% of base salary would receive the following Cash Incentive Award based on achievement of target performance for all categories as shown below:

Ranges	Performance Level Achieved	Percentage of Target Award Earned	Cash Incentive Award Earned
Below Threshold	<80%	0%	$0
Threshold	80%	25%	$25,000
Target	100%	100%	$100,000
Maximum	110%	200%	$200,000

Specifically, with respect to fiscal year 2015, the Compensation Committee approved the target corporate non-GAAP earnings per share goal of $6.00. In order to receive 100% of the target opportunity under the corporate component of the short-term incentive compensation program, we had to achieve non-GAAP earnings per share of $6.00, representing approximately 6.4% growth over the prior year. For fiscal year 2015, we achieved adjusted non-GAAP earnings per share (which, in addition to certain items affecting comparability, also excludes the impact of the Big Heart acquisition and related purchase accounting and financing items) of $5.38, representing 90% of the target amount. As a result of falling below the non-GAAP earnings per share target, the corporate performance portion of the awards was paid at 50% of the target award for all participants. The short-term incentive compensation program corporate performance goals for fiscal year 2015 were as shown in the following table:

Short-Term Incentive Compensation Program

Corporate Performance Goals for

Fiscal Year 2015

Ranges	Performance Level Achieved (Non-GAAP Earnings per Share)	Percentage of Cash Incentive Award Opportunity Earned
Below Threshold	Below $4.80 (80% of target)	0%
Threshold	$4.80 (80% of target)	25%
Target	$6.00 (target)	100%
Maximum	$6.60 (110% of target)	200%

We believe that the performance targets established by the Compensation Committee for fiscal year 2015 required participants, including executive officers, to perform at a high level in order to achieve the target performance levels. During the ten-year period from fiscal year 2006 through fiscal year 2015, we achieved performance in excess of the target level seven times (and achieved the maximum performance level two out of such seven times) and failed to achieve the target performance level three times. During the same time period, our annual compounded growth rate in non-GAAP earnings per share (excluding the impacts described on page 34) was approximately 8%, with a TSR of approximately 13%. Generally, the Compensation Committee sets the minimum, target, and maximum levels such that the relative difficulty of achieving the target level is consistent from year to year.

VI. What Our Long-Term Incentive Compensation Program (Performance-Based Restricted Stock) Is Designed to Reward and How it Works

Our long-term, performance-based compensation is stock-based and designed to align the interests of management with the interests of our shareholders.

Restricted Stock Awards are currently issued under the 2010 Plan. We grant restricted stock units (in lieu of restricted shares) to certain participants who reside outside of the United States in order to comply with local laws and to provide favorable tax treatment to foreign recipients. None of the Named Executive Officers receive restricted stock units. Discussion in this “Compensation Discussion and Analysis” relating to restricted shares also applies to the limited awards of restricted stock units granted to participants residing outside of the United States. The long-term incentive compensation program is generally a five-year program, with a one-year performance period followed by a four-year vesting period. In general, Restricted Stock Awards vest at the end of four years and, in certain limited circumstances, will vest immediately upon a job or position elimination or upon a change of control. Restricted Stock Awards that have not yet vested are forfeited in the event that an employee voluntarily leaves employment with the Company. Pursuant to the terms of the West Employment Agreement (as defined below), David J. West’s Restricted Stock Award for fiscal year 2015 will vest 25% each year over four years, subject to his continuous service with the Company. For purposes of vesting in the first year only, Mr. West’s service as a member of the Board is considered continuous service.

The essential features of the Restricted Stock Awards are as follows:

•

subject to Compensation Committee approval for executive officers and authorized executive officer approval for other participants, grants of Restricted Stock Awards are generally made each June provided the Company meets or exceeds the threshold performance goal for the most recently ended fiscal year;

•

the number of restricted shares awarded in respect of the Restricted Stock Awards is based on our non-GAAP earnings per share performance as established by the Compensation Committee the previous June;

•

target opportunities for Restricted Stock Awards (i.e., the amount of restricted shares a participant is eligible to receive) are computed based on a participant’s base salary level at the beginning of the fiscal year in which the Restricted Stock Award is made, and these targets are communicated to participants at the beginning of each fiscal year;

•

Restricted Stock Awards generally vest 100% at the end of a four-year period so long as a participant remains an employee of the Company. Restricted Stock Awards made prior to June 2013 to participants who reach the age of 60 and have a minimum of 10 years of service with the Company vest immediately. Beginning with grants made in June 2013, upon participants reaching the age of 60 with 10 years of service, all Restricted Stock Awards vest immediately, with 50% of such Restricted Stock Awards available for settlement of taxes due and the remainder subject to a four-year retention period. This retention period continues regardless of retirement;

•	unvested Restricted Stock Awards are forfeited upon an employee’s voluntary departure from the Company; and

•

actual Restricted Stock Awards range from 0% of the restricted shares target award amount if we fail to achieve 80% of our non-GAAP earnings per share goal, to a maximum of 150% of the restricted shares target award amount if we achieve or exceed 120% of our goal as shown in the table below. In the event performance is between the ranges set forth below, the Compensation Committee determines the percentage of the Restricted Stock Award that is earned by mathematical linear interpolation: for each increase of 1% above the threshold performance level but below the target performance level and for each increase of 1% above the target performance level, the percentage of target award increases by 2.5%.

Ranges	Achievement of Target Performance	Percentage of Target Award Earned
Below Threshold	<80%	0%
Threshold	80%	50%
Target	100%	100%
Maximum	120%	150%

In order to receive a Restricted Stock Award, participants must be employed by us at the time of the grant. For all executive officers, except the Covered Participants, we determine the percentage of target and corresponding dollar value of the Restricted Stock Awards that have been earned following the end of the fiscal year, and such determination is approved by the Compensation Committee. The stock price used to determine the number of shares to be awarded is based on the average of the closing stock prices for the final five trading days during the completed fiscal year and the first five trading days of the new fiscal year and is rounded up to the nearest share. The base salary used is that in effect as of the beginning of the new fiscal year.

In order to qualify the Restricted Stock Awards made to certain executive officers who are Covered Participants as performance-based awards under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”):

Following the end of fiscal year 2015, the Compensation Committee determined the number of performance units that were earned by the Covered Participants. Specifically, with respect to fiscal year 2015, the Company achieved 90% of its non-GAAP earnings per share goal, resulting in a Restricted Stock Award of 75% of the fiscal year 2015 Restricted Stock Award target. The performance units were paid in the form of restricted shares out of the 2010 Plan. The performance units, each worth $1.00, were converted to a number of restricted shares based on the average stock price for the final five trading days of fiscal year 2015 and the first five trading days of fiscal year 2016. The restricted shares earned were delivered to the Covered Participants pursuant to the same terms as the restricted shares granted to the other executive officers and are subject to a four-year vesting period. However, as with other participants, once any of the Covered Participants reaches the age of 60 and has a minimum of 10 years of service with the Company, his or her restricted shares will vest immediately, with 50% of such restricted shares available for settlement of taxes due and the remainder subject to a four-year retention period. Based on age and length of service, the restricted shares granted to Richard K. Smucker and Vincent C. Byrd vested upon grant, with 50% of such shares available for settlement of taxes due and the remainder subject to the four-year retention period. This retention period continues into retirement.

Beginning with grants made in June 2016 for fiscal year 2016, the number of restricted shares awarded in respect of the Restricted Stock Awards will be based 75% on the achievement of the Company’s annual performance target for non-GAAP earnings per share and 25% on the achievement of the Company’s annual performance target for free cash flow, although no Restricted Stock Awards will be granted if the Company does not achieve at least 80% of its non-GAAP earnings per share target. Such targets will be established by the Compensation Committee the previous June.

In addition, on March 19, 2015 (April 22, 2015 for David J. West), the Compensation Committee approved performance-based nonstatutory stock options for certain eligible participants, including the Named Executive Officers. The options have an exercise price equal to $111.86 ($117.43 for David J. West), the fair market value of our common stock on the grant date. The one-year performance-based options will fully vest on April 30, 2016 if (i) we achieve certain “synergy realization” and EBITDA performance criteria (each, as defined in the applicable award agreement(s)), and (ii) the participant is employed by the Company on the applicable vesting date. The three-year performance-based options will vest ratably on April 30 of 2016, 2017, and 2018 if (i) we achieve certain “synergy realization” and EBITDA performance criteria (each, as defined in the applicable award agreement(s)) and (ii) the participant is employed by the Company on the applicable vesting date. The terms of the three-year performance-based options also provide for catch-up vesting, such that if an option tranche fails to vest for a particular year due to the non-achievement of the performance criteria, such tranche will be eligible to vest if a specified cumulative performance goal is achieved with respect to the next applicable vesting date.

Stock Ownership Guidelines

All of our executive officers are required to meet minimum stock ownership guidelines within a five-year period of being named an executive officer of the Company. The Chairman of the Board and the Chief Executive Officer have a stock ownership guideline of six times their annual base salaries. Our other executive officers have a stock ownership guideline of two times their annual base salaries. All of the Named Executive Officers, including the Chairman of the Board and the Chief Executive Officer, significantly exceed these ownership requirements.

VII.    Health Benefits

We provide executive officers with health and welfare plans upon substantially the same terms as available to most of our other salaried employees. These benefit plans include medical, dental, vision, life, and disability insurance coverage. We also provide executive officers with periodic physical examinations upon the same terms as available to our other senior-level managers.

VIII. Pension	and Retirement Plans, the Non-qualified Supplemental Retirement Plan, and the Voluntary Deferred Compensation Plan

Our executive officers, including the Named Executive Officers (other than David J. West), participate in the Employee Stock Ownership Plan (the “ESOP”), The J. M. Smucker Company Employees’ Retirement Plan (the “Qualified Pension Plan”), and The J. M. Smucker Company Employee Savings Plan (the “401(k) Plan”). Participation in the ESOP and 401(k) Plan (and, for employees hired prior to December 31, 2007, the Qualified Pension Plan) is an important component of the overall compensation package for substantially all of our employees, including our executive officers. In addition, the Named Executive Officers (other than David J. West) participate in The J. M. Smucker Company Top Management Supplemental Retirement Benefit Plan (as amended, the “SERP”) and are eligible to participate in The J. M. Smucker Company Voluntary Deferred Compensation Plan (the “Deferred Compensation Plan”).

The following chart provides an overview of the key components of each of the plans, as well as the Big Heart defined benefit pension plans in which David J. West participates:

ESOP

• We make an annual allocation of our shares to eligible employee participants

• The value of the allocation is approximately 2% of each participant’s base salary

• Dividends received on shares held in participants’ accounts are used to purchase additional shares of Company stock or paid out, at the participant’s election

• We are discontinuing all future annual allocations of shares to eligible employee participants following the allocation in fiscal year 2016 for the plan year ended April 30, 2015. Big Heart employees (including David J. West) will not participate in the ESOP.

401(k) Plan

• Is the primary Company-provided retirement plan for certain eligible employees, providing a 50% match on employees’ contributions of up to 6% of pay (i.e., a maximum Company match of 3% of pay) for employees age 40 and over as of December 31, 2007

• 100% match on employees’ contributions of up to 6% of pay for employees under the age of 40 as of December 31, 2007, or those becoming new participants, regardless of age, on or after January 1, 2008

• Beginning in fiscal year 2016 and for future years, the match for employees age 40 and over as of December 31, 2007 will be 100% on employees’ contributions of up to 2% of pay and 50% on contributions between 3% and 6% of pay (i.e., a maximum Company match of 4% of pay). The match for employees under the age of 40 as of December 31, 2007, or those becoming new participants, regardless of age, on or after January 1, 2008 will be 150% on employees’ contributions of up to 2% of pay and 100% on contributions between 3% and 6% of pay (i.e., a maximum Company match of 7% of pay).

• All of the Named Executive Officers were over the age of 40 on December 31, 2007

Qualified Pension Plan

• Qualified defined benefit plan which provides a pension benefit based upon years of service with the Company and upon final average pay (average base salary compensation for the five most highly compensated consecutive years of employment)

• Benefits under the Qualified Pension Plan are 1% of final average earnings times the participant’s years of service with the Company

• Employees under the age of 40 as of December 31, 2007 will not earn future additional benefits under the Qualified Pension Plan, but employees age 40 and over as of December 31, 2007 will continue to earn future benefits

• Closed to new participants on December 31, 2007. All of the Named Executive Officers were over the age of 40 on December 31, 2007

SERP

• In addition to retirement benefits under the Qualified Pension Plan, 401(k) Plan, and ESOP, certain of our executive officers, including the Named Executive Officers (other than David J. West), also participate in the SERP, entitling them to certain supplemental benefits upon their retirement

• Benefits are based upon years of service and are 55% (reduced for years of service less than 25) of the average of base salary, holiday bonus, and Cash Incentive Award for the five most highly compensated, consecutive years of employment, less any benefits received under the Qualified Pension Plan and Social Security

• Frozen to new participants on May 1, 2008

The New SERP

• Became effective on May 1, 2008 and provides a benefit for certain executive officers not participating in the SERP

• Entitles participants to certain supplemental benefits upon their retirement, based upon an annual contribution by the Company equal to 7% of the sum of the participant’s base salary, holiday bonus, and Cash Incentive Award, along with an interest credit made each year commencing on April 30, 2009

• Participants will be eligible for benefits upon the attainment of age 55 and 10 years of service with the Company. The New SERP was frozen to new participants on May 1, 2012

• The Named Executive Officers are not participants in the New SERP but will continue to participate in the SERP (other than David J. West, who does not participate in either plan)

The J.M. Smucker Company Restoration Plan (the “Restoration Plan”)

• Became effective on May 1, 2012 and provides a benefit for certain executive officers not participating in the SERP or the New SERP

• Restores contributions that would have been received under our qualified plans but for federal tax limitations;

• Participants are entitled to contribute between 0% and 50% of their eligible pay over the qualified plan compensation limit and are entitled to receive a 401(k)-type match on contributions (i.e., 100% of contributions up to 6% of pay over the compensation limit)

• Also provides an ESOP-type Company contribution equal to 2% of pay over the compensation limit

• The Named Executive Officers are not participants in the Restoration Plan

Deferred Compensation Plan

• Executive officers (other than David J. West) may elect to defer up to 50% of salary and up to 100% of the Cash Incentive Award in the Deferred Compensation Plan

• The amounts deferred are credited to notional accounts selected by the executive officer that mirror the investment alternatives available in the 401(k) Plan. At the time a deferral election is made, participants elect to receive payout of the deferred amounts upon termination of employment in the form of a lump sum or equal annual installments ranging from two to ten years

• The SERP, the New SERP, the Restoration Plan, and the Deferred Compensation Plan are non-qualified deferred compensation plans and, as such, are subject to the rules of Section 409A of the Code, which restrict the timing of distributions

Big Heart Defined Benefit Pension Plans

•  Big Heart sponsors three defined benefit pension plans (collectively, the “Big Heart DB Plans”) in which David J. West participates (subject to the terms of the West Employment Agreement):

•       the Del Monte Corporation Retirement Plan (the “Big Heart Qualified Pension Plan”), which provides funded, tax-qualified benefits up to the limits on compensation and benefits under the Code;

•       the portion of the Del Monte Corporation Additional Benefits Plan (the “Big Heart ABP”) relating to the Big Heart Qualified Pension Plan, which provides unfunded, nonqualified benefits in excess of the limits applicable to the Big Heart Qualified Pension Plan; and

•       the Del Monte Corporation Supplemental Executive Retirement Plan (the “Big Heart SERP”), which provides unfunded, nonqualified benefits that are reduced by benefits under the Big Heart Qualified Pension Plan and the portion of the Big Heart ABP relating to the Big Heart Qualified Pension Plan.

Big Heart Savings Plan	• Big Heart employees (including David J. West) have continued to participate in the Big Heart Savings Plan and receive a 50% match on employees’ contributions of up to 6% of pay

IX.     Other Benefits Executive Officers Receive

For fiscal year 2015, the executive officers (other than David J. West), like all of our salaried and hourly non-represented employees, received an annual holiday bonus equal to 2% of their base salary.

The executive officers are provided certain personal benefits not generally available to all employees. The Compensation Committee believes these additional benefits are reasonable and enable us to attract and retain outstanding employees for key positions. These benefits include personal use of our aircraft (primarily by the Chairman of the Board and the Chief Executive Officer), periodic physical examinations (which are provided to all employees at or above the functional vice president level), financial and tax planning assistance, tickets to entertainment events, reimbursement for specified club dues and expenses, and participation in the SERP, the New SERP, and the Deferred Compensation Plan, or the Restoration Plan (or, with respect to David J. West, the Big Heart DB Plans). The Compensation Committee and the Board have strongly encouraged the Chairman of the Board and the Chief Executive Officer and members of their immediate families to use our aircraft for all business, as well as personal, air travel for efficiency and security purposes. The value of personal travel on our aircraft is calculated in accordance with applicable regulations under the Code and is included in the Chairman of the Board’s and the Chief Executive Officer’s taxable income for the year. The value of these personal benefits for each of the Named Executive Officers, to the extent the aggregate value based on incremental cost to us equaled or exceeded $10,000 for fiscal year 2015, is included in the “Summary Compensation Table.” The Compensation Committee reviews, on an annual basis, the types of perquisites and other benefits provided to executive officers, as well as the dollar value of each perquisite paid to executive officers.

X.     Description of Agreements with Executive Officers

Employment Agreements

Except as set forth below, we do not have employment agreements with any of our executive officers. If we have a change of control, all outstanding equity awards for all participants (other than the performance units for the Covered Participants) will immediately vest. The definition of change of control for purposes of accelerating the vesting of Restricted Stock Awards is set forth in the 2010 Plan and The J. M. Smucker Company 2006 Equity Compensation Plan (the “2006 Plan”).

Employment Agreement with David J. West

In connection with our acquisition of Big Heart, we entered into an employment agreement with David J. West (the “West Employment Agreement”). The West Employment Agreement became effective upon the closing of the transaction on March 23, 2015 and continues until April 30, 2016, unless it is terminated earlier pursuant to the terms of the West Employment Agreement.

Compensation and Benefits

Mr. West’s base salary is $750,000, subject to annual review by the Compensation Committee. Under the West Employment Agreement, he is eligible to receive $1.1 million, representing the accrued amount under the Big Heart Annual Incentive Plan, plus $100,000, representing a pro-rata portion of his target bonus for fiscal year 2015 under his prior employment agreement. Effective May 2015, Mr. West is eligible to earn an annual Cash Incentive Award, targeted at 100% of base salary, with a maximum opportunity equal to 200% of base salary. The Cash Incentive Award is not guaranteed and is subject to the performance of the Company, the U.S. Retail Pet Foods strategic business area, and Mr. West’s individual achievements.

The West Employment Agreement also provides for a lump-sum deferred compensation payment in the amount of $4.8 million, payable 60 days after Mr. West’s employment termination date (the “Deferred Payment”). In addition, as an incentive to remain employed by the Company, Mr. West is eligible to receive $1.2 million in the event he remains employed through April 30, 2016 (the “Retention Award”). The Retention Award will be paid within ten business days after April 30, 2016. These benefits are provided to offset or pay for the benefits owed to Mr. West under his prior employment agreement.

Stock Options

Pursuant to the terms of the West Employment Agreement, Mr. West received a one-time grant of 125,000 options with an exercise price equal to the fair market value of our common stock on the grant date. The options are subject to service-based and performance-based vesting. If Mr. West’s employment is terminated by the Company without “cause” or by Mr. West for “good reason” (each, as defined in the West Employment Agreement), the next tranche of options that would have vested at the time of Mr. West’s termination of employment will no longer be subject to the service-based vesting requirement and any vested options will remain exercisable until the third anniversary of the termination date (but in no event later than the expiration date); however, the options will continue to be subject to the achievement of the applicable financial performance criteria. If Mr. West’s employment is terminated for any other reason, Mr. West’s unvested options will be cancelled without consideration therefore as of the date of the termination of his employment.

Long-Term Incentive Award

Pursuant to the terms of the West Employment Agreement, Mr. West is eligible to earn a discretionary annual grant of restricted common shares in an amount equal to 150% of his annual base salary (the “LTIP Bonus”), conditioned on the achievement of performance objectives established by the Compensation Committee. Once granted, the restricted common shares will be subject to service-based vesting over four years on each of the first four anniversaries of the grant date.

Severance upon Termination of Employment

In the event that Mr. West’s employment is terminated by the Company without cause, or if Mr. West resigns for good reason, he will be eligible to receive certain severance benefits, including: (i) a lump sum payment equal to his base salary through the end of the fiscal year in which termination occurs (the “Base Salary Payment”); (ii) a pro-rata portion of his actual bonus for the year of termination and any bonus earned but unpaid with respect to the fiscal year prior to termination; (iii) the Retention Award, if not already paid; (iv) the Deferred Payment; (v) the accrued amount of Mr. West’s supplemental employee retirement plan balance, payable in a lump sum on the 60th day following the termination date; (vi) company-paid continuation of group medical, life and disability insurance plans for him, his spouse and his dependents, for three months (the “Welfare Continuation Benefit”); (vii) the stock option vesting and continued exercisability as described above; and (viii) accelerated vesting of the tranche of the LTIP Bonus that would have vested in the year of termination.

In the event that Mr. West’s employment is terminated due to Mr. West’s death or “disability” (as defined in the West Employment Agreement), Mr. West is entitled to the same severance benefits as described in the paragraph above, with the exception of the Base Salary Payment and the Welfare Continuation Benefit.

In addition, if Mr. West’s employment is terminated for cause, or if Mr. West resigns without good reason, Mr. West is entitled to (i) the Deferred Payment, (ii) the accrued amount of Mr. West’s supplemental retirement plan balance, and (iii) only if Mr. West resigns without good reason between April 30, 2016 and the vesting date of the first tranche of the LTIP Bonus made in respect of the 2015 fiscal year, but continues to be a member of the Board, Mr. West will be entitled to continued vesting of such tranche of the LTIP Bonus.

In order to receive certain of the above benefits, Mr. West is required to a sign a release of claims in favor of the Company.

Pursuant to the West Employment Agreement, Mr. West has agreed to certain restrictive covenants, including a perpetual confidentiality covenant and one-year post-termination non-competition and non-solicitation covenants.

Consulting Agreements

In April 2011, the Company and each of the Chairman of the Board and the Chief Executive Officer entered into amendments terminating substantially all of the provisions of their Amended and Restated Consulting and Noncompete Agreements, dated December 31, 2010 (together, the “Consulting Agreements”). The amendments are identical in all material respects, and provide that each of the Chairman of the Board’s and the Chief Executive Officer’s right to receive his monthly retirement benefit or death benefit under the SERP as of the third anniversary of his disability, death, or separation from service (without application of early retirement reduction factors) will remain in full force as provided in the Consulting Agreements. All other provisions of the Consulting Agreements, including all rights to continuation of salary, bonus, vesting of options and restricted shares, and each of the Chairman of the Board’s and the Chief Executive Officer’s confidentiality, non-solicitation, and noncompetition obligations following his separation from service, have been terminated. The amendments do not terminate any similar obligations the Chairman of the Board or the Chief Executive Officer may have arising under any other agreement, plan, program, or arrangement with us, or by operation of law.

Change in Control Severance Agreements

In connection with our ongoing efforts to align our compensation program with competitive market practices, in March 2015, we entered into Change in Control Severance Agreements (the “Severance Agreement”) with several of our key employees, including all of the Named Executive Officers. The term of the Severance Agreement is two years, with automatic one-year renewals on each one-year anniversary of the effective date. Subject to limited exceptions, the Board may terminate the Severance Agreement at its discretion. Generally, the Severance Agreement only entitles key employees to severance benefits upon a termination by the Company without “cause” or by the key employee for “good reason” in connection with a “change in control” (each as defined in the Severance Agreement). Under those limited circumstances, an eligible employee will receive severance benefits consisting of: (i) a lump-sum payment equal to two times the sum of annual base salary and the target annual bonus; (ii) pro-rata target bonus for the year of termination; (iii) a lump sum amount equal to COBRA premiums for 18 months; and (iv) if requested by the employee, outplacement services not to exceed $25,000. In order to receive severance payments, the employee must execute a general release of claims in favor of the Company. The Severance Agreement includes an 18-month post-termination non-competition covenant.

The Severance Agreement does not provide for gross-up payments to be made in the event any payment or benefit due to an employee would be subject to the excise tax under Section 4999 of the Code, based on such payments being classified as “excess parachute payments” under Section 280G of the Code. However, in the event any payment or benefit due to an employee would be subject to such excise tax, then the amounts payable to such employee will be reduced to the maximum amount that does not trigger the excise tax, unless the applicable employee would be better off (on an after-tax basis) receiving all such payments and benefits and paying all applicable income and excise tax thereon.

XI.     Tax and Accounting Considerations

The Compensation Committee has considered the potential impact on our compensation plans of the $1,000,000 cap on deductible compensation under Section 162(m) of the Code. Compensation that qualifies as performance-based compensation is exempt from the cap on deductible compensation. For fiscal year 2015, the vesting of certain Restricted Stock Awards granted in 2010 to certain Named Executive Officers is subject to the Section 162(m) limitation. The Compensation Committee believes that executive compensation programs generally should be structured to provide for the deductibility of compensation paid to executive officers. To the extent, however, that the Compensation Committee from time to time believes it to be consistent with its compensation philosophy and in the best interests of the Company and our shareholders to award compensation that is not fully deductible, it may choose to do so.

During fiscal year 2015, the Compensation Committee continued to monitor the regulatory developments under Section 409A of the Code, which was enacted as part of the American Jobs Creation Act of 2004. Section 409A imposes additional limitations on non-qualified deferred compensation plans and subjects those plans to additional conditions.

XII.     Compensation-Related Risk Assessment

During fiscal year 2015, the Compensation Committee oversaw the performance of a risk assessment of our compensation policies and practices to ascertain any material risks that may be created by our compensation programs. In March 2015, members of our human resources, internal audit, and legal departments, along with Frederic Cook & Co., reviewed and assessed the potential risks arising from our compensation policies and practices based on the risk assessment process developed and refined over the past several years, along with a comparison of current industry best practices. The assessment process included a review of risks related to strategy, culture, governance, pay-mix, performance measures, annual short-term and long-term incentives, equity ownership, and trading, along with other compensation risks and management of those risks. The results of management’s review and Frederic Cook & Co.’s assessment were presented to the Compensation Committee in April 2015 for its review and final assessment. Based on the Compensation Committee’s review of the risk assessment, we determined that our compensation policies and practices do not create any risks that are reasonably likely to have a material adverse effect on the Company. This conclusion was supported by our risk mitigating practices, including our clawback policy, “no hedging” policy, holdbacks of a portion of incentive payments for certain sales team participants, caps on incentive compensation awards, incentive modifiers based upon business unit performance, and the use of discretionary adjustments. In addition, Restricted Stock Awards generally have a four-year vesting requirement or four-year retention requirement for retirement eligible employees meeting certain age and years of service requirements, and we have a stock ownership requirement for our executive officers.

SUMMARY COMPENSATION TABLE

The following table provides information concerning the compensation of the Named Executive Officers for fiscal years 2015, 2014, and 2013. Please read the “Compensation Discussion and Analysis” in conjunction with reviewing this table.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)(8)	Total ($)
Richard K. Smucker	2015	980,000	19,600	4,000,000	2,791,250	490,000	611,063	133,924	9,025,837
Chief Executive Officer	2014	950,000	19,000	2,940,000	—	902,500	—	75,495	4,886,995
	2013	920,000	18,400	2,850,000	—	1,564,000	1,371,773	89,668	6,813,841
Mark R. Belgya	2015	475,000	9,500	858,500	1,674,750	178,200	744,022	24,804	3,964,776
Senior Vice President and	2014	460,000	9,200	1,831,600	—	327,800	26,141	19,942	2,674,683
Chief Financial Officer	2013	432,500	8,850	736,000	—	526,600	1,023,770	20,549	2,748,269
Vincent C. Byrd	2015	670,000	13,400	1,370,000	703,200	335,000	1,175,552	34,589	4,301,741
Vice Chairman	2014	650,000	13,000	2,364,100	—	524,900	146,084	22,958	3,721,042
	2013	621,000	12,420	1,235,000	—	844,600	1,787,782	22,135	4,522,937
Steven Oakland	2015	526,000	10,520	1,020,000	1,674,750	295,900	651,647	8,274	4,187,091
President, Coffee and	2014	510,000	10,200	1,918,300	—	248,700	—	22,992	2,710,192
Foodservice	2013	490,000	9,800	816,000	—	480,200	1,065,777	6,958	2,868,735
David J. West(1)	2015	101,260	—	1,125,000	2,433,750	1,200,000	34,417	4,443	4,898,870
President, Big Heart Pet Food and Snacks

(1)	David J. West’s compensation was determined pursuant to the West Employment Agreement. For a summary of the terms of the West Employment Agreement, please see pages 51-52 under the heading “Description of Arrangements with Executive Officers.”

(2)	Included in the Bonus column (d) for all of the Named Executive Officers (other than David J. West) is a holiday bonus representing 2% of annual base salary at the time of payment.

(3)	The amounts reported in column (e) reflect the aggregate grant date fair value computed in accordance with ASC Topic 718 of the Restricted Stock Awards granted during the reported years. For the performance-based Restricted Stock Awards reported in this column for fiscal year 2015 that were granted on June 6, 2014, such amounts are based on the probable outcome of the relevant performance conditions as of the grant date. Assuming that the highest level of performance was achieved for these awards, the grant date fair value of these awards would have been: Richard K. Smucker, $6,000,000; Mark R. Belgya, $1,287,750; Vincent C. Byrd, $2,055,000; Steven Oakland, $1,530,000; and David J. West, $1,687,500.

Restricted shares generally vest at the end of the four-year period from the date of grant or, if earlier, upon the attainment of age 60 and 10 years of service with the Company (provided that, for any grants made during or after June 2013, 50% of such restricted shares will be available for the settlement of taxes due and the remainder will be subject to a four-year retention period). Richard K. Smucker and Vincent C. Byrd were at least age 60 with 10 years of service at fiscal year-end and, therefore, their restricted shares vested immediately upon grant, with 50% of such shares available for settlement of taxes due and the remainder subject to the four-year retention period. During the vesting period, the Named Executive Officers are the beneficial owners of the restricted shares and possess all voting and dividend rights. Dividends are payable at the same rate as is paid on our common shares generally. During fiscal year 2015, we paid dividends at a rate of $2.56 per share.

In addition, the Compensation Committee approved special one-time grants of restricted shares to certain Covered Participants, including the following Named Executive Officers, on May 1, 2013 in recognition of their past leadership contributions and ability to provide continued leadership to the Company in key roles: 10,000 shares granted to
Mark R. Belgya, which shares vest at the end of the five-year period from the date of grant; 10,000 shares to
Vincent C. Byrd, which shares vest at the end of the three-year period from the date of grant; and 10,000 shares to Steven Oakland, which shares vest at the end of the five-year period from the date of grant. Such restricted shares will not vest upon the attainment of age 60 and 10 or more years of service with the Company but will vest immediately upon (i) the death or permanent disability of the Named Executive Officer, (ii) a change of control of the Company, and (iii) in certain limited circumstances, a job or position elimination. Any of such restricted shares that have not yet vested are forfeited in the event that the Named Executive Officer voluntarily leaves employment with the Company.

For a description of the assumptions made in the valuation of such awards, see the note to the Consolidated Financial Statements entitled “Share-Based Payments” in our Annual Report to Shareholders.

(4)	On March 19, 2015 (April 22, 2015 for David J. West), we granted performance-based nonstatutory stock options to certain eligible participants, including the Named Executive Officers. The options have an exercise price equal to $111.86 ($117.43 for David J. West), the fair market value of our common stock on the grant date. The amounts reported in column (f) reflect the aggregate grant date fair value computed in accordance with ASC Topic 718 of the option awards granted during fiscal year 2015. The one-year performance-based options will fully vest on April 30, 2016 if (i) we achieve certain “synergy realization” and EBITDA performance criteria (each, as defined in the applicable award agreement(s)), and (ii) the participant is employed by the Company on the applicable vesting date. The three-year performance-based options will vest ratably on April 30 of 2016, 2017, and 2018 if (i) we achieve certain “synergy realization” and EBITDA performance criteria (each, as defined in the applicable award agreement(s)) and (ii) the participant is employed by the Company on the applicable vesting date. The terms of the three-year performance-based options also provide for catch-up vesting, such that if an option tranche fails to vest for a particular year due to the non-achievement of the performance criteria, such tranche will be eligible to vest if a specified cumulative performance goal is achieved with respect to the next applicable vesting date. For a description of the assumptions made in the valuation of such awards, see the note to the Consolidated Financial Statements entitled “Share-Based Payments” in our Annual Report to Shareholders.

(5)	Amounts shown in column (g) represent performance-based awards under the short-term incentive compensation program. The incentive payment was based on achievement of performance targets established for fiscal year 2015 and was paid in June 2015 (except for David J. West’s award, which will be paid in July 2015), subsequent to the end of the fiscal year. Performance criteria under the short-term incentive compensation program relate to our performance and, in some cases, strategic business area performance, and are discussed in detail under the heading “What Our Short-Term Incentive Compensation Program Is Designed to Reward and How it Works.”

(6)	Amounts shown in column (h) represent the increase in present value of accumulated benefits accrued under the Qualified Pension Plan and the SERP. A discussion of the assumptions made in determining this increase is included below under the heading “Pension Benefits.”

(7)	Column (i) includes payments made by us to defined contribution plans, life insurance and accidental death and dismemberment insurance premiums related to the Named Executive Officers, and charitable matching gifts under our matching gift program, which is available to all of our full-time employees and Directors. We match gifts of up to $1,000 per calendar year to accredited colleges and universities that offer four-year degree programs. Additionally, perquisites were included in this column based on their incremental cost to us for any Named Executive Officer whose total equaled or exceeded $10,000. This column includes a $4,131 tax gross-up provided to David J. West for a travel expense reimbursement which was approved under Big Heart’s policies but a portion of which was paid by the Company after the closing of the Big Heart acquisition.

(8)	The Named Executive Officers received various perquisites provided by or paid by the Company. These perquisites included personal use of our aircraft (primarily by the Chief Executive Officer), reimbursement of specified club dues and expenses, periodic physical examinations, financial and tax planning assistance, and tickets to entertainment events. The Board strongly encourages the Chief Executive Officer and his immediate family to use our aircraft for all air travel for efficiency and security purposes.

All Named Executive Officers, except Steven Oakland and David J. West, received perquisites in excess of $10,000 for fiscal year 2015. The incremental value of the perquisites for these executive officers is included in column (i). The aggregate value of each perquisite or other personal benefit exceeding $25,000 or 10% of the total amount of perquisites and personal benefits for executive officers is as follows: Richard K. Smucker’s personal use of our aircraft totaled $99,152.

In valuing personal use of our aircraft in fiscal year 2015, we used aggregate incremental costs incurred, including costs related to fuel, landing fees, crew meals, and other miscellaneous costs.

2015 GRANTS OF PLAN-BASED AWARDS

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Possible Payouts Under Equity Incentive Plan Awards (2)(3)			Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Employee	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Awards ($/SH)	Awards ($)(4)
Richard K. Smucker	—	245,000	980,000	1,960,000	—	—	—	—	—
	6/6/2014	—	—	—	2,000,000	4,000,000	6,000,000	—	4,000,000
	3/19/2015	—	—	—	—	125,000	—	$111.86	2,791,250
Mark R. Belgya	—	89,063	356,250	712,500	—	—	—	—	—
	6/6/2014	—	—	—	429,250	858,500	1,287,750	—	858,500
	3/19/2015	—	—	—	—	75,000	—	$111.86	1,674,750
Vincent C. Byrd	—	167,500	670,000	1,340,000	—	—	—	—	—
	6/6/2014	—	—	—	685,000	1,370,000	2,055,000	—	1,370,000
	3/19/2015	—	—	—	—	40,000	—	$111.86	703,200
Steven Oakland	—	98,625	394,500	789,000	—	—	—	—	—
	6/6/2014	—	—	—	510,000	1,020,000	1,530,000	—	1,020,000
	3/19/2015	—	—	—	—	75,000	—	$111.86	1,674,750
David J. West	—	1,200,000	1,200,000	2,400,000	—	—	—	—	—
	3/23/2015	—	—	—	562,500	1,125,000	1,687,500	—	1,125,000
	4/22/2015	—	—	—	—	125,000	—	$117.43	2,433,750

(1)	Estimated possible payouts included in the Non-Equity Incentive Plan Awards columns relate to cash payments eligible under our short-term incentive compensation program. Except as set forth below, the amounts in column (c) reflect 25% of the target amount in column (d), while the amounts in column (e) reflect 200% of such target amounts. The amounts are based on salaries in effect as of April 20, 2015 for each Named Executive Officer, which is the basis for determining the actual payments to be made subsequent to year end. The threshold amount for David J. West’s award is equal to the target amount due to the timing of the Big Heart acquisition, the performance of Big Heart, and the terms of the West Employment Agreement.

(2)	These numbers reflect the number of performance units granted in June 2014 (March 2015 for David J. West). The amounts are based on salaries in effect as of May 1, 2015 for each Named Executive Officer, which is the basis for determining the actual Restricted Stock Award to be made in June 2015. Each performance unit is equal in value to $1.00 and has a one- year performance period. The actual dollar amount earned, as determined by the Compensation Committee in June 2015 based on our fiscal year 2015 performance, was converted into restricted shares using $116.62, the average closing share price for the final five trading days of fiscal year 2015 and the first five trading days of fiscal year 2016, and rounded up to the nearest share. The restricted shares were granted on June 12, 2015 (i.e., subsequent to fiscal year end) and were issued out of the 2010 Plan. The grant date fair value for the Restricted Stock Awards based on the probable outcome of the relevant performance conditions as of the grant date is included in the “Summary Compensation Table” in column (e).

Subsequent to fiscal year end, the actual numbers of Restricted Stock Awards granted to each Named Executive Officer (as a result of earning the awards referred to above) were as set forth below. The Named Executive Officer must be employed by the Company on the date of grant in order to be eligible to receive the earned restricted shares.

Name	Restricted Shares Earned on June 12, 2015
Richard K. Smucker	25,725
Mark R. Belgya	5,522
Vincent C. Byrd	8,811
Steven Oakland	6,560
David J. West	7,236

Restricted shares generally vest at the end of the four-year period from the date of grant or, if earlier, upon the attainment of age 60 and 10 or more years of service with the Company (provided that, for any grants made during or after June 2013, 50% of such restricted shares will be available for settlement of taxes due and the remainder will be subject to a four-year retention period). The Restricted Stock Awards issued to Richard K. Smucker and Vincent C. Byrd vested immediately (subject to the four-year retention period for 50% of such shares), because they are both over the age of 60 and have more than 10 years of service with the Company.

(3)	On March 19, 2015 (April 22, 2015 for David J. West), we granted performance-based nonstatutory stock options to certain eligible participants, including the Named Executive Officers. The options have an exercise price equal to $111.86 ($117.43 for David J. West), the fair market value of our common stock on the grant date. The one-year performance-based options will fully vest on April 30, 2016 if (i) we achieve certain “synergy realization” and EBITDA performance criteria (each, as defined in the applicable award agreement(s)), and (ii) the participant is employed by the Company on the applicable vesting date. The three-year performance-based options will vest ratably on April 30 of 2016, 2017, and 2018 if (i) we achieve certain “synergy realization” and EBITDA performance criteria (each, as defined in the applicable award agreement(s)) and (ii) the participant is employed by the Company on the applicable vesting date. The terms of the three-year performance-based options also provide for catch-up vesting, such that if an option tranche fails to vest for a particular year due to the non-achievement of the performance criteria, such tranche will be eligible to vest if a specified cumulative performance goal is achieved with respect to the next applicable vesting date.

(4)	Amounts disclosed in this column for the restricted stock and option awards are computed in accordance with ASC Topic 718 based on the probable outcome of the performance conditions as of the grant date.

OUTSTANDING EQUITY AWARDS AT 2015 FISCAL YEAR END

	Option Awards					Stock Awards
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(5)(6)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Richard K. Smucker	—	125,000	—	111.86	3/19/2025	—	—	4,000,000	4,000,000
Mark R. Belgya	—	75,000	—	111.86	3/19/2025	—	—	858,500	858,500
	—	—	—	—	—	40,705	4,718,524	—	—
Vincent C. Byrd	—	40,000	—	111.86	3/19/2025	—	—	1,370,000	1,370,000
	—	—	—	—	—	10,000	1,159,200	—	—
Steven Oakland	—	75,000	—	111.86	3/19/2025	—	—	1,020,000	1,020,000
	—	—	—	—	—	44,747	5,187,072	—	—
David J. West	—	125,000	—	117.43	4/22/2025	—	—	1,125,000	1,125,000

(1)	On March 19, 2015 (April 22, 2015 for David J. West), we granted performance-based nonstatutory stock options to certain eligible participants, including the Named Executive Officers. The options have an exercise price equal to $111.86 ($117.43 for David J. West), the fair market value of our common stock on the grant date. The one-year performance-based options will fully vest on April 30, 2016 if (i) we achieve certain “synergy realization” and EBITDA performance criteria (each, as defined in the applicable award agreement(s)), and (ii) the participant is employed by the Company on the applicable vesting date. The three-year performance-based options will vest ratably on April 30 of 2016, 2017, and 2018, if (i) we achieve certain “synergy realization” and EBITDA performance criteria (each, as defined in the applicable award agreement(s)) and (ii) the participant is employed by the Company on the applicable vesting date. The terms of the three-year performance-based options also provide for catch-up vesting, such that if an option tranche fails to vest for a particular year due to the non-achievement of the performance criteria, such tranche will be eligible to vest if a specified cumulative performance goal is achieved with respect to the next applicable vesting date.

(2)	Restricted shares outstanding at year end have vested or will vest on the following dates:

Name	6/10/2015	5/1/2016	6/8/2016	6/7/2017	5/1/2018	6/6/2018
Richard K. Smucker	—	—	—	—	—	—
Mark R. Belgya	7,095	—	7,075	8,420	10,000	8,115
Vincent C. Byrd	—	10,000	—	—	—	—
Steven Oakland	8,220	—	8,205	9,336	10,000	8,986
David J. West	—	—	—	—	—	—

Restricted shares generally vest at the end of the four-year period from the date of grant or, if earlier, upon the attainment of age 60 and 10 years of service with the Company (provided that, for grants made during or after June 2013, 50% of such restricted shares will be available for settlement of taxes due and the remainder will be subject to a four-year retention period).

(3)

The Compensation Committee also approved special one-time grants of restricted shares to certain Covered Participants, including the following Named Executive Officers, on May 1, 2013 in recognition of their past leadership contributions and ability to provide continued leadership to the Company in key roles: 10,000 shares granted to Mark R. Belgya, which shares vest at the end of the five-year period from the date of grant; 10,000 shares to Vincent C. Byrd, which shares vest at the end of the three-year period from the date of grant; and 10,000 shares to Steven Oakland, which shares vest at the end of the five-year period from the date of grant. Such restricted shares will not vest upon the attainment of age 60 and 10 or more years of service with the Company but will vest immediately upon (i) the death or permanent disability of the Named Executive Officer, (ii) a change of control of the Company, and (iii) in certain limited circumstances, a job or position elimination. Any of such restricted shares that have not yet vested are forfeited in the event that the Named Executive Officer voluntarily leaves employment with the Company.

(4)	The market value of restricted shares was computed using $115.92, the closing share price of our common shares on April 30, 2015, the last business day of the fiscal year.

(5)	The Named Executive Officer must be employed by us at the time the Compensation Committee determines the number of restricted shares earned in order to be eligible to receive the earned equity awards.

(6)	This number reflects the performance units outstanding at year end. Each performance unit has a value of $1.00. The actual dollars earned, based upon achievement of fiscal year 2015 performance goals, were converted to restricted shares in June 2015. The restricted shares issued to Richard K. Smucker (with a value of $3,000,000), and Vincent C. Byrd (with a value of $1,027,500) vested immediately due to their age and years of service with the Company, with 50% of such restricted shares available for settlement of taxes due and the remainder subject to the four-year retention period. The restricted shares are expected to vest on June 12, 2019 for Mark R. Belgya and Steven Oakland. The restricted shares issued to David J. West will vest ratably over four years on June 12 of 2016, 2017, 2018, and 2019. The number of the restricted shares was computed using the average closing share price for the final five trading days of fiscal year 2015 and the first five trading days of fiscal year 2016 and rounded up to the nearest share. In accordance with published SEC guidance, because we exceeded the threshold goals for fiscal year 2015, the amounts reported in column (i) represent the target number of performance units that could have been earned for fiscal year 2015.

2015 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
(a)	(b)	(c)	(d)		(e)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized On Vesting ($)(1)
Richard K. Smucker	—	—	29,543	(2)	3,099,356
Mark R. Belgya	—	—	9,985		1,044,830
Vincent C. Byrd	—	—	69,409	(3)	7,357,411
Steven Oakland	—	—	11,810		1,235,798
David J. West	—	—	—		—

(1)	The market price used in determining the value realized was calculated using the average of the high and low share prices on the NYSE on the date of vesting.

(2)	This number represents 29,543 restricted shares which vested immediately upon date of grant in June 2014 due to the participant being 60 years of age and having 10 years of service with the Company, however, 14,771 shares ($1,549,626) remain subject to a four-year holding period. These restrictions will be released on June 6, 2018.

(3)	This number includes 52,184 restricted shares which vested on January 27, 2015, due to the participant being 60 years of age and having 10 years of service with the Company, however, 13,796 shares ($1,468,584) remain subject to a four-year holding period. These restrictions will be released on June 7, 2017 (7,064 shares) and June 6, 2018 (6,732 shares).

PENSION BENEFITS

We maintain two defined benefit plans that cover the Named Executive Officers (other than David J. West). One is the Qualified Pension Plan, which provides funded, tax-qualified benefits (up to the limits on compensation and benefits under the Code) to some of our salaried employees as discussed in the “Qualified Pension Plan” summary on page 48. The second is the SERP, which provides unfunded, non-qualified benefits to certain executive officers. All of the Named Executive Officers (other than David J. West) included in the 2015 Pension Benefits Table participate in both of these plans.

In addition, Big Heart sponsors the Big Heart DB Plans in which David J. West participates: (i) the Big Heart Qualified Pension Plan, which provides funded, tax-qualified benefits up to the limits on compensation and benefits under the Code; (ii) the portion of the Big Heart ABP relating to the Big Heart Qualified Pension Plan, which provides unfunded, nonqualified benefits in excess of the limits applicable to the Big Heart Qualified Pension Plan; and (iii) the Big Heart SERP, which provides unfunded, nonqualified benefits that are reduced by benefits under the Big Heart Qualified Pension Plan and the portion of the Big Heart ABP relating to the Big Heart Qualified Pension Plan.

Qualified Pension Plan

The benefit provided under the Qualified Pension Plan is defined as an annuity beginning at normal retirement age, which is 65. It can be paid out in the form of an annuity or lump sum. The Qualified Pension Plan benefit expressed as an annual single life annuity at normal retirement age is 1% times final average earnings times years of service. Final average earnings are equal to average base salary over the five consecutive years of employment which produces the highest average.

In addition, Named Executive Officers who, prior to 1991, participated in the old employee contributory portion of the Qualified Pension Plan may also have a frozen contributory benefit based on their participant contributions made prior to April 30, 1991. Those frozen benefits, included as part of the total Qualified Pension Plan benefit, are as follows: $48,100 for Richard K. Smucker; $1,400 for Mark R. Belgya; $7,900 for Vincent C. Byrd; and $4,000 for Steven Oakland.

Early retirements under the Qualified Pension Plan are subject to the following rules:

•	if the participant terminates employment prior to normal retirement age without completing five years of service, no benefit is payable from the Qualified Pension Plan;

•

if the participant terminates employment after completing five years of service but prior to attaining age 65, the Qualified Pension Plan benefit is calculated based on final average earnings and service at the time the Named Executive Officer leaves employment;

•	terminating participants have the option of receiving a lump sum payment or an immediate annuity at the time of termination;

•

terminating participants who do not receive a lump sum payment or an immediate annuity at the time of termination from the Qualified Pension Plan can begin receiving annuity payments upon reaching age 55 and with 10 years of service rather than the five years required for vesting;

•	early payments are reduced actuarially for benefits that commence before age 65;

•	if the participant has more than 10 years of service and has reached age 55 at the time of retirement, early payments are reduced 4% per year that the benefits start before age 65; and

•	if the participant has more than 30 years of service at the time he terminates employment, early payments are reduced 4% per year from age 62.

As of April 30, 2015, each of Richard K. Smucker, Mark R. Belgya, Vincent C. Byrd, and Steven Oakland had already completed 30 years of service with the Company.

SERP

The benefit provided under the SERP is defined as an annuity beginning at normal retirement age. It can be paid out in the form of an annuity or lump sum. The SERP benefit expressed as an annual single life annuity is equal to (A) 2.5% times final average earnings, times years of service up to 20 years, plus (B) 1.0% times final average earnings, times years of service from 20 to 25 years, minus (C) the basic benefit provided under the Qualified Pension Plan, minus (D) the Company paid portion of the contributory benefit in the Qualified Pension Plan that was frozen April 30, 1991, and minus (E) an estimate of the Social Security benefit that would be payable at the later of age 62 or actual retirement. Final average earnings are equal to average compensation (base salary, holiday bonus, and Cash Incentive Award) over the five consecutive years of employment that produces the highest average.

Early retirements under the SERP are subject to the following rules:

•	if the participant terminates employment before normal retirement age without completing 10 years of service, no SERP benefit is payable;

•

if the participant terminates employment after completing 10 years of service but before age 65, the gross SERP benefit ((A) plus (B) in the prior paragraph) is calculated based on final average earnings and service at the time the participant leaves employment. As of April 30, 2015, Mark R. Belgya, Vincent C. Byrd, and Steven Oakland are eligible for such early retirement benefit; and

•

the gross SERP benefit will be reduced by 4% per year that the benefit commences prior to age 62 and then offset by the Qualified Pension Plan benefit, frozen contributory benefit, and estimate of Social Security benefit.

On April 21, 2011, we amended the SERP to provide that, to the extent payment of any benefit under the SERP is delayed beyond the latter of the participant reaching age 55 or the participant’s separation from service, such benefit will be adjusted (i) with interest, if payable as a lump sum, and (ii) actuarially, if payable as an annuity, all as determined in accordance with the SERP. This change takes into account the fact that Section 409A of the Code imposes a delay on benefit commencement in certain cases.

Big Heart Defined Benefit Pension Plans

Big Heart sponsors the following Big Heart DB Plans in which David J. West participates:

Big Heart Qualified Pension Plan.    The Big Heart Qualified Pension Plan is a non-contributory, cash balance defined benefit retirement plan covering eligible employees of Big Heart. Under the plan, a participant becomes fully vested in his or her benefits after completing three years of service, and from that time, a participant is entitled to receive benefits upon termination of employment for any reason. In general, a non-seasonal salaried employee becomes a participant in the Big Heart Qualified Pension Plan after completion of one year of service. Monthly credits equal to a percentage of eligible compensation are made to each participant’s Personal Retirement Account (“PRA”) within the Big Heart Qualified Pension Plan. The PRA, which is a hypothetical account, accumulates these compensation credits as well as interest credits on the participant’s account balance. Upon becoming a participant, a “catch-up” amount is credited. This catch-up amount is the sum of compensation credits and interest credits that would have been made under the Big Heart Qualified Pension Plan if the participant had been eligible to participate starting at his or her date of employment with Big Heart. The contribution rate varies based on the age of the participant. For David J. West, the contribution rate is 10% of base pay and annual incentive awards up to the annual compensation limit under the Code (which was $265,000 for the 2014 calendar year).

Big Heart ABP.    The portion of the Big Heart ABP that relates to the Big Heart Qualified Pension Plan is a nonqualified benefit plan that provides supplemental benefits equal to certain benefits that cannot be paid under the Big Heart Qualified Pension Plan due to Code limits. Additionally, the Big Heart ABP provides benefits with respect to awards under the Big Heart incentive plans that were deferred under the Del Monte Corporation AIP Deferred Compensation Plan or the Del Monte Foods Company Deferred Compensation Plan, because such deferred amounts are not included as eligible compensation under the Big Heart Qualified

Pension Plan. Benefits under the Big Heart ABP vest at the same time as benefits under the Big Heart Qualified Pension Plan and are determined using a hypothetical account balance as in the Big Heart Qualified Pension Plan. Participation in the Big Heart does not begin until the employee is a participant in the Qualified Pension Plan. Vested benefits under the Big Heart ABP are paid in the seventh full calendar month after termination of employment for any reason (including death). Benefits are paid as a lump sum equal to the participant’s hypothetical account balance under the Big Heart ABP Plan. For David J. West, the 10% retirement contribution is extended to earnings beyond the IRS limit as well as to earnings that were deferred under the Del Monte AIP Deferred Compensation Plan.

Big Heart SERP.    The Big Heart SERP is a nonqualified benefit plan in which Big Heart employees at the level of vice president and above are eligible to participate. No funds are set aside in a trust for payment of benefits under the Big Heart SERP. Rather, benefits are paid from Big Heart’s general assets. Accordingly, participants in the Big Heart SERP are general creditors of Big Heart with respect to the payment of these benefits. A participant vests in his or her Big Heart SERP benefit upon attaining age 55 and at least 5 years of service. Additionally, in order to vest in his or her Big Heart SERP benefit, a participant must be employed at the level of vice president or higher for at least three years.

As applied to David J. West, the terms of the Big Heart SERP are modified by the terms of the West Employment Agreement, which provide for an initial Big Heart SERP value, as of May 13, 2011, of $7.1 million, which is fully vested. The initial benefit will accrue interest at a rate of 11.8% annually, compounded at the end of each 3-month period of the 60-month period following his employment start date, such that as of the fifth anniversary of his start date, his benefit will equal $12.4 million. No actions or calculations under the Big Heart SERP occurring after the fifth anniversary of his start date will reduce the benefit from $12.4 million. Mr. West will continue to accrue interest on his vested Big Heart SERP benefit until the earlier of termination of his employment with the Company and the value of the benefit reaching $12.4 million, and such benefit will not be subject to forfeiture. Upon any termination of Mr. West’s employment, Mr. West is entitled to receive a lump sum payment equal to his initial benefit, plus any interest accrued prior to such termination of employment, but with a maximum of $12.4 million. Any payment of the Mr. West’s Big Heart SERP benefit will be subject to tax withholding.

Determination of Value

The amounts shown in the 2015 Pension Benefits Table are based on the value at age 62 or the current age if older, which is the earliest age at which an unreduced retirement benefit is payable under both plans. Other key assumptions used to determine the amounts are as follows:

•

an interest rate of 4.2%, the Financial Accounting Standards Board Accounting Standards Codification Topic 715 (“ASC Topic 715”) discount rate as of April 30, 2015. The ASC Topic 715 discount rate as of April 30, 2014 was 4.6% and April 30, 2013 was 4.1%;

•

the mortality assumption prescribed by the Internal Revenue Service (“IRS”) to be used in the funding valuation for each given year was used to estimate the value of annuity benefits payable. For all years, the unisex mortality table specified in Revenue Ruling 2001-62 was used to determine lump sums for the SERP. For 2013, the unisex RP-2000 table designated by the IRS for determining lump sums under the Pension Protection Act of 2006 was used for the Qualified Plan; and

•

for the Qualified Plan, 50% of those over age 55 are assumed to elect an annuity; all others are assumed to elect a lump sum for the years 2014 and 2013. Prior to 2013, all benefits under the Qualified Pension Plan are assumed to be paid as annuities. The value of benefits under the SERP have been determined assuming 50% of the benefit is received as an annuity and the remaining 50% is received as a lump sum.

The present value of accumulated benefits of David J. West’s Big Heart SERP is equal to his account balance at April 30, 2015. The amount reported reflects interest accrued on an initial Big Heart SERP balance of $7.1 million provided pursuant to the West Employment Agreement plus accrued interest at a rate of 11.8% annually compounded at the end of each three-month period following June 10, 2011. The balance, including any interest accrued, vested on June 10, 2014.

The present value of accumulated benefits for David J. West’s Big Heart Qualified Pension Plan and Big Heart ABP represents the lump sum amount that would be required to be invested as of April 30, 2015 at a fixed interest rate of 3.9% per annum for the Big Heart Qualified Pension Plan and 3.5% per annum for the Big Heart ABP in order to pay a lump sum upon retirement at age 65 equal to the accrued benefit under the applicable plan as of April 30, 2015 and interest credits on such accrued benefit amount until age 65, calculated at 4.5% per annum.

The years of credited service for the Named Executive Officers (other than David J. West) are based only on their years of service while an employee of the Company. The years of credited service for David J. West include service while employed by Big Heart.

The 2015 Pension Benefits Table below shows the Named Executive Officers’ number of years of credited service, present value of accumulated benefit, and payments during the last fiscal year under each of the plans.

2015 Pension Benefits

(a)	(b)	(c)	(d)	(e)
Name	Plan Name	Years of Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Richard K. Smucker	Qualified Pension Plan	42.6	1,956,582	—
	SERP	42.6	12,702,808

	Total		14,659,390
Mark R. Belgya	Qualified Pension Plan	30.1	826,286	—
	SERP	30.1	3,524,891

	Total		4,351,177
Vincent C. Byrd	Qualified Pension Plan	38.3	1,395,085	—
	SERP	38.3	6,933,776

	Total		8,328,861
Steven Oakland	Qualified Pension Plan	32.6	900,136	—
	SERP	32.6	3,698,030

	Total		4,598,166
David J. West	Big Heart Qualified
	Pension Plan	3.9	132,433	—
	Big Heart ABP	3.9	770,430
	Big Heart SERP	3.9	10,786,508

	Total		11,689,371

2015 NONQUALIFIED DEFERRED COMPENSATION

(a)	(b)	(c)	(d)	(e)	(f)
Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings (Loss) in Last Fiscal Year ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Richard K. Smucker
Deferred Compensation Plan	—	—	433,949	—	4,316,947 (3)
Vested but unreleased shares	—	—	—	—	3,601,982 (4)
Mark R. Belgya	—	—	—	—	—
Vincent C. Byrd	—	—	—	—	—
Vested but unreleased shares	—	—	—	—	1,599,232 (4)
Steven Oakland	—	—	—	—	—
David J. West
Big Heart ABP	—	3,124	—	—	3,124 (5)
Deferred Compensation Payment	—	—	—	—	4,800,000 (6)

(1)	There were no deferrals related to fiscal year 2015. Compensation related to any deferrals would have been included in compensation in the “Summary Compensation Table.”

(2)	No portion of the amounts shown in column (d) are reported in the “Summary Compensation Table” as no earnings are considered to be above market.

(3)	This aggregate balance includes the amounts reported as compensation in the “Summary Compensation Table” in previous fiscal years. For Richard K. Smucker, this amount is $2,457,805. This aggregate balance also includes earnings on prior contributions.

Executive officers (other than David J. West) may elect to defer up to 50% of salary and up to 100% of the Cash Incentive Award in the Deferred Compensation Plan. The amounts deferred are credited to notional accounts selected by the executive officer that mirror the investment alternatives available in the 401(k) Plan.

The Deferred Compensation Plan is a non-qualified deferred compensation plan and, as such, is subject to the rules of Section 409A of the Code, which restrict the timing of distributions. At the time a deferral election is made, participants elect to receive payout of the deferred amounts upon termination of employment in the form of a lump sum or in equal annual installments ranging from 2 to 10 years.

(4)	Beginning with grants made in June 2013, upon participants reaching the age of 60 with 10 years of service, all Restricted Stock Awards vest immediately, with 50% of such Restricted Stock Awards available for settlement of taxes due and the remainder subject to a four-year retention period. Shares subject to this retention requirement are held by Richard K. Smucker (31,073) and Vincent C. Byrd (13,796) from the 2013 and 2014 grants. The market value of restricted shares was computed using $115.92, the closing share price of our common shares on April 30, 2015, the last business day of the fiscal year.

(5)	The portion of the Big Heart ABP that relates to the Big Heart Savings Plan is a nonqualified benefit plan that provides supplemental benefits equal to certain benefits that cannot be paid under the Big Heart Savings Plan due to Code limits.

(6)	The West Employment Agreement provides for a lump-sum deferred compensation payment in the amount of $4.8 million, payable 60 days after Mr. West’s employment termination date.

POTENTIAL PAYMENTS TO EXECUTIVE OFFICERS UPON TERMINATION OR CHANGE IN CONTROL

Consulting Agreements with Timothy P. Smucker and Richard K. Smucker

In April 2011, the Company and each of the Chairman of the Board and the Chief Executive Officer entered into amendments terminating substantially all of the provisions of their Consulting Agreements. The amendments are identical in all material respects and provide that each of the Chairman of the Board’s and the Chief Executive Officer’s right to receive his monthly retirement benefit or death benefit under the SERP as of the third anniversary of his disability, death, or separation from service (without application of early retirement reduction factors) will remain in full force as provided in the Consulting Agreements.

Employment Agreement with David J. West

In connection with our acquisition of Big Heart, we entered into the West Employment Agreement. The West Employment Agreement became effective upon the closing of the transaction on March 23, 2015 and continues until April 30, 2016, unless it is terminated earlier pursuant to the terms of the West Employment Agreement.

In the event that Mr. West’s employment is terminated by the Company without cause, or if Mr. West resigns for good reason, he will be eligible to receive certain severance benefits, including: (i) the Base Salary Payment; (ii) a pro-rata portion of his actual bonus for the year of termination and any bonus earned but unpaid with respect to the fiscal year prior to termination; (iii) the Retention Award, if not already paid; (iv) the Deferred Payment; (v) the accrued amount of Mr. West’s supplemental employee retirement plan balance, payable in a lump sum on the 60th day following the termination date; (vi) the Welfare Continuation Benefit; (vii) the stock option vesting and continued exercisability as described above; and (viii) accelerated vesting of the tranche of the LTIP Bonus that would have vested in the year of termination. In the event that Mr. West’s employment is terminated due to Mr. West’s death or “disability” (as defined in the West Employment Agreement), Mr. West is entitled to the same severance benefits as described in the paragraph above, with the exception of the Base Salary Payment and the Welfare Continuation Benefit. In addition, if Mr. West’s employment is terminated by the Company for cause, or if Mr. West resigns without good reason, Mr. West is entitled to (i) the Deferred Payment, (ii) the accrued amount of Mr. West’s supplemental retirement plan balance, and (iii) only if Mr. West resigns without good reason between April 30, 2016 and the vesting date of the first tranche of the LTIP Bonus made in respect of the 2015 fiscal year, but continues to be a member of the Board, Mr. West will be entitled to continued vesting of such tranche of the LTIP Bonus.

For a more detailed summary of the West Employment Agreement, please see pages 50-51 under the heading “Description of Agreements with Executive Officers.”

Broad-Based Severance Plan

All of the Named Executive Officers are eligible for benefits under a broad-based severance plan (other than David J. West, whose severance benefits are provided in the West Employment Agreement summarized above). If a Named Executive Officer is terminated without cause, he will be eligible for a severance benefit of up to one year of base salary based on certain age and service requirements.

Long-Term Disability

In the event of a qualified long-term disability, participants continue to earn Qualified Pension Plan benefit service up to the earlier of age 65 or the end of the disability period. Also, 60% of base salary is continued, up to $20,000 per month, until the earlier of age 65 or the end of the disability period.

Termination Payments

The Severance values in the following tables represent potential payments to the Named Executive Officers based on certain possible termination events. These payments are based on the broad-based severance plan that covers substantially all of our salaried employees.

The Cash Incentive Award values in the following tables represent potential payments to each Named Executive Officer who is eligible to receive an award under the short-term incentive compensation program based on our actual performance if he is actively employed on the last day of the fiscal year.

The Value of Restricted Shares in the following tables reflect the immediate vesting of outstanding equity awards based on the type of termination that has occurred or in the event of a change in control. If we have a change in control, all outstanding equity awards (other than performance units for Covered Participants described above) will immediately vest based on the terms of the existing equity plans. No restricted shares are awarded if an employee is not actively employed with us on the date of the grant. The Restricted Stock Award for fiscal year 2015 that would have been forfeited based on the assumed April 30, 2015 termination date is not reflected in the termination scenario tables.

The Retiree Healthcare Benefit values in the following tables are shown only for those Named Executive Officers who are eligible for retirement as of the end of the fiscal year. These values represent the balance as of April 30, 2015 of the employee’s Healthcare Retirement Account. The Named Executive Officer may use this balance in retirement to cover healthcare costs and premiums.

Potential Change in Control Payments

We have entered into Severance Agreements with several of our key employees, including all of the Named Executive Officers. The term of the Severance Agreement is two years, with automatic one-year renewals on each one-year anniversary of the effective date. Subject to limited exceptions, the Board may terminate the Severance Agreement at its discretion.

Generally, the Severance Agreement only entitles the Named Executive Officers to severance benefits upon a termination by the Company without “cause” or by the key employee for “good reason” in connection with a change in control (each as defined in the Severance Agreement). If so terminated, a Named Executive Officer will receive severance benefits consisting of: (i) a lump-sum payment equal to two times the sum of the Named Executive Officer’s annual base salary and the target annual bonus; (ii) pro-rata target bonus for the year of termination; (iii) a lump sum amount equal to the cost of COBRA coverage for 18 months; and (iv) if requested by the Named Executive Officer, outplacement services not to exceed $25,000. In order to receive severance payments, the Named Executive Officer must execute a general release of claims in favor of the Company. The Severance Agreement includes an 18-month post-termination non-competition covenant.

In the event that any payment or benefit due to a Named Executive Officer would be subject to the excise tax under Section 4999 of the Code, based on such payments being classified as “excess parachute payments” under Section 280G of the Code, then the amounts payable to such Named Executive Officer will be reduced to the maximum amount that does not trigger the excise tax, unless the Named Executive Officer would be better off (on an after-tax basis) receiving all such payments and benefits and paying all applicable income and excise tax thereon.

Termination Analysis Tables

The following tables illustrate the estimated potential payment obligations under various termination events. The tables assume termination of employment occurs on the last day of the fiscal year. A closing stock price of $115.92, as of the last business day of the fiscal year, is assumed for all equity values.

Termination Analysis for Richard K. Smucker

	Termination Scenario for Fiscal Year Ending April 30, 2015
Compensation Components	Voluntary ($)(1)	Death ($)	Involuntary for Cause ($)	Involuntary w/o Cause ($)	Change in Control ($)
Severance(2)	—	—	—	1,000,000	3,960,000
Medical & Outplacement Benefits	—	—	—	—	36,473
Cash Incentive Award	490,000	490,000	490,000	490,000	490,000
Value of Restricted Shares	—	—	—	—	—
Retirement Benefits(3)	14,659,390	7,759,071	14,659,390	14,659,390	14,659,390
Retiree Healthcare Benefits(4)	53,153	—	53,153	53,153	53,153

Total Benefits to Employee	15,202,543	8,249,071	15,202,543	16,202,543	19,199,016

(1)	The Named Executive Officer is currently eligible for retirement. This amount assumes the Named Executive Officer voluntarily terminates or retires.

(2)	In the event of an involuntary termination without cause, the amount equals up to a maximum of 52 weeks of pay based on the provisions of the severance plan. In the event of a change in control, the amount equals two times the sum of the annual base salary and the target annual bonus.

(3)	Retirement Benefits represent the total value of such benefits assuming the termination event occurs on April 30, 2015. Such amounts may differ from the comparable value shown on the “Pension Benefits Table” since these benefits are assumed to be payable immediately and the “Pension Benefits Table” assumes payments are deferred to the earliest unreduced retirement age. Death benefits assume that the surviving spouse receives half of the 50% joint and survivor benefit. There is a three-year waiting period before SERP payments begin.

(4)	This amount includes the current balance of the Named Executive Officer’s employer provided Healthcare Retirement Account.

Termination Analysis for Mark R. Belgya

	Termination Scenario for Fiscal Year Ending April 30, 2015
Compensation Components	Voluntary ($)(1)	Death ($)	Involuntary for Cause ($)	Involuntary w/o Cause ($)	Change in Control ($)
Severance(2)	—	—	—	505,000	1,722,500
Medical & Outplacement Benefits	—	—	—	—	40,949
Cash Incentive Award	178,200	178,200	178,200	178,200	178,200
Value of Restricted Shares(3)	—	4,718,524	—	4,718,524	4,718,524
Retirement Benefits(4)	4,698,409	2,500,310	4,698,409	4,698,409	4,698,409
Retiree Healthcare Benefits	—	—	—	—	—

Total Benefits to Employee	4,876,609	7,397,034	4,876,609	10,100,133	11,358,582

(1)	The Named Executive Officer is not currently eligible for retirement.

(2)	In the event of an involuntary termination without cause, the amount equals up to a maximum of 52 weeks of pay based on the provisions of the severance plan. In the event of a change in control, the amount equals two times the sum of the annual base salary and the target annual bonus.

(3)	In the event of a change in control, death, or permanent disability, all unvested equity awards would automatically vest. In the event of an involuntary termination without cause, the Compensation Committee has the discretion to vest all outstanding unvested restricted shares. The amount under the column “Involuntary w/o Cause” assumes that all unvested restricted shares become vested.

(4)	Retirement Benefits represent the total value of such benefits assuming the termination event occurs on April 30, 2015. Such amounts may differ from the comparable value shown on the “Pension Benefits Table.” Death benefits assume that the surviving spouse receives half of the 50% joint and survivor benefit.

Termination Analysis for Vincent C. Byrd

	Termination Scenario for Fiscal Year Ending April 30, 2015
Compensation Components	Voluntary ($)(1)	Death ($)	Involuntary for Cause ($)	Involuntary w/o Cause ($)	Change in Control ($)
Severance(2)	—	—	—	685,000	2,710,000
Medical & Outplacement Benefits	—	—	—	—	36,473
Cash Incentive Award	335,000	335,000	335,000	335,000	335,000
Value of Restricted Shares(3)	—	1,159,200	—	1,159,200	1,159,200
Retirement Benefits(4)	8,378,658	4,512,767	8,378,658	8,378,658	8,378,658
Retiree Healthcare Benefits(5)	46,168	—	46,168	46,168	46,168

Total Benefits to Employee	8,759,826	6,006,967	8,759,826	10,604,026	12,665,499

(1)	The Named Executive Officer is currently eligible for retirement. This amount assumes the Named Executive Officer voluntarily terminates or retires.

(2)	In the event of an involuntary termination without cause, the amount equals up to a maximum of 52 weeks of pay based on the provisions of the severance plan. In the event of a change in control, the amount equals two times the sum of the annual base salary and the target annual bonus.

(3)	In the event of a change in control, death, or permanent disability, all unvested equity awards would automatically vest. In the event of an involuntary termination without cause, the Compensation Committee has the discretion to vest all outstanding unvested restricted shares. The amount under the column “Involuntary w/o Cause” assumes that all unvested restricted shares become vested.

(4)	Retirement Benefits represent the total value of such benefits assuming the termination event occurs on April 30, 2015. Such amounts may differ from the comparable value shown on the “Pension Benefits Table” since these benefits are assumed to be payable immediately and the “Pension Benefits Table” assumes payments are deferred to the earliest unreduced retirement age. Death benefits assume that the surviving spouse receives half of the 50% joint and survivor benefit.

(5)	This amount includes the current balance of the Named Executive Officer’s employer provided Healthcare Retirement Account.

Termination Analysis for Steven Oakland

	Termination Scenario for Fiscal Year Ending April 30, 2015
Compensation Components	Voluntary ($)(1)	Death ($)	Involuntary for Cause ($)	Involuntary w/o Cause ($)	Change in Control ($)
Severance(2)	—	—	—	600,000	1,989,000
Medical & Outplacement Benefits	—	—	—	—	40,949
Cash Incentive Award	295,900	295,900	295,900	295,900	295,900
Value of Restricted Shares(3)	—	5,187,072	—	5,187,072	5,187,072
Retirement Benefits(4)	4,967,185	2,644,545	4,967,185	4,967,185	4,967,185
Retiree Healthcare Benefits	—	—	—	—	—

Total Benefits to Employee	5,263,085	8,127,517	5,263,085	11,050,157	12,480,106

(1)	The Named Executive Officer is not currently eligible for retirement.

(2)	In the event of an involuntary termination without cause, the amount equals up to a maximum of 52 weeks of pay based on the provisions of the severance plan. In the event of a change in control, the amount equals two times the sum of the annual base salary and the target annual bonus.

(3)	In the event of a change in control, death, or permanent disability, all unvested equity awards would automatically vest. In the event of an involuntary termination without cause, the Compensation Committee has the discretion to vest all outstanding unvested restricted shares. The amount under the column “Involuntary w/o Cause” assumes that all unvested restricted shares become vested.

(4)	Retirement Benefits represent the total value of such benefits assuming the termination event occurs on April 30, 2015. Such amounts may differ from the comparable value shown on the “Pension Benefits Table.” Death benefits assume that the surviving spouse receives half of the 50% joint and survivor benefit.

Termination Analysis for David J. West

	Termination Scenario for Fiscal Year Ending April 30, 2015
Compensation Components	Voluntary ($)(1)	Death ($)	Involuntary for Cause ($)	Involuntary w/o Cause ($)(2)	Change in Control ($)
Severance(3)	—	—	—	—	3,000,000
Medical & Outplacement Benefits	—	—	—	2,010	37,061
Cash Incentive Award	1,200,000	1,200,000	1,200,000	1,200,000	1,200,000
Value of Restricted Shares(4)	—	—	—	—	—
Retention Award	—	1,200,000	—	1,200,000	1,200,000
Retirement Benefits(5)	11,589,290	11,589,290	11,589,290	11,589,290	11,589,290
Deferred Compensation Payment(6)	4,800,000	4,800,000	4,800,000	4,800,000	4,800,000
Retiree Healthcare Benefits	—	—	—	—	—

Total Benefits to Employee	17,589,290	18,789,290	17,589,290	18,791,300	21,826,351

(1)	The Named Executive Officer is not currently eligible for retirement.

(2)	Pursuant to the terms of the West Employment Agreement, Mr. West would also be entitled to these benefits if he resigns for good reason.

(3)	In the event that Mr. West’s employment is terminated by the Company without cause, or if Mr. West resigns for good reason, he would be entitled to receive a lump sum payment equal to his base salary through the end of the fiscal year in which termination occurs. In addition, in the event of a change in control, Mr. West would be entitled to receive two times the sum of his annual base salary and target annual bonus.

(4)	In the event of a change in control, death, or permanent disability, all unvested equity awards would automatically vest. In the event of an involuntary termination without cause, the Compensation Committee has the discretion to vest all outstanding unvested restricted shares. The amount under the column “Involuntary w/o Cause” assumes that all unvested restricted shares become vested.

(5)	Retirement Benefits represent the total value of such benefits assuming the termination event occurs on April 30, 2015. Such amounts may differ from the comparable value shown on the “Pension Benefits Table.” Death benefits assume that the surviving spouse receives half of the 50% joint and survivor benefit.

(6)	The West Employment Agreement provides for a lump-sum deferred compensation payment in the amount of $4.8 million, payable 60 days after Mr. West’s employment termination date.

TOTAL SHAREHOLDER RETURN GRAPH

In the “Compensation Discussion and Analysis” portion of this proxy statement describing the short-term incentive compensation program, we noted that, from fiscal year 2006 through fiscal year 2015, we achieved an annual compounded growth rate in non-GAAP earnings per share (excluding the impacts described on page 34) of approximately 8%.

Set forth in the table below is a graph comparing the cumulative total shareholder return for the five years ended April 30, 2015, for our common shares, the S&P 500 Index, and the S&P Packaged Foods and Meats Index. These figures assume all dividends are reinvested when received and are based on $100 invested in our common shares and the referenced index funds on April 30, 2010.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

Among The J. M. Smucker Company, the S&P 500 Index

and the S&P Packaged Foods & Meats Index

	4/10	4/11	4/12	4/13	4/14	4/15
The J. M. Smucker Company	$100.00	126.29	137.31	182.49	174.65	214.53
S&P 500	100.00	117.22	122.79	143.54	172.87	195.31
S&P Packaged Foods & Meats	100.00	116.26	131.46	168.31	185.21	212.95

*	$100 invested on April 30, 2010, in stock or index, including reinvestment of dividends. Fiscal year ending April 30.

Copyright © 2015 Standard & Poor’s, a division of The McGraw-Hill Companies Inc. All rights reserved.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the year ended April 30, 2015.

EXECUTIVE COMPENSATION COMMITTEE

Elizabeth Valk Long, Chair

Kathryn W. Dindo

Paul J. Dolan

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Each of the following non-employee Directors served as a member of the Compensation Committee during fiscal year 2015: Kathryn W. Dindo, Paul J. Dolan, and Elizabeth Valk Long. During fiscal year 2015, no Company executive officer or Director was a member of the board of directors of any other company where the relationship would be construed to constitute a committee interlock within the meaning of the rules of the SEC.

Paul J. Dolan, a member of the Compensation Committee, is chairman and chief executive officer of the Cleveland Indians, the Major League Baseball team operating in Cleveland, Ohio. Mr. Dolan’s family also owns the Cleveland Indians organization. We incurred approximately $240,500 in advertising and promotional activities expenses related to our sponsorship with the Cleveland Indians organization, along with purchases of season tickets and a partial season for a luxury box, in fiscal year 2015.

APPROVAL OF THE J. M. SMUCKER COMPANY

2010 EQUITY AND INCENTIVE COMPENSATION PLAN

(Proposal 4 on the proxy card)

On April 21, 2010, the Compensation Committee unanimously approved and adopted the 2010 Plan. Thereafter, the 2010 Plan was approved by the Company’s shareholders at the Annual Meeting of Shareholders held on August 18, 2010. The 2010 Plan allows the Board, acting through the Compensation Committee, to design compensatory awards that are responsive to the Company’s needs, and includes authorization for a variety of awards designed to align the interests of management with those of shareholders. The Compensation Committee has the discretion to set performance goals applicable to certain awards under the 2010 Plan with the intent that such awards be qualified as “performance-based compensation” under Section 162(m) of the Code, for the purpose of exempting such awards from the $1 million deduction limitation imposed by Section 162(m) of the Code. Section 162(m) of the Code requires that the performance goals be disclosed and re-approved by the Company’s shareholders every five years. Therefore, shareholders are being asked to approve the complete text of the 2010 Plan, specifically with respect to the Management Objectives set forth in the 2010 Plan, in order to satisfy the requirements under 162(m) of the Code. We have not made any material changes to the 2010 Plan since its approval by the shareholders on August 18, 2010.

The Company has historically granted equity awards to employees and non-employee Directors under various incentive compensation plans, including the 2006 Plan. The 2010 Plan became effective, with respect to cash incentive awards, on the date of shareholder approval and, with respect to all other awards under the 2010 Plan, on November 7, 2010 (the “Effective Date”) and no further grants have been made on or after November 7, 2010 under the 2006 Plan, except that outstanding awards granted under the 2006 Plan continue unaffected following such date.

The approval of the 2010 Plan is, as provided in the Articles, a matter to which shareholders are entitled to cast ten-votes-per-share, subject to the holding requirements set forth in the Articles. The following summary of the principal provisions of the 2010 Plan is not intended to be exhaustive and is qualified in its entirety by the terms of the 2010 Plan, a copy of which is attached as Appendix B to this proxy statement.

2010 Plan Highlights

The 2010 Plan authorizes the granting of equity-based compensation in the form of stock options, stock appreciation rights (“SARs”), restricted stock, restricted stock units (“RSUs”), cash incentive awards, performance shares, performance units, and other awards for the purpose of providing the Company’s non-employee Directors, executive officers, other employees, and consultants incentives and rewards for performance. Some of the key features of the 2010 Plan that reflect the Company’s commitment to effective management of incentive compensation are set forth below and are described more fully under the heading “Summary of the 2010 Plan” and in the 2010 Plan.

Administration.    The 2010 Plan will be administered by the Board. The Board may delegate its authority under the 2010 Plan to a committee or subcommittee thereof. The Board has delegated authority to the Compensation Committee to administer the 2010 Plan.

The Board or the Compensation Committee may delegate to one or more of its members or to one or more of the executive officers, or to one or more agents or advisors, administrative duties or powers to do one or both of the following (subject to certain limitations described in the 2010 Plan):

•	designate employees to receive awards under the 2010 Plan; and

•	determine the size of any such awards.

2010 Plan Limits.    Total awards under the 2010 Plan are limited to 7,000,000 shares plus, as of the Effective Date, the number of common shares available for awards under the 2006 Plan on the Effective Date. The 2010 Plan also provides that:

•	the aggregate number of common shares actually issued or transferred upon the exercise of incentive stock options (“ISOs”) will not exceed 7,000,000 common shares;

•	no more than 350,000 shares in the aggregate will be used for awards to non-employee Directors and other awards;

•	no participant will be granted stock options or SARs, in the aggregate, for more than 1,000,000 common shares during any calendar year;

•

no participant will be granted awards of restricted stock, RSUs, performance shares, or other stock-based awards that are intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code, as amended, in the aggregate, for more than 400,000 common shares during any calendar year;

•

no participant in any calendar year will receive an award of performance units that are intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code having an aggregate maximum value in excess of $7,000,000; and

•

no participant in any calendar year will receive cash incentive awards that are intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code having an aggregate maximum value in excess of $7,000,000.

No Liberal Recycling Provisions.    The 2010 Plan provides that only shares with respect to awards granted under the 2010 Plan that expire or are forfeited or cancelled, or shares that were covered by an award the benefit of which is paid in cash instead of shares, will again be available for issuance under the 2010 Plan. The following shares will not be added back to the aggregate plan limit: (1) shares tendered in payment of the option exercise price; (2) shares withheld by the Company to satisfy the tax withholding obligation; and (3) shares that are repurchased by the Company with stock option proceeds. Further, all shares covered by a SAR that is exercised and settled in shares, whether or not all shares are actually issued to the participant upon exercise of the right, will be considered issued or transferred pursuant to the 2010 Plan.

Minimum Vesting Periods.    The 2010 Plan provides that generally:

•

Restricted stock and RSUs may not become unrestricted by the passage of time sooner than one-third per year over three years unless restrictions lapse sooner by virtue of retirement, the attainment of reasonable age and service requirements approved by the Compensation Committee, death or disability of a participant, or a change in control;

•

The period of time within which Management Objectives (as defined on page 35) relating to cash incentive awards, performance shares, and performance units must be achieved will be a minimum of one year, subject to earlier lapse or modification by virtue of retirement, the attainment of reasonable age and service requirements approved by the Compensation Committee, death or disability of a participant, or a change in control; and

•

Restricted stock and RSUs that vest upon the achievement of Management Objectives cannot vest sooner than one year from the date of grant, but may be subject to earlier lapse or modification by virtue of retirement, the attainment of reasonable age and service requirements approved by the Compensation Committee, death or disability of a participant, or a change in control.

No Repricing.    We have never repriced underwater stock options or SARs, and repricing of underwater options and SARs is prohibited without shareholder approval under the 2010 Plan.

Change in Control Definition.    The 2010 Plan includes a definition of “change in control.” In general, a change in control will be deemed to have occurred if:

•

there is a consummation of a merger, consolidation, combination, or majority share acquisition and, as a result of which, the securities of the Company entitled to vote generally in the election of Directors that are outstanding immediately prior to the transaction do not continue to represent one-third or more of the voting power of the surviving entity or any parent;

•	we sell all or substantially all of our assets;

•	our shareholders adopt a resolution of reorganization or dissolution of the Company;

•

during any consecutive two-year period, individuals who at the beginning of the period constituted the Company’s Board cease for any reason to constitute at least a majority of the Company’s Board, unless their replacements are approved as described in the 2010 Plan; or

•	a person or group buys 25% or more of the Company’s then outstanding securities, unless such acquisition is approved by the vote of at least two-thirds of the Directors then in office.

Dividends and Dividend Equivalents.    The 2010 Plan provides that dividends or other distributions of performance shares, restricted stock, or RSUs that are earned or that have restrictions that lapse as a result of the achievement of Management Objectives will be deferred until and paid contingent upon the achievement of the applicable Management Objectives.

Other Features.

•	The 2010 Plan also provides that no stock options or SARs will be granted with an exercise or base price less than the fair market value of our common stock on the date of grant.

•	The 2010 Plan is designed to allow awards made under the 2010 Plan to qualify as qualified performance-based compensation under Section 162(m) of the Code.

•

The Board has delegated to the Compensation Committee (consisting of only independent Directors) administration of the 2010 Plan. Pursuant to such delegation, the Compensation Committee will have all of the powers and authority of the Board as described herein.

Summary of the 2010 Plan

Shares Available Under the 2010 Plan.    Subject to adjustment as provided in the 2010 Plan, the number of common shares that may be issued or transferred:

•	upon the exercise of stock options or SARs;

•	in payment of restricted stock and released from substantial risks of forfeiture;

•	in payment of RSUs;

•	in payment of performance shares or performance units that have been earned;

•	as awards to non-employee Directors;

•	as other awards; or

•	in payment of dividend equivalents paid for awards made under the 2010 Plan will not exceed in the aggregate 7,000,000 common shares, plus, as of the Effective Date, the number of common shares available for awards under the 2006 Plan on the Effective Date. These shares may be shares of original issuance or treasury shares or a combination of the foregoing.

Common shares covered by an award granted under the 2010 Plan will not be counted as used unless and until they are actually issued and delivered to a participant. The total number of shares available under the 2010 Plan as of a given date will not be reduced by any shares relating to prior awards that have expired or have been forfeited or cancelled. Upon payment in cash of the benefit provided by any award granted under the 2010 Plan, any common shares that were covered by that award will again be available for issue or transfer.

If common shares are tendered or otherwise used in payment of an option exercise price, the total number of shares covered by the stock option being exercised will count against the total number of shares available under the 2010 Plan. Common shares withheld by the Company to satisfy tax withholding obligations will count against the total number of shares available under the 2010 Plan. The number of common shares covered by a SAR that is exercised and settled in common shares, whether or not all shares are actually issued to the participant upon exercise of the SAR, will be considered issued or transferred pursuant to the 2010 Plan. In the event that we repurchase shares with stock option proceeds, those shares will not be added to the total number of shares available under the 2010 Plan. If, under the 2010 Plan, a participant has elected to give up the right to receive compensation in exchange for common shares based on fair market value, such common shares will not count against the total number of shares available under the 2010 Plan.

The 2010 Plan also provides the following limits:

•	the aggregate number of common shares actually issued or transferred upon the exercise of ISOs will not exceed 7,000,000 common shares;

•	no more than 350,000 shares in the aggregate will be used for awards to non-employee Directors and other awards;

•	no participant will be granted stock options or SARs, in the aggregate, for more than 1,000,000 common shares during any calendar year;

•

no participant will be granted awards of restricted stock, RSUs, performance shares or other stock-based awards that are intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code, in the aggregate, for more than 400,000 common shares during any calendar year;

•

no participant in any calendar year will receive an award of performance units that are intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code having an aggregate maximum value as of their respective dates of grant in excess of $7,000,000; and

•

no participant in any calendar year will receive cash incentive awards that are intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code having an aggregate maximum value as of their respective dates of grant in excess of $7,000,000.

Eligibility.    Our executive officers and employees, the executive officers and employees of our subsidiaries, our non-employee Directors, consultants, and any person who has agreed to commence serving in any of those capacities within 90 days of the date of grant, presently estimated to be 600 persons, may be selected by the Compensation Committee to receive benefits under the 2010 Plan. Any person who provides services to the Company or a subsidiary that are equivalent to those typically provided by an employee may also be eligible to participate in the 2010 Plan. The Compensation Committee determines which persons will receive awards and the number of shares subject to such awards.

Stock Options.    We may grant stock options that entitle the optionee to purchase common shares at a price not less than the market value per share at the date of grant. The market price of our common shares as reported on the NYSE on April 30, 2015 was $116.11 per share. The option price is payable:

•	in cash, or by check or wire transfer at the time of exercise;

•	by the transfer to the Company of common shares owned by the participant for at least six months having a value at the time of exercise equal to the option price;

•	by a combination of such payment methods; or

•	by such other method as may be approved by the Compensation Committee.

To the extent permitted by law, any grant of a stock option may provide for deferred payment of the option price from the proceeds of a sale through a bank or broker of some or all of the common shares to which the exercise relates.

Stock options will be evidenced by an award agreement containing such terms and provisions, consistent with the 2010 Plan, as the Compensation Committee may approve. No stock option may be exercisable more than 10 years from the date of grant. Each grant will specify the period of continuous service with the Company or any subsidiary that is necessary before the stock options become exercisable. A grant of stock options may provide for the earlier exercise of such stock options in the event of the retirement, the attainment of reasonable age and service requirements approved by the Compensation Committee, death or disability of the participant, or a change in control. Successive grants may be made to the same participant whether or not stock options previously granted remain unexercised. Any grant of stock options may specify Management Objectives that must be achieved as a condition to exercising such rights.

SARs.    A SAR is a right, exercisable by the surrender of a related stock option (if granted in tandem with stock options) or by itself (if granted as a free-standing SAR), to receive from the Company an amount equal to 100%, or such lesser percentage as the Compensation Committee may determine, of the spread between the base price (or option exercise price if a tandem SAR) and the market value of our common shares on the date of exercise. Any grant may specify that the amount payable on exercise of a SAR may be paid by the Company in cash, in common shares, or in any combination of the two.

SARs will be evidenced by an award agreement containing such terms and provisions, consistent with the 2010 Plan, as the Compensation Committee may approve. Any grant of a tandem SAR will provide that it may be exercised only at a time when the related stock option is also exercisable, at a time when the spread is positive, and by surrender of the related stock option for cancellation. Successive grants of a tandem SAR may be made to the same participant regardless of whether any tandem SARs previously granted to the participant remain unexercised. Each grant will specify in respect of each free-standing SAR a base price that will be equal to or greater than the market value per share on the date of grant. Successive grants may be made to the same participant regardless of whether any free-standing SARs previously granted to the participant remain unexercised. No free-standing SAR granted under the 2010 Plan may be exercised more than 10 years from the date of grant.

Any grant of a SAR may specify:

•	waiting periods before exercise and permissible exercise dates or periods;

•	Management Objectives that must be achieved as a condition to exercise such rights; or

•

that such SAR may be exercised only in the event of, or earlier in the event of, the retirement, the attainment of reasonable age and service requirements approved by the Compensation Committee, death or disability of the participant, or a change in control.

Restricted Stock.    A grant of restricted stock involves the immediate transfer by the Company to a participant of ownership of a specific number of common shares in consideration of the performance of services. The participant is entitled immediately to voting, dividend, and other ownership rights in such shares. The transfer may be made without additional consideration or in consideration of a payment by the participant that is less than the current market value at the date of grant, as the Compensation Committee may determine.

Restricted stock that vests upon the passage of time must be subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code for a period, generally no shorter than three years, except that the restrictions may be removed ratably during the three-year period, on at least an annual basis, as the Compensation Committee may determine at the date of grant. Each such grant or sale of restricted stock will provide that during or after the period for which such substantial risk of forfeiture is to continue, the transferability of the restricted stock will be prohibited or restricted in the manner and to the extent prescribed by the Compensation Committee at the date of grant (which restrictions may include, without limitation, rights of repurchase or first refusal or provisions subjecting the restricted stock to a continuing substantial risk of forfeiture in the hands of any transferee). The Compensation Committee may provide for the earlier termination of restrictions in the event of the retirement, the attainment of reasonable age and service requirements approved by the Compensation Committee, death or disability of the participant, or a change in control.

Any grant of restricted stock may specify Management Objectives that, if achieved, will result in termination or early termination of the restrictions applicable to such shares. If the grant of restricted stock provides that Management Objectives must be achieved to result in a lapse of restrictions, the restrictions cannot lapse sooner than one year from the date of grant, but may be subject to earlier lapse or modification by virtue of the retirement, the attainment of reasonable age and service requirements approved by the Compensation Committee, death or disability of the participant or a change in control.

Any grant of restricted stock may also specify, in respect of any applicable Management Objectives, a minimum acceptable level of achievement and may set forth a formula for determining the number of shares of restricted stock on which restrictions will terminate if performance is at or above the minimum level or threshold level or levels, or is at or above the target level or levels, but falls short of maximum achievement of the specified Management Objectives.

Grants of restricted stock will be evidenced by an award agreement containing such terms and provisions, consistent with the 2010 Plan, as the Compensation Committee may approve. Any grant or sale of restricted stock may require that any or all dividends or other distributions paid with respect to the restricted stock during the period of restriction be automatically deferred and reinvested in additional shares of restricted stock, which may be subject to the same restrictions as the underlying award. However, dividends or other distributions on restricted stock with restrictions that lapse as a result of the achievement of Management Objectives will be deferred until and paid contingent upon the achievement of the applicable Management Objectives.

RSUs.    A grant of RSUs (which may also be referred to as “deferred stock units”) constitutes an agreement by the Company to deliver common shares or cash to the participant in the future in consideration of the performance of services, but subject to the fulfillment of such conditions during the restriction period as the Compensation Committee may specify. During the applicable restriction period, the participant will have no right to transfer any rights under his or her award, will have no rights of ownership in the common shares deliverable upon payment of the RSUs, and will have no right to vote the common shares. The Compensation Committee may, at the date of grant, authorize the payment of dividend equivalents on RSUs on either a current, deferred or contingent basis, either in cash or in additional common shares. However, dividends or other distributions on common shares underlying RSUs with restrictions that lapse as a result of the achievement of Management Objectives will be deferred until and paid contingently upon the achievement of the applicable Management Objectives.

RSUs with a restriction period that lapses only by the passage of time will have a restriction period of at least three years, except that the restriction period may expire ratably during the three-year period, on an annual basis, as determined by the Compensation Committee at the date of grant. Additionally, the Compensation Committee may provide for a shorter restriction period in the event of the retirement, the attainment of reasonable age and service requirements approved by the Compensation Committee, death or disability of the participant, or a change in control. Any grant of RSUs may also specify, in respect of any applicable Management Objectives, a minimum acceptable level of achievement and may set forth a formula for determining the number of RSUs for which the restriction period will terminate if performance is at or above the minimum or threshold level or levels, or is at or above the target level or levels, but falls short of maximum achievement of the specified Management Objectives. If the RSUs have a restriction period that lapses only upon the achievement of Management Objectives, the restriction period cannot lapse sooner than one year from the date of grant, but may be subject to earlier lapse or modification by virtue of the retirement, the attainment of reasonable age and service requirements approved by the Compensation Committee, death or disability of the participant, or a change in control.

RSUs will be evidenced by an award agreement containing such terms and provisions, consistent with the 2010 Plan, as the Compensation Committee may approve. Each grant or sale of RSUs may be made without additional consideration or in consideration of a payment by such participant that is less than the market value per share at the date of grant. Each grant or sale of RSUs will also specify the time and manner of payment of the RSUs that have been earned and will specify that the amount payable with respect to such grant will be paid by the Company in common shares or cash.

Cash Incentive Awards, Performance Shares and Performance Units.    A cash incentive award means a cash award granted pursuant to the 2010 Plan. A performance share is the equivalent of one common share and a performance unit is the equivalent of $1.00 or such other value as determined by the Compensation Committee. A participant may be granted any number of performance shares or performance units, subject to the limitations described above. The participant will be given one or more Management Objectives to meet within a specified period (the “Performance Period”). The specified Performance Period will be a period of time not less than one year, except in the case of the retirement, death or disability of the participant, or a change in control, if the Compensation Committee so determines.

Each grant of cash incentive awards, performance shares, or performance units may specify, in respect of the relevant Management Objectives, a minimum acceptable level or levels of achievement and will set forth a formula for determining the number of performance shares or performance units, or amounts payable with respect to cash incentive awards, that will be earned if performance is at or above the minimum or threshold level or levels, or is at or above the target level or levels, but falls short of maximum achievement of the specified Management Objectives.

To the extent earned, the cash incentive awards, performance shares or performance units will be paid to the participant at the time and in the manner determined by the Compensation Committee. Any grant may specify that the amount payable with respect thereto may be paid by the Company in cash, common shares, shares of restricted stock, RSUs, or any combination of the foregoing. The Compensation Committee may, at the date of grant of performance shares, provide for the payment of dividend equivalents to the participant either in cash or in additional common shares, subject in all cases to deferral and payment on a contingent basis based on the participant’s earning of the performance shares with respect to which such dividend equivalents are paid.

Cash incentive awards, performance shares, and performance units will be evidenced by an award agreement containing such terms and provisions, consistent with the 2010 Plan, as the Compensation Committee may approve. Each grant will specify the number of performance shares or performance units to which it pertains, or the amount payable with respect to a cash incentive award, which number or amount may be subject to adjustment to reflect changes in compensation or other factors. However, no adjustment will be made in the case of an award intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code (other than in connection with the death or disability of the participant or a change in control) where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code.

Awards to Non-Employee Directors.    The Compensation Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting to non-employee Directors of stock options, SARs, or other awards and may also authorize the grant or sale of common shares, restricted stock, or RSUs (which may also be referred to as “deferred stock units”) to non-employee Directors. Each grant of an award to a non-employee Director will be upon such terms and conditions as approved by the Compensation Committee. Each such grant will be evidenced by an award agreement in such form as approved by the Compensation Committee. Each grant will specify in the case of stock options, an option price per share, and in the case of a free-standing SAR, a base price per share, each of which will not be less than the market value per share on the date of grant. Each stock option and free-standing SAR granted under the 2010 Plan to a non-employee Director will expire not more than 10 years from the date of grant and will be subject to earlier termination as provided in the 2010 Plan. Non-employee Directors may be awarded, or may be permitted to elect to receive, pursuant to procedures established by the Compensation Committee, all or any portion of their annual retainer, meeting fees or other fees in common shares, restricted stock, RSUs, or other awards under the 2010 Plan in lieu of cash.

Other Awards.    The Compensation Committee may, subject to limitations under applicable law, grant to any participant such other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, common shares or factors that may influence the value of such shares, including, without limitation:

•	convertible or exchangeable debt securities;

•	other rights convertible or exchangeable into common shares;

•	purchase rights for common shares;

•

awards with value and payment contingent upon the performance of the Company or specified subsidiaries, affiliates or other business units of the Company or any other factors designated by the Compensation Committee; and

•	awards valued by reference to the book value of common shares or the value of securities of, or the performance of specified subsidiaries or affiliates or other business units of the Company.

The Compensation Committee will determine the terms and conditions of the other awards. Common shares delivered pursuant to an award in the nature of a purchase right will be purchased for such consideration, paid for at such time, by such methods, and in such forms, including, without limitation, common shares, other awards, notes, or other property, as the Compensation Committee will determine. Other awards are not required to be subject to any minimum vesting requirements.

The Compensation Committee may grant common shares as a bonus, or may grant other awards in lieu of the Company’s obligation, or a subsidiary’s obligation, to pay cash or deliver other property under the 2010 Plan or under other plans or compensatory arrangements, subject to such terms as will be determined by the Compensation Committee.

Management Objectives.    The Compensation Committee may establish “Management Objectives” for purposes of cash incentive awards, performance shares, performance units and other types of awards. Management Objectives may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual participant or of the subsidiary, division, department, region, or function within the Company or subsidiary in which the participant is employed. The Management Objectives may be made relative to the performance of other companies or subsidiaries, divisions, departments, regions, or functions within such other companies, and may be made relative to an index or one or more of the performance criteria themselves. The Compensation Committee may grant awards subject to Management Objectives that may or may not be intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code. The Management Objectives applicable to any award intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code to a “covered employee,” within the meaning of 162(m) of the Code, will be based on one or more, or a combination, of the following criteria:

•

Profits (e.g., operating income, income from continuing operations, EBIT, EBT, net income, earnings per share, segment profit, residual, or economic earnings — these profitability metrics could be measured before certain specified special items and subject to GAAP definition);

•

Cash Flow (e.g., EBITDA, adjusted EBITDA, operating cash flow, cash from operations, total cash flow, free cash flow, cash flow in excess of cost of capital, residual cash flow, or cash flow return on investment);

•	Returns (e.g., profits or cash flow returns on: assets, invested capital, net capital employed, and equity);

•	Working Capital (e.g., working capital divided by sales, days’ sales outstanding, days’ sales in inventory, and days’ sales in payables);

•	Profit Margins (e.g., profits divided by net sales);

•	Liquidity Measures (e.g., debt-to-capital, debt-to-EBITDA, total debt ratio);

•

Sales Growth, Cost Initiative and Stock Price Metrics (e.g., net sales, net sales growth, stock price appreciation, total return to shareholders, administrative costs divided by net sales, cost reduction targets, and selling, administrative, and distribution costs divided by net sales); and

•

Strategic Initiative Key Deliverable Metrics consisting of one or more of the following: product development, strategic partnering, research and development, market penetration, geographic business expansion goals, cost targets, customer satisfaction, employee satisfaction, management of employment practices and employee benefits, supervision of litigation and information technology, and goals relating to acquisitions or divestitures of subsidiaries, affiliates and joint ventures.

If the Compensation Committee determines that a change in our business, operations, corporate structure or capital structure, or the manner in which we conduct our business, or other events or circumstances render the Management Objectives unsuitable, the Compensation Committee may in its discretion modify such Management Objectives or the related minimum acceptable level of achievement, in whole or in part, as the Compensation Committee deems appropriate and equitable, except in the case of an award intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code (other than in connection with a change in control) where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code. In such case, the Compensation Committee will not make any modification of the Management Objectives or minimum acceptable level of achievement with respect to such covered employee.

Administration.    The Board has the authority to administer the 2010 Plan, and may, from time to time, delegate all or any part of its authority under the 2010 Plan to the Compensation Committee or any other Committee of the Board or subcommittee thereof. The Board has delegated its authority to the Compensation Committee to administer the 2010 Plan.

The interpretation and construction by the Board or the Compensation Committee of any provision of the 2010 Plan or of any agreement, notification, or document evidencing the grant of any award under the 2010 Plan and any determination by the Board or the Compensation Committee pursuant to any provision of the 2010 Plan or of any such agreement, notification, or document will be final and conclusive.

The Board or, to the extent of any delegation, the Compensation Committee, may delegate to one or more of its members or to one or more of our executive officers, or to one or more agents or advisors, such administrative duties or powers as it may deem advisable, and the Board, the Compensation Committee, or any person to whom duties or powers have been delegated, may employ one or more persons to render advice with respect to any responsibility the Board, the Compensation Committee or such person may have under the 2010 Plan.

The Board or the Compensation Committee may, by resolution, authorize one or more of the Company’s executive officers to do one or both of the following on the same basis as the Board or the Compensation Committee:

•	designate employees to receive awards under the 2010 Plan; and

•	determine the size of any such awards.

However, the Board or the Compensation Committee may not delegate such responsibilities to any such executive officer for awards granted to an employee who is an executive officer, Director, or more than 10% beneficial owner as determined by the Board or the Compensation Committee in accordance with Section 16 of the Securities Exchange Act of 1934, as amended, or any covered employee. The resolution providing for such authorization must set forth the total number of common shares any delegated executive officer may grant, and the executive officer must report periodically to the Board or the Compensation Committee or the subcommittee, as the case may be, regarding the nature and scope of the awards granted pursuant to the delegated authority.

Amendments.    The Board may, at any time, and from time to time, amend the 2010 Plan in whole or in part. However, if an amendment to the 2010 Plan:

•	would materially increase the benefits accruing to participants under the 2010 Plan;

•	would materially increase the number of common shares which may be issued under the 2010 Plan;

•	would materially modify the requirements for participation in the 2010 Plan; or

•	must otherwise be approved by the Company’s shareholders in order to comply with applicable law or the rules of the NYSE (or the Company’s applicable securities exchange)

then such amendment will be subject to shareholder approval and will not be effective unless and until such approval has been obtained.

If permitted by Section 409A of the Code and Section 162(m) of the Code, in the case of an involuntary termination of employment or a termination of the employment of a participant by reason of death, disability, retirement, closing of business or operation units, or elimination of job position, or in the case of unforeseeable emergency, or other special circumstances (including reaching reasonable age and service requirements approved by the Compensation Committee from time to time), of or relating to a participant who holds:

•	a stock option or SAR not immediately exercisable in full;

•	any shares of restricted stock as to which the substantial risk of forfeiture or the prohibition or restriction on transfer has not lapsed;

•	any RSUs as to which the applicable restriction period has not been completed;

•	any cash incentive award, performance shares, or performance units which have not been fully earned;

•	any other awards subject to any vesting schedule or transfer restriction; or

•	common shares subject to any transfer restriction imposed by the 2010 Plan.

The Board or the Compensation Committee may, in its sole discretion, accelerate the time at which:

•	such stock option or SAR or other award may be exercised;

•	such substantial risk of forfeiture or prohibition or restriction on transfer will lapse;

•	such restriction period will end; or

•	such cash incentive awards, performance shares or performance units will be deemed to have been fully earned or the time when such transfer restriction will terminate.

The Board or the Compensation Committee may also waive any other limitation or requirement under any such award, except in the case of qualified performance-based awards.

The Board or the Compensation Committee may amend the terms of any awards granted under the 2010 Plan prospectively or retroactively, except in the case of an award intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code (other than in connection with the participant’s death or disability, or a change in control) where such action would result in the loss of the otherwise available exemption. In such case, the Board or the Compensation Committee will not make any modification of the Management Objectives or the level or levels of achievement with respect to such award. Except in connection with certain corporate transactions described in the 2010 Plan, no amendment will impair the rights of any participant without his or her consent.

The Board may, in its discretion, terminate the 2010 Plan at any time. Termination of the 2010 Plan will not affect the rights of participants or their successors under any outstanding awards and not exercised in full on the date of termination.

No Repricing of Stock Options or SARs.    Except in connection with certain corporate transactions described in the 2010 Plan, the terms of outstanding awards may not be amended to reduce the option price of outstanding stock options or the base price of outstanding SARs, or cancel outstanding stock options or SARs in exchange for cash, other awards, or stock options or SARs with an option price or base price, as applicable, that is less than the option price of the original stock options or base price of the original SARs, as applicable, without shareholder approval. This restriction is intended to prohibit the repricing of “underwater” stock options and SARs and will not be construed to prohibit the adjustments in connection with certain corporate transactions provided for in the 2010 Plan.

Change in Control.    An award agreement under the 2010 Plan may provide that, upon a change in control of the Company, any awards that are outstanding as of the date of the change in control that are subject to vesting requirements and that are not then vested will become fully vested and immediately exercisable and all restrictions and other conditions prescribed by the Compensation Committee, if any, with respect to awards granted pursuant to the 2010 Plan will automatically lapse, expire, and terminate and all such awards will be deemed to be fully earned. The events giving rise to a change in control are set forth in the 2010 Plan attached to this proxy statement.

Transferability.    Except as otherwise determined by the Compensation Committee, no stock option, SAR, or other award granted under the 2010 Plan will be transferable by the participant except by will or the laws of descent and distribution, and in no event will any such award granted under the 2010 Plan be transferred for value. Except as otherwise determined by the Compensation Committee, stock options and SARs will be exercisable during the participant’s lifetime only by him or her or, in the event of the participant’s legal incapacity to do so, by his or her guardian or legal representative acting on behalf of the participant in a fiduciary capacity under state law or court supervision.

The Compensation Committee may provide at the date of grant additional restrictions on transfer for certain common shares earned under the 2010 Plan.

Adjustments.    The Compensation Committee will make or provide for such adjustments in the numbers of common shares covered by outstanding stock options, SARs, RSUs, performance shares, and performance units granted under the 2010 Plan and, if applicable, in the number of common shares covered by other awards, in the option price and base price provided in outstanding stock options and SARs, and in the kind of shares covered thereby, as the Compensation Committee, in its sole discretion, may determine is equitably required to prevent dilution or enlargement of the rights of participants or optionees that otherwise would result from:

•	any stock dividend, stock split, combination of shares, recapitalization or other change in our capital structure;

•

any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities; or

•	any other corporate transaction or event having an effect similar to these events or transactions.

In the event of any such transaction or event or in the event of a change in control, the Compensation Committee, in its discretion, may provide in substitution for any or all outstanding awards under the 2010 Plan such alternative consideration (including cash), if any, as it, in good faith, may determine to be equitable in the circumstances and may require the surrender of all awards so replaced in a manner that complies with Section 409A of the Code.

In addition, for each stock option or SAR with an option price or base price greater than the consideration offered in connection with any such transaction or event or change in control, the Compensation Committee may, in its sole discretion, elect to cancel such stock option or SAR without any payment to the person holding such stock option or SAR. The Compensation Committee will also make or provide for such adjustments in the total number of shares available under the 2010 Plan and any other share limits under the 2010 Plan as the Compensation Committee, in its sole discretion, exercised in good faith, may determine is appropriate to reflect any transaction or event described above. However, any adjustment to the number of ISOs that may be granted under the 2010 Plan will be made only if and to the extent that such adjustment would not cause any option intended to qualify as an ISO to fail to so qualify.

Detrimental Activity.    Any evidence of award may provide that if a participant, either during employment by the Company or a subsidiary or within a specified period after termination of employment, engages in any “detrimental activity,” as defined in the 2010 Plan attached to this proxy statement, the participant will forfeit any award granted under the 2010 Plan then held by the participant or return to the Company, in exchange for payment by the Company of any amount actually paid for the common shares by the participant, all common shares that the participant has not disposed of that were offered pursuant to the 2010 Plan within a specified period prior to the date of the commencement of the detrimental activity. With respect to any common shares acquired under the 2010 Plan that the participant has disposed of, if provided in the award agreement for such grant, the participant will pay to the Company in cash the difference between (1) any amount actually paid for the awards by the participant pursuant to the 2010 Plan, and (2) the market value per share of the common shares on the date they were disposed.

In addition, any award agreement may provide for the cancellation or forfeiture of an award or the forfeiture and repayment to the Company of any gain related to an award, or other provisions intended to have a similar effect, upon such terms and conditions as may be determined by the Compensation Committee from time to time.

Withholding Taxes.    To the extent that we are required to withhold federal, state, local, or foreign taxes in connection with any payment made or benefit realized by a participant or other person under the 2010 Plan, and the amounts available to the Company for such withholding are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that the participant or such other person make arrangements satisfactory to the Company for payment of the balance of such taxes required to be withheld, which arrangements (in the discretion of the Compensation Committee) may include relinquishment of a portion of such benefit. In no event will the market value per share of the common shares to be withheld and delivered to satisfy applicable withholding taxes in connection with the benefit exceed the minimum amount of taxes required to be withheld.

Compliance with Section 409A of the Internal Revenue Code.    To the extent applicable, it is intended that the 2010 Plan and any grants made thereunder comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the participants. The 2010 Plan and any grants made under the 2010 Plan will be administered in a manner consistent with this intent. Any reference in the 2010 Plan to Section 409A of the Code will also include any regulations or any other formal guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

Neither a participant nor any of a participant’s creditors or beneficiaries will have the right to subject any deferred compensation (within the meaning of Section 409A of the Code) payable under the 2010 Plan and grants under the 2010 Plan to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment. Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to a participant or for a participant’s benefit under the 2010 Plan and grants under the 2010 Plan may not be reduced by, or offset against, any amount owing by the participant to the Company or any of its subsidiaries.

If, at the time of a participant’s separation from service (within the meaning of Section 409A of the Code), (1) the participant is a specified employee (within the meaning of Section 409A of the Code and using the identification methodology selected by the Company from time to time), and (2) we make a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A of the Code), the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then we will not pay such amount on the otherwise scheduled payment date, but will instead pay it, without interest, on the tenth business day of the seventh month after such separation from service.

Notwithstanding any provision of the 2010 Plan and grants under the 2010 Plan to the contrary, in light of the uncertainty with respect to the proper application of Section 409A of the Code, we reserve the right to make amendments to the 2010 Plan and grants under the 2010 Plan as we deem necessary or desirable to avoid the imposition of taxes or penalties under Section 409A of the Code. In any case, a participant will be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on him or her for his or her account in connection with the 2010 Plan and grants under the 2010 Plan (including any taxes and penalties under Section 409A of the Code), and neither we nor any of our affiliates will have any obligation to indemnify or otherwise hold the participant harmless from any or all of such taxes or penalties.

Effective Date and Termination.    The 2010 Plan became effective as of the Effective Date. No grants have been made on or after the Effective Date under the 2006 Plan, except that outstanding awards granted under the 2006 Plan continue unaffected following the Effective Date. No grant will be made under the 2010 Plan more than 10 years after the Effective Date, but all grants made on or prior to such date will continue in effect thereafter subject to the terms of the applicable award agreement and the terms of the 2010 Plan.

Federal Income Tax Consequences

The following is a brief summary of some of the federal income tax consequences of certain transactions under the 2010 Plan based on federal income tax laws in effect on January 1, 2015. This summary is not intended to be complete and does not describe state or local tax consequences.

Tax Consequences to Participants.

Non-qualified Stock Options. In general, (1) no income will be recognized by an optionee at the time a non-qualified stock option is granted, (2) at the time of exercise of a non-qualified stock option, ordinary income will be recognized by the optionee in an amount equal to the difference between the option price paid for the shares and the fair market value of the shares, if unrestricted, on the date of exercise, and (3) at the time of sale of shares acquired pursuant to the exercise of a non-qualified stock option, appreciation (or depreciation) in value of the shares after the date of exercise will be treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held.

ISOs. No income generally will be recognized by an optionee upon the grant or exercise of an ISO. The exercise of an ISO, however, may result in alternative minimum tax liability. If common shares are issued to the optionee pursuant to the exercise of an ISO, and if no disqualifying disposition of such shares is made by such optionee within two years after the date of grant or within one year after the transfer of such shares to the optionee, then upon sale of such shares, any amount realized in excess of the option price will be taxed to the optionee as a long-term capital gain and any loss sustained will be a long-term capital loss.

If common shares acquired upon the exercise of an ISO are disposed of prior to the expiration of either holding period described above, the optionee generally will recognize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such shares at the time of exercise (or, if less, the amount realized on the disposition of such shares if a sale or exchange) over the option price paid for such shares. Any further gain (or loss) realized by the participant generally will be taxed as short-term or long-term capital gain (or loss) depending on the holding period.

SARs. No income will be recognized by a participant in connection with the grant of a tandem SAR or a free-standing SAR. When the SAR is exercised, the participant normally will be required to include as taxable ordinary income in the year of exercise an amount equal to the amount of cash received and the fair market value of any unrestricted common shares received on the exercise.

Restricted Stock. The recipient of restricted stock generally will be subject to tax at ordinary income rates on the fair market value of the restricted stock (reduced by any amount paid by the participant for such restricted stock) at such time as the shares are no longer subject to forfeiture or restrictions on transfer for purposes of Section 83 of the Code (“Restrictions”). However, a recipient who so elects under Section 83(b) of the Code within 30 days of the date of transfer of the shares will have taxable ordinary income on the date of transfer of the shares equal to the excess of the fair market value of such shares (determined without regard to the Restrictions) over the purchase price, if any, of such restricted stock. If a Section 83(b) election has not been made, any dividends received with respect to restricted stock that is subject to the Restrictions generally will be treated as compensation that is taxable as ordinary income to the participant.

RSUs. No income generally will be recognized upon the award of RSUs. The recipient of a RSU award generally will be subject to tax at ordinary income rates on the fair market value of unrestricted common shares on the date that such shares are transferred to the participant under the award (reduced by any amount paid by the participant for such RSUs), and the capital gains/loss holding period for such shares will also commence on such date.

Cash Incentive Awards, Performance Shares and Performance Units. No income generally will be recognized upon the grant of cash incentive awards, performance shares, or performance units. Upon payment in respect of the earn-out of cash incentive awards, performance shares, or performance units, the recipient generally will be required to include as taxable ordinary income in the year of receipt an amount equal to the amount of cash received and the fair market value of any unrestricted common shares received.

Tax Consequences to the Company or a Subsidiary.

To the extent that a participant recognizes ordinary income in the circumstances described above, the Company or a subsidiary of the Company for which the participant performs services will be entitled to a corresponding deduction provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Code, and is not disallowed by the $1,000,000 limitation on certain executive compensation under Section 162(m) of the Code. The Compensation Committee considers the benefits Section 162(m) of the Code provides for federal income tax purposes and other relevant factors when determining executive compensation. However, the Compensation Committee may, from time to time, approve compensation that is not deductible under Section 162(m) of the Code if it determines that it is in our best interest not to do so.

Registration with the SEC

We filed a Registration Statement on Form S-8 relating to the issuance of common shares under the 2010 Plan with the SEC pursuant to the Securities Act of 1933, as amended, on November 17, 2010.

New Plan Benefits

Our Directors and executive officers have received awards under the 2010 Plan, and we anticipate that those individuals will receive awards under the 2010 Plan in the future, as we may deem appropriate. The future benefits or amounts that would be received under the 2010 Plan are discretionary and, therefore, not determinable at this time. For a summary of awards granted to the Named Executive Officers for the end of fiscal year 2015, see the “2015 Grants of Plan-Based Awards” table.

Vote Required

The affirmative vote of the holders of a majority of the votes cast on this proposal, giving effect to the ten-votes-per-share provisions of the Articles, is necessary to approve the 2010 Plan. Abstentions, broker non-votes, and shares not in attendance and not voted at the annual meeting will have no effect on the vote for this proposal. Unless otherwise directed, common shares represented by proxy will be voted “FOR” the approval of this proposal.

The Board unanimously recommends a vote FOR the approval of

The J. M. Smucker Company 2010 Equity and Incentive Compensation Plan.

SHAREHOLDER PROPOSAL TO ISSUE A RENEWABLE ENERGY SOURCING AND/OR PRODUCTION REPORT (Proposal 5 on the proxy card)

By letters dated February 19, 2015; February 24, 2015; March 2, 2015; and March 3, 2015, respectively, Trillium Asset Management Corporation, 711 Atlantic Avenue, Boston, MA 02111 (“Trillium”); Green Century Capital Management, Inc., 114 State Street, Suite 200, Boston, MA 02109 (“Green Century”); Clean Yield Asset Management, 6 Curtis Street, Salem, MA 01970 (“Clean Yield”); and Calvert Investment Management, Inc., 4550 Montgomery Avenue, Bethesda, MD 20814 (“Calvert” and, together with Trillium, Green Century, and Clean Yield, the “Proponents”), notified us of the Proponents’ intention to present the following proposal for consideration of the Company’s shareholders at the annual meeting. In their letters, the Proponents informed us that they each held, and will continue to hold continuously through the date of the annual meeting, at least $2,000 worth of the Company’s common shares. This proposal will be voted on at the annual meeting only if it is properly presented by or on behalf of the Proponents.

Shareholder Proposal to Issue a Renewable Energy Sourcing and/or Production Report

“Resolved: Shareholders request The J.M. Smucker Company Board of Directors, issue a public report, at reasonable cost and excluding confidential information, by January 2016 analyzing and proposing how the company can increase its renewable energy sourcing and/or production.

Whereas: In order to mitigate the worst impacts of climate change, the IPCC estimates a U.S. greenhouse gas (GHG) reduction requirement of 80 percent by 2050.

The private sector is critical for driving the change in the demand and consumption of clean energy necessary to meet these targets. Although energy efficiency is crucial for reducing emissions, there is a limit to how far operational efficiencies can carry a company relative to the reductions needed to mitigate the worst impacts of climate change. Sourcing renewable energy is essential to achieve the greatest emissions reductions.

Sourcing renewable energy can make our company more responsive to a global business environment characterized by heightened public expectations and volatile energy prices. We believe investing in renewable energy will diversify our company’s energy sources, reducing the company’s exposure to fluctuating energy prices and move it closer to achieving GHG reductions.

A growing number of companies with strong GHG targets are turning to renewable energy to power their operations and meet these targets. Eric Schmidt of Google recently stated: “Much of corporate America is buying renewable energy in some form or another, not just to be sustainable, because it makes business sense, helping companies diversify their power supply, hedge against fuel risks, and support innovation in an increasingly cost-competitive way.”

A report by the Carbon Disclosure Project found that four out of five companies earn a higher return on carbon reduction investments than on their overall corporate capital expenditures. While generating savings, investing in renewable energy enhances a company’s role as a corporate citizen and strengthens its license to operate — a proactive response to reputational risk associated with climate impacts.

Smucker does not currently have renewable energy targets. However, the company currently operates in several states with strong renewable portfolio standards and incentives for renewable energy investment including Ohio, Pennsylvania, New York, California and Louisiana.

We are concerned our company may be lagging behind peers with renewable energy goals. For example, Campbell’s Soup will source 40% of electricity needs from renewable sources by 2020 and Mars will use renewable sources to meet 100% of its energy needs by 2020. These companies have already demonstrated the feasibility of investing in renewable energy to reduce emissions and power their businesses.

By making a renewable energy commitment, the company may enjoy significant advantages associated with reduced exposure to volatile energy prices; high returns on carbon reduction savings; and reputational benefits associated with contributing positively to U.S. climate and energy security efforts.”

Board of Directors’ Statement in Opposition to Shareholder Proposal to Issue a Renewable Energy Sourcing and/or Production Report

The Board unanimously recommends that shareholders vote AGAINST this proposal. We consider environmental, economic, and social sustainability to be among our many responsibilities as a good corporate citizen. We have recently issued our fifth corporate responsibility report that includes, among other matters, a discussion of our renewable energy investments.

We view renewable energy as just one component of our overall corporate responsibility and sustainability strategy. As discussed in the report, renewable energy is an area in which we have made investments, including solar arrays and methane turbines at our natural foods campus in Chico, California. Two of our brands, Santa Cruz Organic® and Sahale Snacks®, also purchase renewable energy credits and place renewable energy seals on their products. As with other capital projects, we will continue to periodically consider the benefits of renewable energy projects throughout our operations.

We do not believe that additional reporting isolated on this particular issue is necessary or appropriate. We submit that our ongoing efforts to both responsibly evaluate renewable energy and to report on our renewable energy initiatives in our corporate responsibility report appropriately address shareholder concerns in this area. Accordingly, we believe that adoption of this proposal would result in unnecessary and duplicative reporting, and is not in the best interests of the Company and its shareholders.

The affirmative vote of the holders of a majority of the votes cast on this proposal, based upon one vote for each common share owned as of the record date, is necessary to approve this proposal. Abstentions, broker non-votes, and shares not in attendance and not voted at the annual meeting will have no effect on the vote for this proposal. Unless otherwise directed, common shares represented by proxy will be voted “AGAINST” the approval of this proposal.

The Board unanimously recommends a vote AGAINST this shareholder proposal to issue a renewable energy sourcing and/or production report.

RELATED PARTY TRANSACTIONS

The Board has long recognized that transactions with Related Persons (as defined below) present a potential for conflict of interest (or the perception of a conflict) and, together with our senior management, the Board has enforced the conflict of interest provisions set forth in the Code of Conduct. All employees and members of the Board sign and agree to be bound by the Code of Conduct. Ethics has been, and will continue to be, one of our Basic Beliefs.

Related Party Transaction Approval Policy

In order to formalize the process by which we review any transaction with a Related Person, the Board has adopted a written policy addressing our procedures with respect to the review, approval, and ratification of “related person transactions” that are required to be disclosed pursuant to Item 404(a) of Regulation S-K. Under the policy, our General Counsel initially determines if a transaction or relationship constitutes a transaction that requires compliance with the policy. The policy provides that any transaction, arrangement, or relationship, or series of similar transactions, with any Director, executive officer, 5% beneficial owner, or any of their immediate family members, or any entity which is owned or controlled by such persons, or in which such persons have a substantial ownership interest or control of such entity (collectively, “Related Persons”) in which we have or will have a direct or indirect material interest and which exceeds $120,000 in the aggregate will be subject to review, approval, or ratification by the Nominating Committee. In its review of related person transactions, the Nominating Committee will review the material facts and circumstances of the transaction.

Transactions with Directors and Executive Officers

Timothy P. Smucker, Chairman of the Board for the Company, is the brother of our Chief Executive Officer, Richard K. Smucker, the father of our President and President, Consumer and Natural Foods, Mark T. Smucker, and the uncle of our former President, U.S. Retail Consumer Foods, Paul Smucker Wagstaff and our Senior Manager, Smucker Innovation Center, Kimberly Wagstaff Tober. He earned approximately $1,067,000 in compensation in fiscal year 2015 (including salary, Cash Incentive Award earned in fiscal year 2015 and paid subsequent to year end, financial and tax planning services, and other W-2 reportable items). He was also granted 4,297 restricted shares in June 2015 based on our performance for the fiscal year ended April 30, 2015. Timothy P. Smucker was at least age 60 with 10 years of service at fiscal year-end and, therefore, his restricted shares vested immediately upon grant, with 50% of such shares available for settlement of taxes due and the remainder subject to the four-year retention period. The restricted shares were granted pursuant to the 2010 Plan.

Mark T. Smucker, President and President, Consumer and Natural Foods for the Company, is the son of our Chairman of the Board, Timothy P. Smucker, and the nephew of our Chief Executive Officer, Richard K. Smucker. He earned approximately $711,000 in compensation in fiscal year 2015 (including salary, Cash Incentive Award earned in fiscal year 2015 and paid subsequent to year end, financial and tax planning services, and other W-2 reportable items). He was also granted 5,467 restricted shares in June 2015 based on our performance for the fiscal year ended April 30, 2015. In addition, on March 19, 2015, Mark T. Smucker received 60,000 three-year performance-based nonstatutory stock options. The performance-based options will vest ratably on April 30 of 2016, 2017, and 2018, if (i) we achieve certain “synergy realization” and EBITDA performance criteria (each, as defined in the award agreement) and (ii) Mark T. Smucker is employed by the Company on the applicable vesting date. The restricted shares and options were granted pursuant to the 2010 Plan.

Paul Smucker Wagstaff served as a Director and President, U.S. Retail Consumer Foods for the Company until his resignation on December 5, 2014. Mr. Wagstaff is the nephew of our Chairman of the Board, Timothy P. Smucker, and our Chief Executive Officer, Richard K. Smucker. He earned approximately $419,000 in compensation in fiscal year 2015 (including salary, financial and tax planning services, and other W-2 reportable items). In connection with his departure, the Company and Mr. Wagstaff agreed that he would forfeit his unvested restricted stock, but would receive continuation of health benefits until April 30, 2015 and an amount equal to $1,660,700 to be paid in 18 equal monthly installments, subject to his continued compliance with the terms of his separation agreement.

Kimberly Wagstaff Tober, Senior Manager, Smucker Innovation Center for the Company, is the sister of Paul Smucker Wagstaff, our former President, U.S. Retail Consumer Foods. She earned approximately $182,000 in compensation in fiscal year 2015 (including salary, Cash Incentive Award earned in fiscal year 2015 and paid subsequent to year end, and other W-2 reportable items). She was also granted 181 restricted shares in June 2015 based on our performance for the fiscal year ended April 30, 2015. Ms. Tober’s compensation is commensurate with her peers. The restricted shares were granted pursuant to the 2010 Plan.

Kent Wadsworth, Manager, Corporate Internal Communications for the Company, is the brother-in-law of Paul Smucker Wagstaff, our former President, U.S. Retail Consumer Foods. He earned approximately $157,000 in compensation in fiscal year 2015 (including salary, Cash Incentive Award earned in fiscal year 2015 and paid subsequent to year end, and other W-2 reportable items). He was also granted 161 restricted shares in June 2015 based on our performance for the fiscal year ended April 30, 2015. Mr. Wadsworth’s compensation is commensurate with his peers. The restricted shares were granted pursuant to the 2010 Plan.

Paul J. Dolan, a member of the Board, is chairman and chief executive officer of the Cleveland Indians, the Major League Baseball team operating in Cleveland, Ohio. Mr. Dolan’s family also owns the Cleveland Indians organization. We incurred approximately $240,500 in advertising and promotional activities expenses related to our sponsorship with the Cleveland Indians organization, along with purchases of season tickets and a partial season for a luxury box, in fiscal year 2015.

Related party transactions regarding members of the Compensation Committee are also disclosed under the “Compensation Committee Interlocks and Insider Participation” section of this proxy statement.

Transactions with Shareholders

Merger Agreement

In connection with the closing of the transactions contemplated by the Agreement and Plan of Merger (the “Merger Agreement”), dated as of February 3, 2015, among the Company, Blue Acquisition Group, Inc. (the then parent of Big Heart, “BAG”), SPF Holdings I, Inc. (“SPF Holdings I”), SPF Holdings II, LLC (“SPF Holdings II”), and for the limited purposes set forth therein, Blue Holdings I, L.P. (“Blue Holdings”), as the stockholder representative, pursuant to which, among other things, SPF Holdings I merged with and into BAG, with BAG continuing as the surviving corporation and a wholly owned subsidiary of the Company, and BAG subsequently merged with and into SPF Holdings II, with SPF Holdings II continuing as the surviving entity and a wholly owned subsidiary of the Company, on March 23, 2015, Blue Holdings received, in exchange for its 312,829,237 shares of common stock of BAG, an aggregate of 17,061,079 shares of our common stock.

Shareholders Agreement

In connection with the transaction referenced above, we entered into a Shareholders Agreement (the “Shareholders Agreement”) with Blue Holdings, Kohlberg Kravis Roberts & Co. L.P. (“KKR”), Vestar Capital Partners (“Vestar”), Centerview Capital Management LLC (“Centerview”), AlpInvest Partners US Holdings, LLC (“AlpInvest”), and certain of their affiliated investment funds. The Shareholders Agreement sets forth certain governance arrangements and contains various provisions relating to, among other things, board observer rights, the acquisition of additional equity interests in the Company, prohibitions on taking certain actions relating to the Company, transfer restrictions, voting arrangements, and registration rights.

Pursuant to the Shareholders Agreement, each of KKR, Vestar, and Centerview have designated one board observer to the Company’s Board. The right to designate a board observer will terminate for each of KKR, Vestar, and Centerview when such shareholder owns less than 50% of the Company common shares initially owned by such shareholder upon completion of the Transaction. Until six months after a shareholder (i) no longer has the right to designate a board observer or (ii) with respect to AlpInvest, owns less than 50% of the Company common shares initially owned by it upon completion of the Transaction, such shareholder will be required to vote its shares in favor of the Board’s proposed slate of director nominees. In addition, each of KKR, Vestar, Centerview and AlpInvest is required to take all reasonably necessary and practicable steps to exercise no more than one vote per share in the event that any of its shares are ever entitled to more than one vote per share pursuant to the Articles. The initial board observers appointed by KKR, Vestar and Centerview are Simon Brown, Kevin Mundt, and David Hooper, respectively.

The Shareholders Agreement generally restricts any transfers of the Company common shares received in the Transaction for 90 days after the closing of the Transaction, with certain limited exceptions. Following this initial 90-day time period, KKR, Vestar, and Centerview will be granted customary registration rights, and each shareholder remains generally prohibited from transferring its shares to holders of more than 5% of the Company’s outstanding voting power.

The Shareholders Agreement contains a customary standstill provision as well as a non-solicitation provision relating to certain members of Big Heart’s management team. The standstill provision is effective until (A) in the case of KKR, Vestar, and Centerview, the later of (1) one year after the applicable shareholder no longer has a board observer and (2) the date on which the applicable shareholder owns less than 25% of the common shares initially owned by such shareholder upon completion of the Transaction; (B) in the case of AlpInvest, the date on which AlpInvest owns less than 50% of the common shares initially owned by it upon completion of the Transaction; and (C) with respect to Blue Holdings, the date on which the standstill expires with respect to each shareholder. The non-solicitation provision is effective for either 18 months or two years after the closing of the Transaction depending on the identity of the applicable member of the management team.

The Shareholders Agreement terminates with respect to KKR, Vestar, and AlpInvest on the date that such shareholder beneficially owns less than 1% of the Company’s outstanding voting power. The Shareholders Agreement terminates with respect to Centerview on the later of the date that Centerview beneficially owns less than 1% of the Company’s outstanding voting power or the date on which Centerview’s right to appoint a board observer terminates. The Shareholders Agreement terminates with respect to Blue Holdings upon the earlier of (1) the termination of the agreement with respect to each of KKR, Vestar, Centerview, and AlpInvest and (2) the date that Blue Holdings no longer beneficially owns any of the Company shares initially owned by it upon completion of the Transaction.

In connection with our entry into the Merger Agreement, we and Computershare Trust Company, N.A., as rights agent, entered into an amendment (the “First Amendment”) to the Rights Agreement, dated as of May 20, 2009 (the “Rights Agreement”). The terms of the First Amendment provide, among other things, that neither the approval, execution, delivery, or performance of the Merger Agreement or the Shareholders Agreement by any of the parties thereto nor the announcement or consummation of the transactions contemplated thereby, in each case in accordance with, pursuant to, and upon the terms and conditions of the Merger Agreement and the Shareholders Agreement, will in any respect give rise to any provision of the Rights Agreement becoming effective, and that none of Blue Holdings or any of its affiliates or associates (including any person who is an associate of Blue Holdings and any person with respect to which Blue Holdings is an associate) will be deemed to be an “Acquiring Person” for purposes of the Rights Agreement by virtue thereof, or by virtue of the acquisition of beneficial ownership of the Company shares pursuant to and as permitted by the Shareholders Agreement.

Pittsburgh Office Space Lease

Our leased administrative space in Pittsburgh, Pennsylvania is primarily owned by an affiliate of KKR. As a result, the KKR affiliate is the beneficiary of future lease payments made by the Company through the remaining term of the lease. In fiscal year 2015, the Company paid approximately $2.9 million of rent to the KKR affiliate.

OWNERSHIP OF COMMON SHARES

Beneficial Ownership of Company Common Shares

The following table sets forth, as of June 15, 2015 (unless otherwise noted), the beneficial ownership of our common shares by:

•	each person or group known to us to be the beneficial owner of more than 5% of our outstanding common shares;

•	each Director, each nominee for Director listed in this proxy statement, and each Named Executive Officer; and

•	all of our Directors and executive officers as a group.

Unless otherwise noted, the shareholders listed in the table below have sole voting and investment powers with respect to the common shares beneficially owned by them. The address of each Director, nominee for Director, and executive officer is One Strawberry Lane, Orrville, Ohio 44667. As of June 15, 2015, there were 119,666,585 common shares outstanding.

Name	Number of Common Shares Beneficially Owned (1)(2)(3)(4)(5)	Percent of Outstanding Common Shares
Blue Holdings I, L.P.	17,061,079(6)	14.3%
The Vanguard Group, Inc.	8,087,984(7)	6.8%
Richard K. Smucker	2,483,816	2.1%
Timothy P. Smucker	1,903,118	1.6%
Mark R. Belgya	56,408	*
Vincent C. Byrd	93,445	*
Kathryn W. Dindo	34,175	*
Paul J. Dolan	24,710	*
Robert B. Heisler, Jr.	2,480	*
Nancy Lopez Knight	14,268	*
Elizabeth Valk Long	49,752	*
Steven Oakland	60,756	*
Gary A. Oatey	36,902	*
Sandra Pianalto	1,241	*
Alex Shumate	8,896	*
Mark T. Smucker	119,259	*
David J. West	242,803	*
27 Directors and executive officers as a group	4,226,588	3.5%

*	Less than 1%.

(1)	In accordance with SEC rules, each beneficial owner’s holdings have been calculated assuming full exercise of outstanding stock options covering common shares, if any, exercisable by such owner within 60 days after June 15, 2015. The beneficial ownership information set forth above includes the following number of common shares that may be acquired by the persons identified below upon the exercise of such options: Richard K. Smucker, 0; Mark R. Belgya, 0; Vincent C. Byrd, 0; Steven Oakland, 0; David J. West, 0; and all Directors and executive officers as a group, 2,000.

(2)	The beneficial ownership information set forth above also includes the following number of restricted shares beneficially owned by the persons identified below: Richard K. Smucker, 43,935; Mark R. Belgya, 39,132; Vincent C. Byrd, 28,201; Steven Oakland, 43,087; David J. West, 7,236; and all Directors and executive officers as a group, 330,360.

(3)	Beneficial ownership of the following common shares included in the table is disclaimed by Richard K. Smucker: 1,433,392 common shares held by trusts for the benefit of family members (including Timothy P. Smucker) of which Richard K. Smucker is a trustee with sole investment power or a co-trustee with shared investment power; 202,062 common shares owned by the Willard E. Smucker Foundation of which Richard K. Smucker is a trustee with shared investment power; and 184,261 common shares with respect to which Richard K. Smucker disclaims voting or investment power.

Beneficial ownership of the following common shares included in the table is disclaimed by Timothy P. Smucker: 477,798 common shares held by trusts for the benefit of family members of which Timothy P. Smucker is a trustee with sole investment power or a co-trustee with shared investment power; 202,062 common shares owned by the Willard E. Smucker Foundation of which Timothy P. Smucker is a trustee with shared investment power; and 178,471 common shares with respect to which Timothy P. Smucker disclaims voting or investment power.

Beneficial ownership of the following common shares included in the table is disclaimed by Mark T. Smucker: 10,671 common shares with respect to which Mark T. Smucker disclaims voting or investment power.

The number of common shares beneficially owned by all Directors and executive officers as a group has been computed to eliminate duplication of beneficial ownership.

(4)	This number includes common shares held for the benefit of the individual named under the terms of the Amended and Restated Nonemployee Director Stock Plan (“Nonemployee Director Stock Plan”), the Nonemployee Director Deferred Compensation Plan, the 2006 Plan, and the 2010 Plan as follows: Kathryn W. Dindo, 32,709; Paul J. Dolan, 24,710; Robert B. Heisler, Jr., 2,380; Nancy Lopez Knight, 14,093; Elizabeth Valk Long, 48,808; Gary A. Oatey, 29,902; Sandra Pianalto, 1,240; and Alex Shumate, 8,896. The common shares indicated are held in trust for the Directors named and are voted pursuant to their direction.

(5)	Because, under the Articles, shareholders may be entitled, on certain matters, to cast ten votes per share with regard to certain common shares and only one vote per share with regard to others, there may not be a correlation between the percentage of outstanding common shares owned and the voting power represented by those common shares. The total voting power of all the common shares can be determined only at the time of a shareholder meeting due to the need to obtain certifications as to beneficial ownership of common shares not held as of record in the name of individuals. There is one proposal on this year’s ballot for which the ten-votes-per-share provisions apply.

(6)	The number of shares beneficially owned is based on information set forth in a Schedule 13D filed with the SEC on April 2, 2015. Blue Holdings, a Delaware limited partnership with its principal business office at c/o Kohlberg Kravis Roberts & Co. L.P., 9 West 57th Street, Suite 4200, New York, NY 10019, holds an aggregate of 17,061,079 common shares, over which Blue Holdings may be deemed to have sole voting power and sole dispositive power. Blue Holdings GP, LLC, a Delaware limited liability company (“Blue Holdings GP”), is the general partner of Blue Holdings and may be deemed to have voting and dispositive power over our common shares held by Blue Holdings. Each of KKR 2006 Fund L.P. (the “KKR Investor”), Vestar/Blue Investments I, L.P. (the “Vestar Investor”), and Centerview Capital, L.P. (the “Centerview Investor”) holds membership interests in, and has the right to appoint managers to the board of, Blue Holdings GP. Each of the KKR Investor, the Vestar Investor, the Centerview Investor, and AlpInvest Partners Blue Co-Invest LLC (the “AlpInvest Investor”), and certain of their respective affiliates, holds limited partner interests in Blue Holdings. Blue Holdings, Blue Holdings GP, the KKR Investor, the Vestar Investor, the Centerview Investor, and the AlpInvest Investor, and certain of their respective affiliates, may each be deemed to be a member of a group exercising voting and investment control over our common shares held by Blue Holdings.

The KKR Investor, the Vestar Investor, the Centerview Investor, and the AlpInvest Investor, and certain of their respective affiliates, separately made Schedule 13D filings with the SEC on April 2, 2015 reporting the following beneficial ownership of our common shares held by Blue Holdings:

Name	Address of Principal Business Office	Sole Voting Power	Sole Dispositive Power		Aggregate Common Shares Beneficially Owned	Percent of Outstanding Common Shares
KKR Investor	Kohlberg Kravis Roberts & Co. L.P. 9 West 57th Street, Suite 4200 New York, NY 10019	8,794,841	8,277,495		8,794,841	7.4%
Vestar Investor	Vestar Capital Partners 245 Park Avenue, 41st Floor New York, NY 10167	4,103,004	3,861,650		4,103,004	3.4%
Centerview Investor	Centerview Capital 3 Greenwich Office Park, 2nd Floor Greenwich, CT 06831	964,278	907,556		964,278	0.8%
AlpInvest Investor	AlpInvest US Holdings, LLC 630 Fifth Avenue, 28th Floor New York, NY 10111	3,198,956	3,010,781	*	3,198,956	2.7%
*	Shared, rather than Sole, Dispositive Power

(7)	The number of shares beneficially owned is based on information set forth in a Schedule 13G/A of The Vanguard Group, Inc. (“Vanguard”), 100 Vanguard Blvd., Malvern, PA 19355, filed with the SEC on February 9, 2015. Vanguard is a U.S. company organized under the laws of the Commonwealth of Pennsylvania. The Schedule 13G/A indicated that, as of December 31, 2014, Vanguard had sole voting power as to 176,010 common shares, sole dispositive power as to 7,918,763 common shares, and shared dispositive power as to 169,221 common shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Under the U.S. securities laws, our Directors, executive officers, and beneficial owners of more than 10% of our common shares are required to report their initial ownership of common shares and any subsequent changes in that ownership to the SEC and the NYSE. Due dates for the reports are specified by those laws, and we are required to disclose in this proxy statement any failure in the past year to file by the required dates. Based solely on written representations of our Directors and executive officers and on copies of the reports that they have filed with the SEC, it is our belief that all of our Directors and executive officers complied with all Section 16(a) filing requirements applicable to them with respect to transactions in our equity securities during fiscal year 2015, except for Barry C. Dunaway, who had a late Section 16(a) filing due to a delay in notifying the Company of an open market sale of the Company’s common shares.

EQUITY COMPENSATION PLAN INFORMATION

The table below sets forth certain information with respect to the following equity compensation plans of the Company as of April 30, 2015: the 1987 Stock Option Plan, The J. M. Smucker Company 1998 Equity and Performance Incentive Plan (the “1998 Plan”), the 2006 Plan, the 2010 Plan, the Nonemployee Director Stock Plan, the Nonemployee Director Stock Option Plan, and the Nonemployee Director Deferred Compensation Plan. All of these equity compensation plans have been approved by our shareholders, with the exception of the Nonemployee Director Deferred Compensation Plan, which was initially adopted by the Board on January 1, 2007 and amended and restated on January 1, 2014.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (1)(2)(3) (c)
Equity compensation plans approved by security holders (4)(5)	1,259,950	$112.45	5,820,288
Equity compensation plans not approved by security holders (6)	31,730	0	—
Total	1,291,680	$112.45	5,820,288

(1)	As of April 30, 2015, there were 5,820,288 common shares remaining available for grant as awards. The weighted-average exercise price of outstanding options, warrants, and rights in column (b) does not take restricted shares, restricted stock units, or other non-option awards into account.

(2)	Upon approval of the 2010 Plan by shareholders, no further awards could be made under the 1987 Stock Option Plan, the 1998 Plan, the Nonemployee Director Stock Plan, the Nonemployee Director Stock Option Plan, and the 2006 Plan, except that the provisions relating to the deferral of Director retainers and fees under the Nonemployee Director Stock Plan continued to apply to services rendered through December 31, 2006.

(3)	There is no established pool of authorized common shares under the Nonemployee Director Deferred Compensation Plan.

(4)	This amount includes 227,102 deferred stock units and restricted stock units outstanding under the Nonemployee Director Stock Plan, the 2006 Plan, and the 2010 Plan. The weighted-average exercise price of outstanding options, warrants, and rights in column (b) does not take these deferred stock units and restricted stock units into account.

(5)	In June 2014, we granted several executive officers performance units with a one-year performance period, payable in restricted shares in June 2015. The actual number of performance units earned was not known as of April 30, 2015. Subsequent to April 30, 2015, the performance units earned were converted into 75,848 restricted shares. The actual number of restricted shares earned was included in column (a) for purposes of including the performance units outstanding at April 30, 2015. The weighted-average exercise price of outstanding options, warrants, and rights in column (b) does not take these performance units into account.

(6)	This row includes 31,730 outstanding deferred stock units related to retainer and meeting fees voluntarily deferred by non-employee Directors under the Nonemployee Director Deferred Compensation Plan. The Nonemployee Director Deferred Compensation Plan provides each of our non-employee Directors with an opportunity to defer receipt of any portion of the cash compensation he or she receives for his or her service as a Director. The weighted-average exercise price of outstanding options, warrants, and rights in column (b) does not take these deferred stock units into account.

ANNUAL REPORT

Our annual report for the fiscal year ended April 30, 2015 was mailed to each shareholder on or about July 1, 2015.

2016 SHAREHOLDER PROPOSALS

Any shareholder who intends to present a proposal at the Company’s 2016 annual meeting and who wishes to have the proposal included in our proxy statement and form of proxy for that annual meeting must deliver the proposal to our Corporate Secretary so that it is received no later than March 3, 2016. In addition, according to the Regulations, if a shareholder intends to present a proposal (including with respect to Director nominations) at our 2016 annual meeting without the inclusion of that proposal in our proxy materials, the shareholder must deliver the proposal to our Corporate Secretary so that it is received no later than May 14, 2016, which is 90 calendar days before the first anniversary of the date of the preceding year’s annual meeting, and no earlier than April 14, 2016, which is 120 days before the first anniversary of the date of the preceding year’s annual meeting. After May 14, 2016, the notice would be considered untimely. If, however, the date of our 2016 annual meeting of shareholders is more than 30 days before or more than 60 days after the first anniversary of the date of the preceding year’s annual meeting, then the deadline for shareholders to notify us will be no earlier than the close of business on the 120th day prior to the date of such annual meeting and no later than the close of business on the later of the 90th day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of such meeting is first made by us.

OTHER MATTERS

We do not know of any matters to be brought before the meeting except as indicated in this notice. However, if any other matters properly come before the meeting for action, it is intended that the person authorized under solicited proxies may vote or act thereon in accordance with his or her own judgment.

“HOUSEHOLDING” OF PROXY MATERIALS

In accordance with the notices we have sent to registered shareholders, we are sending only one copy of our annual report and proxy statement to shareholders who share the same last name and mailing address, unless they have notified us that they want to continue receiving multiple copies. Each shareholder will continue to receive a separate proxy card or Notice of Internet Availability of Proxy Materials. We understand that the brokerage community has mailed similar notices to holders of common shares who hold their common shares in street name. This practice, known as “householding,” is permitted by the SEC and is designed to reduce duplicate mailings and save printing and postage costs, as well as conserve natural resources.

Shareholders who currently receive multiple copies of the annual report and proxy statement at their address and would like to request “householding” of their communications should contact their broker if they are a street name shareholder or, if they are a registered shareholder, should contact Computershare by calling 1-800-456-1169, or inform them in writing at Computershare Investor Services, P.O. Box 30170, College Station, Texas 77842-3170. Shareholders who are “householding” their communications, but who wish to begin to receive separate copies of the annual report and proxy statement in the future, may also notify their broker or Computershare. We will promptly deliver a separate copy of the annual report and proxy statement at a shared address to which a single copy was delivered upon written or oral request to Shareholder Services, The J. M. Smucker Company, One Strawberry Lane, Orrville, Ohio 44667, 330-684-3838.

ELECTRONIC DELIVERY OF COMPANY SHAREHOLDER COMMUNICATIONS

If you are a registered shareholder, we encourage you to conserve natural resources, as well as reduce printing and mailing costs, by signing up to receive your shareholder communications from us electronically.

Through participation in the eTree program sponsored by Computershare, we will have a tree planted on your behalf if you elect to receive your shareholder materials and documents electronically. The tree will be planted by American Forests, a leading conservation organization, to support revegetation and reforestation efforts in the United States. You will receive your shareholder information faster and will be able to access your documents, reports, and information on-line at the Investor Centre on Computershare’s website. Access www.eTree.com/smucker to enroll in electronic communications. With your consent, we will stop mailing paper copies of these documents and will notify you by e-mail when the documents are available to you, where to find them, and how to quickly submit your vote on-line. Your election to receive shareholder communications electronically will be effective until you cancel it.

Please note that, although there is no charge for accessing our annual meeting materials on-line, you may incur costs from service providers such as your Internet access provider and your telephone company. If you have any questions or need assistance, please call 1-866-602-0762.

V OTING RIGHTS OF COMMON SHARES

Under Article Fourth of the Articles, the holder of each outstanding common share is entitled to one vote on each matter submitted to a vote of our shareholders, except for the following specific matters:

•	any matter that relates to or would result in the dissolution or liquidation of the Company;

•

the adoption of any amendment to the Articles or the Regulations, or the adoption of amended Articles, other than the adoption of any amendment or amended Articles that increases the number of votes to which holders of our common shares are entitled or expands the matters to which time phased voting applies;

•	any proposal or other action to be taken by our shareholders relating to the Rights Agreement, dated as of May 20, 2009, between us and Computershare Trust Company, N.A. or any successor plan;

•	any matter relating to any stock option plan, stock purchase plan, executive compensation plan, executive benefit plan, or other similar plan, arrangement, or agreement;

•

the adoption of any agreement or plan of or for the merger, consolidation, or majority share acquisition of us or any of our subsidiaries with or into any other person, whether domestic or foreign, corporate or noncorporate, or the authorization of the lease, sale, exchange, transfer, or other disposition of all, or substantially all, of our assets;

•

any matter submitted to our shareholders pursuant to Article Fifth (which relates to procedures applicable to certain business combinations) or Article Seventh (which relates to procedures applicable to certain proposed acquisitions of specified percentages of our outstanding common shares) of the Articles, as they may be further amended, or any issuance of our common shares for which shareholder approval is required by applicable stock exchange rules; and

•

any matter relating to the issuance of our common shares or the repurchase of our common shares that the Board determines is required or appropriate to be submitted to our shareholders under the Ohio Revised Code or applicable stock exchange rules.

On the matters listed above, common shares are entitled to ten votes per share if they meet the requirements set forth in the Articles. Common shares entitled to ten votes per share must meet one of the following criteria:

•	common shares for which there has not been a change in beneficial ownership in the past four years; or

•	common shares received through our various equity plans which have not been sold or otherwise transferred.

In the event of a change in beneficial ownership, the new owner of that common share will be entitled to only one vote with respect to that share on all matters until four years pass without a further change in beneficial ownership of the share. The ten-votes-per-share provisions apply to Proposal 4 on this year’s ballot.

The express terms of the common shares provide that a change in beneficial ownership occurs whenever any change occurs in the person or group of persons who has or shares voting power, investment power, the right to receive sale proceeds, or the right to receive dividends or other distributions in respect of those common shares. In the absence of proof to the contrary, a change in beneficial ownership will be deemed to have occurred whenever common shares are transferred of record into the name of any other person. Moreover, corporations, general partnerships, limited partnerships, voting trustees, banks, trust companies, brokers, nominees, and clearing agencies will be entitled to only one vote per share on common shares held of record in their respective names unless written proof is provided to establish that there has been no change in the person or persons who direct the exercise of any of the rights of beneficial ownership of such shares, including the voting of common shares. Thus, shareholders who hold common shares in street name or through any of the other indirect methods mentioned above must be able to submit written proof of beneficial ownership in form and substance satisfactory to us in order to be entitled to exercise ten votes per share.

The foregoing is merely a summary of the voting terms of the common shares and this summary should be read in conjunction with, and is qualified in its entirety by reference to, the express terms of those common shares, as set forth in the Articles. A copy of the Articles is posted on our website at www.jmsmucker.com and is available free of charge to any shareholder submitting a written request to the Corporate Secretary, The J. M. Smucker Company, One Strawberry Lane, Orrville, Ohio 44667.

Appendix A

Reconciliation of Adjusted Income Per Diluted Share to GAAP Earnings Per Share

	Year Ended April 30,
	2015	2014
Reconciliation to net income:
Net income	$344.9	$565.2
Income taxes	178.1	284.5
Unallocated derivative losses (gains)	24.5	(5.3)
Cost of products sold - special project costs	6.2	9.4
Other special project costs	56.6	25.6
Income before income taxes excluding certain items affecting comparability	$610.3	$879.4
Income taxes, as adjusted	207.8	294.5
Income excluding certain items affecting comparability	$402.5	$584.9
Weighted-average shares - assuming dilution	103,697,261	104,346,587
Income per common share excluding certain items affecting comparability - assuming dilution	$3.88	$5.61

	Year Ended April 30,
	2015	2014
Reconciliation to income per common share excluding certain items affecting comparability - assuming dilution:
Income per common share excluding certain items affecting comparability - assuming dilution	$3.88	$5.61
Impact of adjusted effective income tax rate(A)	0.05
Adjust for impact of Big Heart transaction and results, net of adjusted effective income tax rate:(B)
Big Heart operating loss	0.17
Other debt costs	1.14
Incremental interest expense	0.07
Incremental shares issued(C)	0.07
Adjusted income per common share before Big Heart and excluding certain items affecting comparability - assuming dilution	$5.38	$5.61
(A)	Adjust actual fiscal year results to reflect an estimated effective tax rate of 33.3% for the full year before Big Heart transaction and results.

(B)	Impact of Big Heart transaction and results are net of tax using an estimated effective tax rate of 33.3% for the full year.

(C)	Adjust to 101.8 million weighted average common shares outstanding for the fiscal year.

A-1

Appendix B

THE J. M. SMUCKER COMPANY

2010 EQUITY AND INCENTIVE COMPENSATION PLAN

1. Purpose. The purpose of The J. M. Smucker Company 2010 Equity and Incentive Compensation Plan is to attract and retain Directors, consultants, officers, and other employees of The J. M. Smucker Company, an Ohio corporation, and its Subsidiaries and to provide to such persons incentives and rewards for performance.

2. Definitions. As used in this Plan,

(a) “Appreciation Right” means a right granted pursuant to Section 5 or Section 9 of this Plan, and will include both Free-Standing Appreciation Rights and Tandem Appreciation Rights.

(b) “Base Price” means the price to be used as the basis for determining the Spread upon the exercise of a Free-Standing Appreciation Right or a Tandem Appreciation Right.

(c) “Board” means the Board of Directors of the Company and, to the extent of any delegation by the Board to a committee (or subcommittee thereof) pursuant to Section 11 of this Plan, such committee (or subcommittee).

(d) “Cash Incentive Award” means a cash award granted pursuant to Section 8 of this Plan.

(e) “Change in Control” has the meaning set forth in Section 13 of this Plan.

(f) “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(g) “Common Shares” means the shares of common stock, without par value, of the Company or any security into which such common shares may be changed by reason of any transaction or event of the type referred to in Section 12 of this Plan.

(h) “Company” means The J. M. Smucker Company, an Ohio corporation, and its successors.

(i) “Covered Employee” means a Participant who is, or is determined by the Board to be likely to become, a “covered employee” within the meaning of Section 162(m) of the Code (or any successor provision).

(j) “Date of Grant” means the date specified by the Board on which a grant of Option Rights, Appreciation Rights, Performance Shares, Performance Units, Cash Incentive Awards, or other awards contemplated by Section 10 of this Plan, or a grant or sale of Restricted Stock, Restricted Stock Units, or other awards contemplated by Section 10 of this Plan will become effective (which date will not be earlier than the date on which the Board takes action with respect thereto).

(k) “Detrimental Activity” means:

(i) Engaging in any activity, as an employee, principal, agent, or consultant for another entity that competes with the Company in any actual, researched, or prospective product, service, system, or business activity for which the Participant has had any direct responsibility during the last two years of his or her employment with the Company or a Subsidiary, in any territory in which the Company or a Subsidiary manufactures, sells, markets, services, or installs such product, service, or system, or engages in such business activity.

(ii) Soliciting any employee of the Company or a Subsidiary to terminate his or her employment with the Company or a Subsidiary.

(iii) The disclosure to anyone outside the Company or a Subsidiary, or the use in other than the Company’s or a Subsidiary’s business, without prior written authorization from the Company, of any confidential, proprietary, or trade secret information or material relating to the business of the Company or its Subsidiaries, acquired by the Participant during his or her employment with the Company or its Subsidiaries or while acting as a consultant for the Company or its Subsidiaries thereafter.

(iv) The failure or refusal to disclose promptly and to assign to the Company upon request all right, title and interest in any invention or idea, patentable or not, made or conceived by the Participant during employment by the Company or any Subsidiary, relating in any manner to the actual or anticipated business, research, or development work of the Company or any Subsidiary or the failure or refusal to do anything reasonably necessary to enable the Company or any Subsidiary to secure a patent where appropriate in the United States and in other countries.

(v) Activity that results in Termination for Cause. For the purposes of this Section, “Termination for Cause” will mean a termination:

(A) due to the Participant’s willful and continuous gross neglect of his or her duties for which he or she is employed; or

(B) due to an act of dishonesty on the part of the Participant constituting a felony resulting or intended to result, directly or indirectly, in his or her gain for personal enrichment at the expense of the Company or a Subsidiary.

(vi) Any other conduct or act determined to be injurious, detrimental, or prejudicial to any significant interest of the Company or any Subsidiary unless the Participant acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company.

(l) “Director” means a member of the Board.

(m) “Effective Date” means, with respect to Cash Incentive Awards, the date this Plan is approved by the shareholders of the Company and, with respect to all other awards under this Plan, November 7, 2010, provided that this Plan is approved by the shareholders of the Company prior to or on such date.

(n) “Evidence of Award” means an agreement, certificate, resolution, or other type or form of writing or other evidence approved by the Board that sets forth the terms and conditions of the awards granted under the Plan. An Evidence of Award may be in an electronic medium, may be limited to notation on the books and records of the Company and, with the approval of the Board, need not be signed by a representative of the Company or a Participant.

(o) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, as such law, rules and regulations may be amended from time to time.

(p) “Existing Plan” means The J. M. Smucker Company 2006 Equity Compensation Plan.

(q) “Free-Standing Appreciation Right” means an Appreciation Right granted pursuant to Section 5 or Section 9 of this Plan that is not granted in tandem with an Option Right.

(r) “Incentive Stock Options” means Option Rights that are intended to qualify as “incentive stock options” under Section 422 of the Code or any successor provision.

(s) “Management Objectives” means the measurable performance objective or objectives established pursuant to this Plan for Participants who have received grants of Performance Shares or Performance Units or, when so determined by the Board, Cash Incentive Awards, Option Rights, Appreciation Rights, Restricted Stock, Restricted Stock Units, dividend credits, and other awards pursuant to this Plan. Management Objectives may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual Participant or of the Subsidiary, division, department, region, or function within the Company or Subsidiary in which the Participant is employed. The Management Objectives may be made relative to the performance of other companies or subsidiaries, divisions, departments, regions, or functions within such other companies, and may be made relative to an index or one or more of the performance criteria themselves. The Board may grant awards subject to Management Objectives that are either Qualified Performance-Based Awards or are not Qualified Performance-Based Awards. The Management Objectives applicable to any Qualified Performance-Based Award to a Covered Employee will be based on one or more, or a combination, of the following metrics:

(i) Profits (e.g., operating income, income from continuing operations, EBIT, EBT, net income, earnings per share, segment profit, residual, or economic earnings — these profitability metrics could be measured before certain specified special items and subject to GAAP definition);

(ii) Cash Flow (e.g., EBITDA, adjusted EBITDA, operating cash flow, cash from operations, total cash flow, free cash flow, cash flow in excess of cost of capital, residual cash flow, or cash flow return on investment);

(iii) Returns (e.g., profits or cash flow returns on: assets, invested capital, net capital employed, and equity);

(iv) Working Capital (e.g., working capital divided by sales, days’ sales outstanding, days’ sales in inventory, and days’ sales in payables);

(v) Profit Margins (e.g., profits divided by net sales);

(vi) Liquidity Measures (e.g., debt-to-capital, debt-to-EBITDA, total debt ratio);

(vii) Sales Growth, Cost Initiatives and Stock Price Metrics (e.g., net sales, net sales growth, stock price appreciation, total return to shareholders, administrative costs divided by net sales, cost reduction targets, and selling, administrative and distribution costs divided by net sales); and

(viii) Strategic Initiatives Key Deliverable Metrics consisting of one or more of the following: product development, strategic partnering, research and development, market penetration, geographic business expansion goals, cost targets, customer satisfaction, employee satisfaction, management of employment practices and employee benefits, supervision of litigation and information technology, and goals relating to acquisitions or divestitures of subsidiaries, affiliates, and joint ventures.

If the Board determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the Management Objectives unsuitable, the Board may in its discretion modify such Management Objectives or the related minimum acceptable level of achievement, in whole or in part, as the Board deems appropriate and equitable, except in the case of a Qualified Performance-Based Award (other than in connection with a Change in Control) where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code. In such case, the Board will not make any modification of the Management Objectives or minimum acceptable level of achievement with respect to such Covered Employee.

(t) “Market Value per Share” means, as of any particular date, the average of the high and low sales prices of the Common Shares as reported on the New York Stock Exchange Composite Tape or, if not listed on such exchange, on any other national securities exchange on which the Common Shares are listed, or if there are no sales on such day, on the next preceding trading day during which a sale occurred. If there is no regular trading market for such Common Shares, the Market Value per Share will be determined by the Board.

(u) “Non-Employee Director” means a person who is a “Non-Employee Director” of the Company within the meaning of Rule 16b-3 of the Securities and Exchange Commission promulgated under the Exchange Act and an “outside director” within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder by the U.S. Department of the Treasury.

(v) “Optionee” means the optionee named in an Evidence of Award evidencing an outstanding Option Right.

(w) “Option Price” means the purchase price payable on exercise of an Option Right.

(x) “Option Right” means the right to purchase Common Shares upon exercise of an option granted pursuant to Section 4 or Section 9 of this Plan.

(y) “Participant” means a person who is selected by the Board to receive benefits under this Plan and who is at the time a consultant, an officer, or other employee of the Company or any one or more of its Subsidiaries, or who has agreed to commence serving in any of such capacities within 90 days of the Date of Grant, and will also include each non-employee Director who receives an award under this Plan. The term “Participant” will also include any person who provides services to the Company or a Subsidiary that are equivalent to those typically provided by an employee.

(z) “Performance Period” means, in respect of a Performance Share or Performance Unit, a period of time established pursuant to Section 8 of this Plan within which the Management Objectives relating to such Performance Share or Performance Unit are to be achieved.

(aa) “Performance Share” means a bookkeeping entry that records the equivalent of one Common Share awarded pursuant to Section 8 of this Plan.

(bb) “Performance Unit” means a bookkeeping entry awarded pursuant to Section 8 of this Plan that records a unit equivalent to $1.00 or such other value as is determined by the Board.

(cc) “Plan” means The J. M. Smucker Company 2010 Equity and Incentive Compensation Plan, as may be amended from time to time.

(dd) “Qualified Performance-Based Award” means any award of Cash Incentive Awards, Performance Shares, Performance Units, Restricted Stock, Restricted Stock Units, or other awards contemplated under Section 10 of this Plan, or portion of such award, to a Covered Employee that is intended to satisfy the requirements for “qualified performance-based compensation” under Section 162(m) of the Code.

(ee) “Restricted Stock” means Common Shares granted or sold pursuant to Section 6 or Section 9 of this Plan as to which neither the substantial risk of forfeiture nor the prohibition on transfers has expired.

(ff) “Restriction Period” means the period of time during which Restricted Stock Units are subject to restrictions, as provided in Section 7 or Section 9 of this Plan.

(gg) “Restricted Stock Unit” means an award made pursuant to Section 7 or Section 9 of this Plan of the right to receive Common Shares or cash at the end of a specified period. An award of Restricted Stock Units may be described as an award of “Deferred Stock Units”.

(hh) “Spread” means the excess of the Market Value per Share on the date when an Appreciation Right is exercised over the Option Price or Base Price provided for in the related Option Right or Free-Standing Appreciation Right, respectively.

(ii) “Subsidiary” means a corporation, company or other entity (i) at least 50 percent of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture, or unincorporated association), but at least 50 percent of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by the Company except that for purposes of determining whether any person may be a Participant for purposes of any grant of Incentive Stock Options, “Subsidiary” means any corporation in which at the time the Company owns or controls, directly or indirectly, at least 50 percent of the total combined voting power represented by all classes of stock issued by such corporation.

(jj) “Tandem Appreciation Right” means an Appreciation Right granted pursuant to Section 5 or Section 9 of this Plan that is granted in tandem with an Option Right.

3. Shares Available Under the Plan.

(a) Maximum Shares Available Under Plan.

(i) Subject to adjustment as provided in Section 12 of this Plan, the number of Common Shares that may be issued or transferred (A) upon the exercise of Option Rights or Appreciation Rights, (B) in payment of Restricted Stock and released from substantial risks of forfeiture thereof, (C) in payment of Restricted Stock Units, (D) in payment of Performance Shares or Performance Units that have been earned, (E) as awards to non-employee Directors, (F) as awards contemplated by Section 10 of this Plan, or (G) in payment of dividend equivalents paid with respect to awards made under the Plan will not exceed in the aggregate 7,000,000 Common Shares plus, as of the Effective Date, the number of Common Shares available for awards under the Existing Plan on the Effective Date. Such shares may be shares of original issuance or treasury shares or a combination of the foregoing.

(ii) Common Shares covered by an award granted under the Plan will not be counted as used unless and until they are actually issued and delivered to a Participant and, therefore, the total number of shares available under the Plan as of a given date will not be reduced by any shares relating to prior awards that have expired or have been forfeited or cancelled. Upon payment in cash of the benefit provided by any award granted under the Plan, any Common Shares that were covered by that award will again be available for issue or transfer hereunder. Notwithstanding anything to the contrary contained herein: (A) if Common Shares are tendered or otherwise used in payment of the Option Price of an Option Right the total number of shares covered by the Option Right being exercised will reduce the aggregate plan limit described above; (B) Common Shares withheld by the Company to satisfy the tax withholding obligation will count against the plan limit described above; and (C) the number of Common Shares covered by an Appreciation Right, to the extent that it is exercised and settled in Common Shares, and whether or not shares are actually issued to the Participant upon exercise of the right, will be considered issued or transferred pursuant to the Plan. In the event that the Company repurchases shares with Option Right proceeds, those shares will not be added to the aggregate plan limit described above. If, under this Plan, a Participant has elected to give up the right to receive compensation in exchange for Common Shares based on fair market value, such Common Shares will not count against the aggregate plan limit described above.

(b) Life of Plan Limits. Notwithstanding anything in this Section 3, or elsewhere in this Plan, to the contrary and subject to adjustment as provided in Section 12 of this Plan:

(i) The aggregate number of Common Shares actually issued or transferred by the Company upon the exercise of Incentive Stock Options will not exceed 7,000,000 Common Shares.

(ii) Awards will not be granted under Section 9 or Section 10 of the Plan to the extent they would involve the issuance of more than 350,000 shares in the aggregate.

(c) Individual Participant Limits. Notwithstanding anything in this Section 3, or elsewhere in this Plan to the contrary, and subject to adjustment as provided in Section 12 of this Plan:

(i) No Participant will be granted Option Rights or Appreciation Rights, in the aggregate, for more than 1,000,000 Common Shares during any calendar year.

(ii) No Participant will be granted Qualified Performance-Based Awards of Restricted Stock, Restricted Stock Units, Performance Shares, or other awards under Section 10 of this Plan, in the aggregate, for more than 400,000 Common Shares during any calendar year.

(iii) Notwithstanding any other provision of this Plan to the contrary, in no event will any Participant in any calendar year receive a Qualified Performance-Based Award of Performance Units having an aggregate maximum value as of their respective Dates of Grant in excess of $7,000,000.

(iv) In no event will any Participant in any calendar year receive a Qualified Performance-Based Award that is a Cash Incentive Award having an aggregate maximum value in excess of $7,000,000.

4. Option Rights. The Board may, from time to time and upon such terms and conditions as it may determine, authorize the granting to Participants of options to purchase Common Shares. Each such grant may utilize any or all of the authorizations contained in the following provisions:

(a) Each grant will specify the number of Common Shares to which it pertains subject to the limitations set forth in Section 3 of this Plan.

(b) Each grant will specify an Option Price per share, which may not be less than the Market Value per Share on the Date of Grant.

(c) Each grant will specify whether the Option Price will be payable (i) in cash or by check acceptable to the Company or by wire transfer of immediately available funds, (ii) by the actual or constructive transfer to the Company of Common Shares owned by the Optionee for at least six months (or other consideration authorized pursuant to Section 4(d) of this Plan) having a value at the time of exercise equal to the total Option Price, (iii) by a combination of such methods of payment, or (iv) by such other methods as may be approved by the Board.

(d) To the extent permitted by law, any grant may provide for deferred payment of the Option Price from the proceeds of sale through a bank or broker on a date satisfactory to the Company of some or all of the shares to which such exercise relates.

(e) Successive grants may be made to the same Participant whether or not any Option Rights previously granted to such Participant remain unexercised.

(f) Each grant will specify the period or periods of continuous service by the Optionee with the Company or any Subsidiary that is necessary before the Option Rights or installments thereof will become exercisable. A grant of Option Rights may provide for the earlier exercise of such Option Rights in the event of the retirement, the attainment of reasonable age and service requirements approved by the Board, death or disability of a Participant, or a Change in Control.

(g) Any grant of Option Rights may specify Management Objectives that must be achieved as a condition to the exercise of such rights.

(h) Option Rights granted under this Plan may be (i) options, including, without limitation, Incentive Stock Options, that are intended to qualify under particular provisions of the Code, (ii) options that are not intended so to qualify, or (iii) combinations of the foregoing. Incentive Stock Options may only be granted to Participants who meet the definition of “employees” under Section 3401(c) of the Code.

(i) The exercise of an Option Right will result in the cancellation on a share-for-share basis of any Tandem Appreciation Right authorized under Section 5 of this Plan.

(j) No Option Right will be exercisable more than 10 years from the Date of Grant.

(k) Each grant of Option Rights will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Board may approve.

5. Appreciation Rights.

(a) The Board may, from time to time and upon such terms and conditions as it may determine, authorize the granting (i) to any Optionee, of Tandem Appreciation Rights in respect of Option Rights granted hereunder, and (ii) to any Participant, of Free-Standing Appreciation Rights. A Tandem Appreciation Right will be a right of the Optionee, exercisable by surrender of the related Option Right, to receive from the Company an amount determined by the Board, which will be expressed as a percentage of the Spread (not exceeding 100 percent) at the time of exercise. Tandem Appreciation Rights may be granted at any time prior to the exercise or termination of the related Option Rights; provided, however, that a Tandem Appreciation Right awarded in relation to an Incentive Stock Option must be granted concurrently with such Incentive Stock Option. A Free-Standing Appreciation Right will be a right of the Participant to receive from the Company an amount determined by the Board, which will be expressed as a percentage of the Spread (not exceeding 100 percent) at the time of exercise.

(b) Each grant of Appreciation Rights may utilize any or all of the authorizations contained in the following provisions:

(i) Each grant will specify that the amount payable on exercise of an Appreciation Right will be paid by the Company in cash, Common Shares, or in any combination thereof.

(ii) Any grant may specify that the amount payable on exercise of an Appreciation Right may not exceed a maximum specified by the Board at the Date of Grant.

(iii) Any grant may specify waiting periods before exercise and permissible exercise dates or periods.

(iv) Any grant may specify that such Appreciation Right may be exercised only in the event of, or earlier in the event of, the retirement, the attainment of reasonable age and service requirements approved by the Board, death or disability of a Participant, or a Change in Control.

(v) Any grant of Appreciation Rights may specify Management Objectives that must be achieved as a condition of the exercise of such Appreciation Rights.

(vi) Each grant of Appreciation Rights will be evidenced by an Evidence of Award, which Evidence of Award will describe such Appreciation Rights, identify the related Option Rights (if applicable), and contain such other terms and provisions, consistent with this Plan, as the Board may approve.

(c) Any grant of Tandem Appreciation Rights will provide that such Tandem Appreciation Rights may be exercised only at a time when the related Option Right is also exercisable and at a time when the Spread is positive, and by surrender of the related Option Right for cancellation. Successive grants of Tandem Appreciation Rights may be made to the same Participant regardless of whether any Tandem Appreciation Rights previously granted to the Participant remain unexercised.

(d) Regarding Free-Standing Appreciation Rights only:

(i) Each grant will specify in respect of each Free-Standing Appreciation Right a Base Price, which may not be less than the Market Value per Share on the Date of Grant;

(ii) Successive grants may be made to the same Participant regardless of whether any Free-Standing Appreciation Rights previously granted to the Participant remain unexercised; and

(iii) No Free-Standing Appreciation Right granted under this Plan may be exercised more than 10 years from the Date of Grant.

6. Restricted Stock. The Board may, from time to time and upon such terms and conditions as it may determine, also authorize the grant or sale of Restricted Stock to Participants. Each such grant or sale may utilize any or all of the authorizations contained in the following provisions:

(a) Each such grant or sale will constitute an immediate transfer of the ownership of Common Shares to the Participant in consideration of the performance of services, entitling such Participant to voting, dividend, and other ownership rights, but subject to the substantial risk of forfeiture and restrictions on transfer hereinafter referred to.

(b) Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is less than the Market Value per Share at the Date of Grant.

(c) Each such grant or sale will provide that the Restricted Stock covered by such grant or sale that vests upon the passage of time will be subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code for a period to be determined by the Board at the Date of Grant or upon achievement of Management Objectives referred to in subparagraph (e) below. If the elimination of restrictions is based only on the passage of time rather than the achievement of Management Objectives, the period of time will be no shorter than three years, except that the restrictions may be removed ratably during the three-year period, on at least an annual basis, as determined by the Board.

(d) Each such grant or sale will provide that during or after the period for which such substantial risk of forfeiture is to continue, the transferability of the Restricted Stock will be prohibited or restricted in the manner and to the extent prescribed by the Board at the Date of Grant (which restrictions may include, without limitation, rights of repurchase or first refusal in the Company or provisions subjecting the Restricted Stock to a continuing substantial risk of forfeiture in the hands of any transferee).

(e) Any grant of Restricted Stock may specify Management Objectives that, if achieved, will result in termination or early termination of the restrictions applicable to such Restricted Stock; provided, however, that notwithstanding subparagraph (c) above, restrictions relating to Restricted Stock that vests upon the achievement of Management Objectives may not terminate sooner than one year from the Date of Grant. Each grant may specify in respect of such Management Objectives a minimum acceptable level of achievement and may set forth a formula for determining the number of shares of Restricted Stock on which restrictions will terminate if performance is at or above the minimum or threshold level or levels, or is at or above the target level or levels, but falls short of maximum achievement of the specified Management Objectives. The grant of a Qualified Performance-Based Award of Restricted Stock will specify that, before the termination or early termination of restrictions applicable to such Restricted Stock, the Board must determine that the Management Objectives have been satisfied.

(f) Notwithstanding anything to the contrary contained in this Plan, any grant or sale of Restricted Stock may provide for the earlier termination of restrictions on such Restricted Stock in the event of the retirement, the attainment of reasonable age and service requirements approved by the Board, death or disability of a Participant, or a Change in Control.

(g) Any such grant or sale of Restricted Stock may require that any or all dividends or other distributions paid thereon during the period of such restrictions be automatically deferred and reinvested in additional shares of Restricted Stock, which may be subject to the same restrictions as the underlying award; provided, however, that dividends or other distributions on Restricted Stock with restrictions that lapse as a result of the achievement of Management Objectives will be deferred until and paid contingent upon the achievement of the applicable Management Objectives.

(h) Each grant or sale of Restricted Stock will be evidenced by an Evidence of Award and will contain such terms and provisions, consistent with this Plan, as the Board may approve. Unless otherwise directed by the Board, (i) all certificates representing shares of Restricted Stock will be held in custody by the Company until all restrictions thereon will have lapsed, together with a stock power or powers executed by the Participant in whose name such certificates are registered, endorsed in blank and covering such shares or (ii) all shares of Restricted Stock will be held at the Company’s transfer agent in book entry form with appropriate restrictions relating to the transfer of such shares of Restricted Stock.

7. Restricted Stock Units.     The Board may, from time to time and upon such terms and conditions as it may determine, also authorize the granting or sale of Restricted Stock Units (which may also be referred to as Deferred Stock Units) to Participants. Each such grant or sale may utilize any or all of the authorizations contained in the following provisions:

(a) Each such grant or sale will constitute the agreement by the Company to deliver Common Shares or cash to the Participant in the future in consideration of the performance of services, but subject to the fulfillment of such conditions (which may include the achievement of Management Objectives) during the Restriction Period as the Board may specify. If a grant of Restricted Stock Units specifies that the Restriction Period will terminate only upon the achievement of Management Objectives, then, notwithstanding anything to the contrary contained in subparagraph (c) below, such Restriction Period may not terminate sooner than one year from the Date of Grant. Each grant may specify in respect of such Management Objectives a minimum acceptable level of achievement and may set forth a formula for determining the number of Restricted Stock Units on which restrictions will terminate if performance is at or above the minimum or threshold level or levels, or is at or above the target level or levels, but falls short of maximum achievement of the specified Management Objectives. The grant of Qualified Performance-Based Awards of Restricted Stock Units will specify that, before the termination or early termination of restrictions applicable to such Restricted Stock Units, the Board must determine that the Management Objectives have been satisfied.

(b) Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is less than the Market Value per Share at the Date of Grant.

(c) If the Restriction Period lapses only by the passage of time rather than the achievement of Management Objectives as provided in subparagraph (a) above, each such grant or sale will be subject to a Restriction Period of not less than three years, except that a grant or sale may provide that the Restriction Period will expire ratably during the three-year period, on an annual basis, as determined by the Board.

(d) Notwithstanding anything to the contrary contained in this Plan, any grant or sale of Restricted Stock Units may provide for the earlier lapse or other modification of the Restriction Period in the event of the retirement, the attainment of reasonable age and service requirements approved by the Board, death or disability of a Participant, or a Change in Control.

(e) During the Restriction Period, the Participant will have no right to transfer any rights under his or her award and will have no rights of ownership in the Common Shares deliverable upon payment of the Restricted Stock Units and will have no right to vote them, but the Board may, at the Date of Grant, authorize the payment of dividend equivalents on such Restricted Stock Units on either a current or deferred or contingent basis, either in cash or in additional Common Shares; provided, however, that dividends or other distributions on Common Shares underlying Restricted Stock Units with restrictions that lapse as a result of the achievement of Management Objectives will be deferred until and paid contingent upon the achievement of the applicable Management Objectives.

(f) Each grant or sale will specify the time and manner of payment of the Restricted Stock Units that have been earned. Each grant or sale will specify that the amount payable with respect thereto will be paid by the Company in Common Shares or cash.

(g) Each grant or sale of Restricted Stock Units will be evidenced by an Evidence of Award and will contain such terms and provisions, consistent with this Plan, as the Board may approve.

8. Cash Incentive Awards, Performance Shares and Performance Units. The Board may, from time to time and upon such terms and conditions as it may determine, also authorize the granting of Cash Incentive Awards, Performance Shares and Performance Units. Each such grant may utilize any or all of the authorizations contained in the following provisions:

(a) Each grant will specify the number of Performance Shares or Performance Units, or amount payable with respect to Cash Incentive Awards, to which it pertains, which number or amount may be subject to adjustment to reflect changes in compensation or other factors; provided, however, that no such adjustment will be made in the case of a Qualified Performance-Based Award (other than in connection with the death or disability of the Participant or a Change in Control) where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code.

(b) The Performance Period with respect to each Cash Incentive Award, Performance Share, or Performance Unit will be such period of time (not less than one year) as will be determined by the Board at the time of grant, which may be subject to earlier lapse or other modification in the event of the retirement, death or disability of a Participant, or a Change in Control; provided, however, that no such adjustment will be made in the case of a Qualified Performance-Based Award (other than in connection with the death or disability of the Participant or a Change in Control) where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code.

(c) Any grant of Cash Incentive Awards, Performance Shares, or Performance Units may specify Management Objectives which, if achieved, will result in payment or early payment of the award, and each grant may specify in respect of such specified Management Objectives a minimum acceptable level or levels of achievement and will set forth a formula for determining the number of Performance Shares or Performance Units, or amount payable with respect to Cash Incentive Awards, that will be earned if performance is at or above the minimum or threshold level or levels, or is at or above the target level or levels, but falls short of maximum achievement of the specified Management Objectives. The grant of a Qualified Performance-Based Award of a Cash Incentive Award, Performance Shares, or Performance Units will specify that, before the Cash Incentive Award, Performance Shares, or Performance Units will be earned and paid, the Board must determine that the Management Objectives have been satisfied.

(d) Each grant will specify the time and manner of payment of Cash Incentive Awards, Performance Shares, or Performance Units that have been earned. Any grant may specify that the amount payable with respect thereto may be paid by the Company in cash, in Common Shares, in Restricted Stock or Restricted Stock Units or in any combination thereof.

(e) Any grant of Cash Incentive Awards, Performance Shares or Performance Units may specify that the amount payable or the number of Common Shares, shares of Restricted Stock or Restricted Stock Units with respect thereto may not exceed a maximum specified by the Board at the Date of Grant.

(f) The Board may, at the Date of Grant of Performance Shares, provide for the payment of dividend equivalents to the holder thereof either in cash or in additional Common Shares, subject in all cases to deferral and payment on a contingent basis based on the Participant’s earning of the Performance Shares with respect to which such dividend equivalents are paid.

(g) Each grant of Cash Incentive Awards, Performance Shares, or Performance Units will be evidenced by an Evidence of Award and will contain such other terms and provisions, consistent with this Plan, as the Board may approve.

9. Awards to Non-Employee Directors. Subject to the limit set forth in Section 3(b)(ii) of this Plan, the Board may, from time to time and upon such terms and conditions as it may determine, authorize the granting to non-employee Directors of Option Rights, Appreciation Rights, or other awards contemplated by Section 10 of this Plan and may also authorize the grant or sale of Common Shares, Restricted Stock, or Restricted Stock Units (which may also be referred to as Deferred Stock Units) to non-employee Directors. Each grant of an award to a non-employee Director will be upon such terms and conditions as approved by the Board and will be evidenced by an Evidence of Award in such form as will be approved by the Board. Each grant will specify in the case of an Option Right an Option Price per share, and in the case of a Free-Standing Appreciation Right, a Base Price per share, which will not be less than the Market Value per Share on the Date of Grant. Each Option Right and Free-Standing Appreciation Right granted under the Plan to a non-employee Director will expire not more than 10 years from the Date of Grant and will be subject to earlier termination as hereinafter provided. Non-employee Directors, pursuant to this Section 9, may be awarded, or may be permitted to elect to receive, pursuant to procedures established by the Board, all or any portion of their annual retainer, meeting fees or other fees in Common Shares, Restricted Stock, Restricted Stock Units, or other awards under the Plan in lieu of cash.

10. Other Awards.

(a) Subject to limitations under applicable law and to the limit set forth in Section 3(b)(ii) of this Plan, the Board may grant to any Participant such other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Common Shares or factors that may influence the value of such shares, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into Common Shares, purchase rights for Common Shares, awards with value and payment contingent upon performance of the Company or specified Subsidiaries, affiliates or other business units thereof or any other factors designated by the Board, and awards valued by reference to the book value of Common Shares or the value of securities of, or the performance of specified Subsidiaries or affiliates or other business units of the Company. The Board will determine the terms and conditions of such awards. Common Shares delivered pursuant to an award in the nature of a purchase right granted under this Section 10 will be purchased for such consideration, paid for at such time, by such methods, and in such forms, including, without limitation, Common Shares, other awards, notes or other property, as the Board determines.

(b) The Board may grant Common Shares as a bonus, or may grant other awards in lieu of obligations of the Company or a Subsidiary to pay cash or deliver other property under this Plan or under other plans or compensatory arrangements, subject to such terms as will be determined by the Board.

(c) Share-based awards pursuant to this Section 10 are not required to be subject to any minimum vesting period.

11. Administration of the Plan.

(a) This Plan will be administered by the Board, which may from time to time delegate all or any part of its authority under this Plan to the Executive Compensation Committee of the Board or any other committee of the Board (or a subcommittee thereof), as constituted from time to time. To the extent of any such delegation, references in this Plan to the Board will be deemed to be references to such committee or subcommittee.

(b) The interpretation and construction by the Board of any provision of this Plan or of any agreement, notification or document evidencing the grant of Option Rights, Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, or other awards pursuant to Section 10 of this Plan and any determination by the Board pursuant to any provision of this Plan or of any such agreement, notification, or document will be final and conclusive.

(c) The Board or, to the extent of any delegation as provided in Section 11(a), the committee, may delegate to one or more of its members or to one or more executive officers of the Company, or to one or more agents or advisors, such administrative duties or powers as it may deem advisable, and the Board, the committee, or any person to whom duties or powers have been delegated as aforesaid, may employ one or more persons to render advice with respect to any responsibility the Board, the committee, or such person may have under the Plan. The Board or the committee may, by resolution, authorize one or more executive officers of the Company to do one or both of the following on the same basis as the Board or the committee: (i) designate employees to be recipients of awards under this Plan; (ii) determine the size of any such awards; provided, however, that (A) the Board or the Committee will not delegate such responsibilities to any such executive officer for awards granted to an employee who is an executive officer, Director, or more than 10% beneficial owner of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, as determined by the Board in accordance with Section 16 of the Exchange Act, or any Covered Employee; (B) the resolution providing for such authorization sets forth the total number of Common Shares such executive officer(s) may grant; and (C) the executive officer(s) will report periodically to the Board or the committee, as the case may be, regarding the nature and scope of the awards granted pursuant to the authority delegated.

12. Adjustments. The Board will make or provide for such adjustments in the numbers of Common Shares covered by outstanding Option Rights, Appreciation Rights, Restricted Stock Units, Performance Shares, and Performance Units granted hereunder and, if applicable, in the number of Common Shares covered by other awards granted pursuant to Section 10 hereof, in the Option Price and Base Price provided in outstanding Option Rights and Appreciation Rights, and in the kind of shares covered thereby, as the Board, in its sole discretion, may determine is equitably required to prevent dilution or enlargement of the rights of Participants or Optionees that otherwise would result from (a) any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, (b) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing. Moreover, in the event of any such transaction or event or in the event of a Change in Control, the Board, in its discretion, may provide in substitution for any or all outstanding awards under this Plan such alternative consideration (including cash), if any, as it, in good faith, may determine to be equitable in the circumstances and may require in connection therewith the surrender of all awards so replaced in a manner that complies with Section 409A of the Code. In addition, for each Option Right or Appreciation Right with an Option Price or Base Price greater than the consideration offered in connection with any such transaction or event or Change in Control, the Board may in its sole discretion elect to cancel such Option Right or Appreciation Right without any payment to the person holding such Option Right or Appreciation Right. The Board will also make or provide for such adjustments in the numbers of shares specified in Section 3 of this Plan as the Board in its sole discretion, exercised in good faith, may determine is appropriate to reflect any transaction or event described in this Section 12; provided, however, that any such adjustment to the number specified in Section 3(b)(i) will be made only if and to the extent that such adjustment would not cause any option intended to qualify as an Incentive Stock Option to fail to so qualify.

13. Change in Control. For purposes of this Plan, except as may be otherwise prescribed by the Board in an Evidence of Award made under this Plan, a “Change in Control” will be deemed to have occurred upon the occurrence of any of the following events:

(a) The consummation of a merger, consolidation, combination (as defined in Section 1701.01(Q), Ohio Revised Code), or majority share acquisition (as defined in Section 1701.01(R), Ohio Revised Code) involving the Company and as a result of which the securities of the Company entitled to vote generally in the election of Directors that are outstanding immediately prior to the transaction do not continue to represent, directly or indirectly (either by remaining outstanding or by being converted into securities of the surviving entity or any parent thereof entitled to vote in the election of directors of such entity), one-third or more of the voting power of the surviving entity or any parent thereof;

(b) The consummation of the sale of all or substantially all of the assets of the Company;

(c) The adoption of any resolution of reorganization or dissolution of the Company by the shareholders;

(d) If during any period of two consecutive years, individuals who at the beginning of such period constitute the Directors of the Company cease for any reason to constitute a majority thereof; provided, however, that any individual who becomes a Director during such period whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least two-thirds of the Directors then still in office who were Directors of the Company at the beginning of such period (either by specific vote or by approval of the proxy statement of the Company in which such individual is named as a nominee for Director, without objection to such nomination) will be considered as though such individual were a Director of the Company at the beginning of such period, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of any individual, entity or group (within the meaning of Section 13(d)(3) or
14(d)(2) of the Exchange Act) other than the Board; or

(e) The acquisition by any person (including a group within the meaning of Sections 13(d)(3) or 14(d)(2) of the Exchange Act other than the Company (or any of its Subsidiaries) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% or more of the Company’s then outstanding securities, unless such acquisition is approved by the vote of at least two-thirds of the Directors of the Company then in office.

14. Detrimental Activity.     Any Evidence of Award may provide that if a Participant, either during employment by the Company or a Subsidiary or within a specified period after termination of such employment, will engage in any Detrimental Activity, and the Board will so find, forthwith upon notice of such finding, the Participant will:

(a) Forfeit any award granted under this Plan then held by the Participant;

(b) Return to the Company, in exchange for payment by the Company of any amount actually paid therefor by the Participant, all Common Shares that the Participant has not disposed of that were offered pursuant to this Plan within a specified period prior to the date of the commencement of such Detrimental Activity, and

(c) With respect to any Common Shares so acquired that the Participant has disposed of, pay to the Company in cash the difference between:

(i) Any amount actually paid therefor by the Participant pursuant to this Plan, and

(ii) The Market Value per Share of the Common Shares on the date of such disposition.

(d) To the extent that such amounts are not paid to the Company, the Company may set off the amounts so payable to it against any amounts that may be owing from time to time by the Company or a Subsidiary to the Participant, whether as wages, deferred compensation or vacation pay or in the form of any other benefit or for any other reason.

In addition, notwithstanding anything in the Plan to the contrary, any Evidence of Award may provide for the cancellation or forfeiture of an award or the forfeiture and repayment to the Company of any gain related to an award, or other provisions intended to have a similar effect, upon such terms and conditions as may be determined by the Board from time to time.

15. Non U.S. Participants.     In order to facilitate the making of any grant or combination of grants under this Plan, the Board may provide for such special terms for awards to Participants who are foreign nationals or who are employed by the Company or any Subsidiary outside of the United States of America or who provide services to the Company under an agreement with a foreign nation or agency, as the Board may consider necessary or appropriate to accommodate differences in local law, tax policy, or custom. Moreover, the Board may approve such supplements to or amendments, restatements, or alternative versions of this Plan (including, without limitation, sub-plans) as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of this Plan as in effect for any other purpose, and the Secretary or other appropriate officer of the Company may certify any such document as having been approved and adopted in the same manner as this Plan. No such special terms, supplements, amendments, or restatements, however, will include any provisions that are inconsistent with the terms of this Plan as then in effect unless this Plan could have been amended to eliminate such inconsistency without further approval by the shareholders of the Company.

16. Transferability.

(a) Except as otherwise determined by the Board, no Option Right, Appreciation Right, Restricted Stock, Restricted Stock Unit, Performance Share, Performance Unit, Cash Incentive Award, award contemplated by Section 9 or 10 of this Plan, or dividend equivalents paid with respect to awards made under the Plan will be transferable by the Participant except by will or the laws of descent and distribution, and in no event will any such award granted under the Plan be transferred for value. Except as otherwise determined by the Board, Option Rights and Appreciation Rights will be exercisable during the Participant’s lifetime only by him or her or, in the event of the Participant’s legal incapacity to do so, by his or her guardian or legal representative acting on behalf of the Participant in a fiduciary capacity under state law or court supervision.

(b) The Board may specify at the Date of Grant that part or all of the Common Shares that are (i) to be issued or transferred by the Company upon the exercise of Option Rights or Appreciation Rights, upon the termination of the Restriction Period applicable to Restricted Stock Units or upon payment under any grant of Performance Shares or Performance Units or (ii) no longer subject to the substantial risk of forfeiture and restrictions on transfer referred to in Section 6 of this Plan, will be subject to further restrictions on transfer.

17. Withholding Taxes.     To the extent that the Company is required to withhold federal, state, local, or foreign taxes in connection with any payment made or benefit realized by a Participant or other person under this Plan, and the amounts available to the Company for such withholding are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that the Participant or such other person make arrangements satisfactory to the Company for payment of the balance of such taxes required to be withheld, which arrangements (in the discretion of the Board) may include relinquishment of a portion of such benefit. If a Participant’s benefit is to be received in the form of Common Shares, and such Participant fails to make arrangements for the payment of tax, the Company will withhold such Common Shares having a value equal to the amount required to be withheld. Notwithstanding the foregoing, when a Participant is required to pay the Company an amount required to be withheld under applicable income and employment tax laws, the Participant may elect to satisfy the obligation, in whole or in part, by electing to have withheld, from the shares required to be delivered to the Participant, Common Shares having a value equal to the amount required to be withheld (except in the case of Restricted Stock where an election under Section 83(b) of the Code has been made), or by delivering to the Company other Common Shares held by such Participant. The shares used for tax withholding will be valued at an amount equal to the Market Value per Share of such Common Shares on the date the benefit is to be included in Participant’s income. In no event will the Market Value per Share of the Common Shares to be withheld and delivered pursuant to this Section to satisfy applicable withholding taxes in connection with the benefit exceed the minimum amount of taxes required to be withheld. Participants will also make such arrangements as the Company may require for the payment of any withholding tax obligation that may arise in connection with the disposition of Common Shares acquired upon the exercise of Option Rights.

18. Compliance with Section 409A of the Code.

(a) To the extent applicable, it is intended that this Plan and any grants made hereunder comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the Participants. This Plan and any grants made hereunder will be administered in a manner consistent with this intent. Any reference in this Plan to Section 409A of the Code will also include any regulations or any other formal guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

(b) Neither a Participant nor any of a Participant’s creditors or beneficiaries will have the right to subject any deferred compensation (within the meaning of Section 409A of the Code) payable under this Plan and grants hereunder to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment. Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to a Participant or for a Participant’s benefit under this Plan and grants hereunder may not be reduced by, or offset against, any amount owing by a Participant to the Company or any of its Subsidiaries.

(c) If, at the time of a Participant’s separation from service (within the meaning of Section 409A of the Code), (i) the Participant will be a specified employee (within the meaning of Section 409A of the Code and using the identification methodology selected by the Company from time to time) and (ii) the Company makes a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then the Company will not pay such amount on the otherwise scheduled payment date but will instead pay it, without interest, on the tenth business day of the seventh month after such separation from service.

(d) Notwithstanding any provision of this Plan and grants hereunder to the contrary, in light of the uncertainty with respect to the proper application of Section 409A of the Code, the Company reserves the right to make amendments to this Plan and grants hereunder as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A of the Code. In any case, a Participant will be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on a Participant or for a Participant’s account in connection with this Plan and grants hereunder (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its affiliates will have any obligation to indemnify or otherwise hold a Participant harmless from any or all of such taxes or penalties.

19. Amendments.

(a) The Board may at any time and from time to time amend this Plan in whole or in part; provided, however, that if an amendment to this Plan (i) would materially increase the benefits accruing to participants under this Plan, (ii) would materially increase the number of Common Shares which may be issued under this Plan, (iii) would materially modify the requirements for participation in this Plan, or (iv) must otherwise be approved by the shareholders of the Company in order to comply with applicable law or the rules of the New York Stock Exchange or, if the Common Shares are not traded on the New York Stock Exchange, the principal national securities exchange upon which the Common Shares are traded or quoted, then, such amendment will be subject to shareholder approval and will not be effective unless and until such approval has been obtained.

(b) Except in connection with a corporate transaction or event described in Section 12 of this Plan, the terms of outstanding awards may not be amended to reduce the Option Price of outstanding Option Rights or the Base Price of outstanding Appreciation Rights, or cancel outstanding Option Rights or Appreciation Rights in exchange for cash, other awards or Option Rights or Appreciation Rights with an Option Price or Base Price, as applicable, that is less than the Option Price of the original Option Rights or Base Price of the original Appreciation Rights, as applicable, without shareholder approval. This Section 19(b) is intended to prohibit the repricing of “underwater” Option Rights and Appreciation Rights and will not be construed to prohibit the adjustments provided for in Section 12 of this Plan.

(c) If permitted by Section 409A of the Code and Section 162(m) of the Code, but subject to the paragraph that follows, in the case of involuntary termination of employment or termination of employment by reason of death, disability, retirement, closing of business or operation units, or elimination of job position, or in the case of unforeseeable emergency or other special circumstances (including reaching reasonable age and service requirements approved by the Board from time to time), of or relating to a Participant who holds an Option Right or Appreciation Right not immediately exercisable in full, or any shares of Restricted Stock as to which the substantial risk of forfeiture or the prohibition or restriction on transfer has not lapsed, or any Restricted Stock Units as to which the Restriction Period has not been completed, or any Cash Incentive Awards, Performance Shares or Performance Units which have not been fully earned, or any other awards made pursuant to Section 10 subject to any vesting schedule or transfer restriction, or who holds Common Shares subject to any transfer restriction imposed pursuant to Section 16(b) of this Plan, the Board may, in its sole discretion, accelerate the time at which such Option Right, Appreciation Right or other award may be exercised or the time at which such substantial risk of forfeiture or prohibition or restriction on transfer will lapse or the time when such Restriction Period will end or the time at which such Cash Incentive Awards, Performance Shares, or Performance Units will be deemed to have been fully earned or the time when such transfer restriction will terminate or may waive any other limitation or requirement under any such award except in the case of a Qualified Performance-Based Award where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code.

Subject to Section 19(b) hereof, the Board may amend the terms of any award theretofore granted under this Plan prospectively or retroactively, except in the case of a Qualified Performance-Based Award (other than in connection with the Participant’s death or disability, or a Change of Control) where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code. In such case, the Board will not make any modification of the Management Objectives or the level or levels of achievement with respect to such Qualified Performance-Based Award. Subject to Section 12 above, no such amendment will impair the rights of any Participant without his or her consent. The Board may, in its discretion, terminate this Plan at any time. Termination of this Plan will not affect the rights of Participants or their successors under any awards outstanding hereunder and not exercised in full on the date of termination.

20. Governing Law.     This Plan and all grants and awards and actions taken hereunder will be governed by and construed in accordance with the internal substantive laws of the State of Ohio.

21. Effective Date/Termination.     This Plan will be effective as of the Effective Date. No grants will be made on or after November 7, 2010 (provided that this Plan is approved by the shareholders of the Company prior to or on such date) under the Existing Plan, except that outstanding awards granted under the Existing Plan will continue unaffected following such date. No grant will be made under this Plan more than 10 years after November 7, 2010, but all grants made on or prior to such date will continue in effect thereafter subject to the terms thereof and of this Plan.

22. Miscellaneous Provisions.

(a) The Company will not be required to issue any fractional Common Shares pursuant to this Plan. The Board may provide for the elimination of fractions or for the settlement of fractions in cash.

(b) This Plan will not confer upon any Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor will it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate such Participant’s employment or other service at any time.

(c) To the extent that any provision of this Plan would prevent any Option Right that was intended to qualify as an Incentive Stock Option from qualifying as such, that provision will be null and void with respect to such Option Right. Such provision, however, will remain in effect for other Option Rights and there will be no further effect on any provision of this Plan.

(d) No award under this Plan may be exercised by the holder thereof if such exercise, and the receipt of stock thereunder, would be, in the opinion of counsel selected by the Board, contrary to law or the regulations of any duly constituted authority having jurisdiction over this Plan.

(e) Absence on leave approved by a duly constituted officer of the Company or any of its Subsidiaries will not be considered interruption or termination of service of any employee for any purposes of this Plan or awards granted hereunder, except that no awards may be granted to an employee while he or she is absent on leave.

(f) No Participant will have any rights as a stockholder with respect to any shares subject to awards granted to him or her under this Plan prior to the date as of which he or she is actually recorded as the holder of such shares upon the stock records of the Company.

(g) The Board may condition the grant of any award or combination of awards authorized under this Plan on the surrender or deferral by the Participant of his or her right to receive a cash bonus or other compensation otherwise payable by the Company or a Subsidiary to the Participant.

(h) Except with respect to Option Rights and Appreciation Rights, the Board may permit Participants to elect to defer the issuance of Common Shares under the Plan pursuant to such rules, procedures, or programs as it may establish for purposes of this Plan and which are intended to comply with the requirements of Section 409A of the Code. The Board also may provide that deferred issuances and settlements include the payment or crediting of dividend equivalents or interest on the deferral amounts.

(i) If any provision of this Plan is or becomes invalid, illegal, or unenforceable in any jurisdiction, or would disqualify this Plan or any award under any law deemed applicable by the Board, such provision will be construed or deemed amended or limited in scope to conform to applicable laws or, in the discretion of the Board, it will be stricken and the remainder of this Plan will remain in full force and effect.

DIRECTIONS TO THE ANNUAL MEETING

**O.A.R.D.C.
FISHER AUDITORIUM
1680 MADISON AVENUE
WOOSTER, OH 44691**

FROM WEST CLEVELAND:

Route 71 South to Route 83 South to Route 30 West. Take the Route 302 (Madison Avenue) exit and turn left onto Madison Avenue to O.A.R.D.C. FISHER AUDITORIUM.

FROM EAST CLEVELAND & AKRON:

Route 77 South to Route 21 South to Route 585 West to Route 3 / 83 South to Route 30 West. Take the Route 302 (Madison Avenue) exit and turn left onto Madison Avenue to O.A.R.D.C. FISHER AUDITORIUM.

FROM CANTON:

Route 30 West, take the Route 302 (Madison Avenue) exit and turn left onto Madison Avenue to O.A.R.D.C. FISHER AUDITORIUM.

FROM COLUMBUS / MANSFIELD:

Route 71 North to Route 30 East. Take the Route 302 (Madison Avenue) exit and turn left onto Madison Avenue to O.A.R.D.C. FISHER AUDITORIUM.

FROM I-71
3
83
NORTH
FROM ROUTE 21
585
AKRON ROAD
BURBANK ROAD
CLEVELAND ROAD
WAYNE
COLLEGE OF WOOSTER
QUINBY
BEVER
BOWMAN
CITY OF WOOSTER
FROM CANTON
30
MARKET
LIBERTY
COURTHOUSE
302
FROM I-71
MADISON
SECREST
250
O.A.R.D.C. FISHER AUDITORIUM
FROM NEW PHILADELPHIA
FROM MILLERSBURG

PRINTED WITH SOY INK

THE J. M. SMUCKER COMPANY

ATTN: JEANNETTE KNUDSEN

ONE STRAWBERRY LANE

ORRVILLE, OH 44667-0280

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on August 11, 2015. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on August 11, 2015. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M94235-P67589-Z65858 KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE J. M. SMUCKER COMPANY

The Board of Directors recommends you vote “FOR” the following proposals:

1.	Election of Directors whose term of office will expire in 2016.

	Nominees:		For	Against	Abstain

	1a.	Vincent C. Byrd	☐	☐	☐

	1b.	Paul J. Dolan	☐	☐	☐

	1c.	Nancy Lopez Knight	☐	☐	☐

	1d.	Elizabeth Valk Long	☐	☐	☐

	1e.	Gary A. Oatey	☐	☐	☐

	1f.	Sandra Pianalto	☐	☐	☐

	1g.	Alex Shumate	☐	☐	☐

	1h.	Mark T. Smucker	☐	☐	☐

	1i.	Timothy P. Smucker	☐	☐	☐

			Yes	No

Please indicate if you plan to attend this meeting.			☐	☐

Please sign your name EXACTLY as it appears on this proxy. Joint owners should each sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.

		For	Against	Abstain

2.	Ratification of appointment of Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm for the 2016 fiscal year.	☐	☐	☐

3.	Advisory approval of the Company’s executive compensation.	☐	☐	☐

4.	Approval of The J. M. Smucker Company 2010 Equity and Incentive Compensation Plan.	☐	☐	☐

The Board of Directors recommends you vote “AGAINST” the following proposal:

5.	Shareholder proposal requesting the Company issue a report on renewable energy.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The J. M. Smucker Company Notice of 2015 Annual Meeting and Proxy Statement and 2015 Annual Report

are available at www.proxyvote.com.

M94236-P67589-Z65858

Proxy — THE J. M. SMUCKER COMPANY

THE J. M. SMUCKER COMPANY

One Strawberry Lane, Orrville, Ohio 44667-0280

Solicited by the Board of Directors for the Annual Meeting of Shareholders to be Held on August 12, 2015

The authorized party as herein noted (the “Authorized Party”) hereby appoints Timothy P. Smucker, Richard K. Smucker, and Jeannette L. Knudsen, or any of them, proxies with full power of substitution to vote, as designated on the reverse side, all common shares that the Authorized Party is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of The J. M. Smucker Company to be held on August 12, 2015 or at any adjournment or postponement thereof.

When properly executed, this proxy will be voted in the manner directed. If properly executed, but if no direction is given, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Please mark, date, sign, and return this proxy card promptly, using the enclosed envelope. No postage is required if mailed in the United States.

THE J. M. SMUCKER COMPANY

ATTN: JEANNETTE KNUDSEN

ONE STRAWBERRY LANE

ORRVILLE, OH 44667-0280

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on August 7, 2015. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on August 7, 2015. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M94762-P67589-Z65858 KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE J. M. SMUCKER COMPANY

The Board of Directors recommends you vote “FOR” the following proposals:

1. Election of Directors whose term of office will expire in 2016.

Nominees:	For	Against	Abstain

1a. Vincent C. Byrd	☐	☐	☐

1b. Paul J. Dolan	☐	☐	☐

1c. Nancy Lopez Knight	☐	☐	☐

1d. Elizabeth Valk Long	☐	☐	☐

1e. Gary A. Oatey	☐	☐	☐

1f. Sandra Pianalto	☐	☐	☐

1g. Alex Shumate	☐	☐	☐

1h. Mark T. Smucker	☐	☐	☐

1i. Timothy P. Smucker	☐	☐	☐

	Yes	No

Please indicate if you plan to attend this meeting.	☐	☐

Please sign your name EXACTLY as it appears on this proxy. Joint owners should each sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.

		For	Against	Abstain

2.	Ratification of appointment of Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm for the 2016 fiscal year.	☐	☐	☐

3.	Advisory approval of the Company’s executive compensation.	☐	☐	☐

4.	Approval of The J. M. Smucker Company 2010 Equity and Incentive Compensation Plan.	☐	☐	☐

The Board of Directors recommends you vote “AGAINST” the following proposal:

5.	Shareholder proposal requesting the Company issue a report on renewable energy.	☐	☐	☐

Instructions regarding Non-Directed Shares and/or Unallocated Shares		Yes	No

	I wish to direct the Trustee to vote the Non-Directed Shares and Unallocated Shares in the same way as my Allocated Shares.	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The J. M. Smucker Company Notice of 2015 Annual Meeting and Proxy Statement, 2015 Annual Report, and

Plan Letter are available at www.proxyvote.com.

M94763-P67589-Z65858

Proxy — THE J. M. SMUCKER COMPANY

THE J. M. SMUCKER COMPANY

One Strawberry Lane, Orrville, Ohio 44667-0280

Solicited by the Board of Directors for the Annual Meeting of Shareholders to be Held on August 12, 2015

VOTING INSTRUCTIONS

TO:

Fidelity Management Trust Company, Trustee (the “Trustee”) under

The J. M. Smucker Company Employee Stock Ownership Plan and

The J. M. Smucker Company Employee Savings Plan

(each referred to hereinafter as the “Plan”)

I, the authorized party as herein noted, as a participant in or a beneficiary of one or more of the above-referenced Plans, hereby instruct the Trustee to vote (in person or by proxy), in accordance with my confidential instructions on the reverse side of this card and the provisions of the Plan(s), all common shares of The J. M. Smucker Company (the “Company”) allocated to my account under the Plan(s) (“Allocated Shares”) as of the record date for the Annual Meeting of Shareholders of the Company to be held on August 12, 2015 (or at any adjournment or postponement thereof), and in the Trustee’s discretion to vote upon such other business as may properly come before the Annual Meeting of Shareholders.

In addition to voting the Allocated Shares, you may also use this card to vote unallocated shares held in the ESOP Suspense Account (“Unallocated Shares”), if applicable, and/or non-directed shares held in the Plan(s) (“Non-Directed Shares”), as determined in accordance with the terms of the Plan(s). For more information concerning voting Unallocated Shares and Non-Directed Shares, please refer to the reverse side of this card and the enclosed instructions.

The Trustee will vote any shares allocated to your account for which timely instructions are received from you by 11:59 p.m. Eastern Time on August 7, 2015, in accordance with the Plan(s).

When properly executed, this proxy will be voted in the manner directed. If properly executed, but if no direction is given, this proxy will be voted in accordance with the Board of Directors’ recommendations and for Allocated Shares only.

Please mark, date, sign, and return this proxy card promptly, using the enclosed envelope. No postage is required if mailed in the United States.

THE J. M. SMUCKER COMPANY

LETTER TO ALL PARTICIPANTS IN THE J. M. SMUCKER COMPANY EMPLOYEE STOCK OWNERSHIP PLAN AND THE J. M. SMUCKER COMPANY EMPLOYEE SAVINGS PLAN

Enclosed are materials relating to the Annual Meeting of Shareholders of The J. M. Smucker Company (the “Company”), which will be held on August 12, 2015. You are receiving these materials because you were a participant or beneficiary in one or both of the benefit plans listed above as of the June 15, 2015 record date. As a participant or beneficiary in one of the plans, you are also a beneficial owner of common shares of the Company that are held in the plans. As a beneficial owner, you are entitled to direct the trustee under each of the plans on how to vote those shares with respect to issues being submitted to the shareholders at the Company’s Annual Meeting. The trustee of both of the above referenced plans is Fidelity Management Trust Company.

The purpose of this letter is to give you information on how to provide voting direction to the trustee on shares allocated to your account under one or both of the plans. This letter also discusses a right that you have under the plans to provide direction to the trustee on how to vote certain other shares that are allocated to other participants and beneficiaries, but are not voted, or that are not yet allocated to anyone. This letter also outlines what it means if you exercise your right with respect to those other shares. Before making a decision on how to instruct the trustee, you should carefully read this letter and the enclosed materials.

HOW DO I PROVIDE DIRECTION TO THE TRUSTEE?

As a participant or beneficiary in one or both of the above referenced plans, you may direct the trustee how to vote all shares allocated to your account. You may also direct the trustee how to vote the following other plan shares:

•	Shares allocated to the accounts of other participants and beneficiaries who do not themselves provide direction to the trustee on how to vote those shares (these are “Non-Directed Shares”); and

•

If you are a participant or beneficiary in the Employee Stock Ownership Plan (“ESOP”), shares in that plan that have not been allocated to participants or beneficiaries (these are “Unallocated Shares”).

If you do not direct the trustee how to vote the shares which are allocated to your account, those shares will be voted by the trustee in accordance with the direction of other participants and beneficiaries.

The trustee will vote shares under a particular plan based upon the direction of participants and beneficiaries in the plan who timely return voting instruction cards like the one that is enclosed. If you are a participant or beneficiary in both plans, you will receive one voting instruction card listing the shares for all plans in which you participate.

To direct the trustee how to vote shares allocated to your account under the plans in which you participate, simply mark your choices on the enclosed voting instruction card. In addition, you may, by marking the appropriate square on the voting instruction card, direct the trustee to vote the Non-Directed Shares and/or Unallocated Shares in the same way as you direct the trustee to vote your allocated shares.

If you elect to direct the trustee how to vote your allocated shares and/or the Non-Directed Shares and the Unallocated Shares, you must follow the voting instructions summarized on the voting instruction card. In order for the trustee to be able to vote the shares at the Company’s Annual Meeting, the trustee must receive your voting instructions by the deadline indicated on the voting instruction card.

Your decision whether or not to direct the trustee to vote shares in the plans will be treated confidentially by the trustee and will not be disclosed to the Company or any of its employees, officers, or directors.

VOTING RIGHTS OF SHARES

The Company’s Amended Articles of Incorporation provide generally that each common share will entitle the holder to one vote on each matter properly submitted to shareholders, except for certain matters listed in the Amended Articles of Incorporation. On those listed matters, shareholders are entitled to exercise ten votes per share unless there has been a change in beneficial ownership of the common share in the past four years. In the event of a change in beneficial ownership, the new owner of that common share will be entitled to only one vote with respect to that common share on all matters until four years pass without a further change in beneficial ownership of the share. The ten-votes-per-share provisions apply to Proposal 4 (approval of The J. M. Smucker Company 2010 Equity and Incentive Compensation Plan).

FIDUCIARY STATUS

Each plan participant or beneficiary is a “named fiduciary” (as defined in Section 402(a)(2) of the Employee Retirement Income Security Act of 1974, as amended) with respect to a decision to direct the trustee how to vote the shares allocated to his or her account. Individuals considered to be named fiduciaries are required to act prudently, solely in the interest of the participants and beneficiaries of the plans, and for the exclusive purpose of providing benefits to participants and beneficiaries of the plans. A named fiduciary may be subject to liability for his or her actions as a fiduciary. By marking, signing, dating, and returning the enclosed voting instruction card, or by submitting your vote online or by phone, you are accepting your designation under the plans as a named fiduciary. You should, therefore, exercise your voting rights prudently. You should mark, sign, date, and return the voting instruction card, or submit your vote online or by phone, only if you are willing to act as a named fiduciary.

If you direct the trustee how to vote the Non-Directed Shares and/or Unallocated Shares, you will be a named fiduciary with respect to that decision also. You are similarly required to act prudently, solely in the interest of the participants and beneficiaries of the plans, and for the exclusive purpose of providing benefits to participants and beneficiaries of the plans in giving direction on the Non-Directed Shares and/or Unallocated Shares, if you choose to do so.

All questions and requests for assistance should be directed to the Company’s Shareholder Services department at (330) 684-3838.